Exhibit 10.1

Execution Version

CREDIT AGREEMENT

among

GREC ENTITY HOLDCO LLC,
as Borrower,

GREENBACKER RENEWABLE ENERGY CORPORATION,

as Intermediate Holdco,

GREENBACKER RENEWABLE ENERGY COMPANY LLC,
as Parent,

THE LENDERS NAMED HEREIN,

and

fifth third bank,

as Administrative Agent

Up to $37,550,000 Senior Secured Credit Facilities

FIFTH THIRD BANK

Sole Lead Arranger and Sole Lead Bookrunner

Dated as of July 11, 2016

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(continued)

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(continued)

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(continued)

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(continued)

Page

Exhibit A-1	Form of Facility 1 Note
Exhibit A-2	Form of Facility 2 Note
Exhibit A-3	Form of Swingline Note
Exhibit B-1	Form of Notice of Borrowing
Exhibit B-2	Form of Notice of Swingline Borrowing
Exhibit C	Form of Compliance Certificate
Exhibit D	Form of Assignment and Assumption
Exhibit E-1	Form of Security Agreement
Exhibit E-2	Form of Pledge Agreement
Exhibit F	Form of Guaranty
Exhibit G	Form of Financial Condition Certificate
Exhibit H	Forms of U.S. Tax Compliance Certificate

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SCHEDULES

Schedule 1.1(a)	Commitments and Notice Addresses
Schedule 1.1(b)	Closing Date Projects
Schedule 2.19	Project Documents
Schedule 3.1(h)	Certain Continuing Indebtedness
Schedule 4.1	Jurisdictions of Organization
Schedule 4.7	Subsidiaries
Schedule 4.12	Real Property Interests
Schedule 4.14	Environmental Matters
Schedule 4.16	Intellectual Property
Schedule 4.18	Insurance Coverage
Schedule 4.19	Material Contracts
Schedule 7.5	Investments
Schedule 7.7	Transactions with Affiliates

CREDIT AGREEMENT

THIS CREDIT AGREEMENT, dated as of the 11th day of July, 2016, is made between GREC ENTITY HOLDCO LLC, a Delaware limited liability company (the “Borrower”), GREENBACKER RENEWABLE ENERGY CORPORATION, a Maryland corporation (“Intermediate Holdco”), GREENBACKER RENEWABLE ENERGY COMPANY LLC, a Delaware limited liability company (the “Parent”), the Lenders (as hereinafter defined), and FIFTH THIRD BANK, an Ohio banking corporation, as Administrative Agent for the Lenders.

BACKGROUND STATEMENT

The Borrower has requested that the Lenders make available to the Borrower a term loan facility in the aggregate principal amount of $4,300,000 and a revolving credit facility that will convert into a term loan facility in the aggregate principal amount of up to $33,250,000. The Borrower will use the proceeds of these facilities as provided in Section 2.12. The Lenders are willing to make available to the Borrower the credit facilities described herein subject to and on the terms and conditions set forth in this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual provisions, covenants and agreements herein contained, the parties hereto hereby agree as follows:

ARTICLE I

DEFINITIONS

1.1          Defined Terms. For purposes of this Agreement, in addition to the terms defined elsewhere herein, the following terms have the meanings set forth below (such meanings to be equally applicable to the singular and plural forms thereof):

“Account Designation Letter” means a letter from the Borrower to the Administrative Agent, duly completed and signed by an Authorized Officer of the Borrower and in form and substance reasonably satisfactory to the Administrative Agent, listing any one or more accounts to which the Borrower may from time to time request the Administrative Agent to forward the proceeds of any Loans made hereunder.

“Acquisition” means any transaction or series of related transactions, consummated on or after the date hereof, by which any Restricted Party, (i) acquires all or substantially all of the assets of any Person or any going business, division thereof or line of business, whether through purchase of assets, merger or otherwise, or (ii) acquires Capital Stock of any Person having at least a majority of combined voting power of the then outstanding Capital Stock of such Person.

“Adjusted Base Rate” means, at any time with respect to any Base Rate Loan of any Class, a rate per annum equal to the Base Rate as in effect at such time plus 2.50%.

“Adjusted LIBOR Rate” means, at any time with respect to any LIBOR Loan of any Class, a rate per annum equal to the LIBOR Rate as in effect at such time plus 3.50%.

“Administrative Agent” means Fifth Third, in its capacity as Administrative Agent appointed under Section 9.1.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Advisor” means Greenbacker Capital Management LLC, a Delaware limited liability company.

“Affected Class” has the meaning given to such term in Section 10.5.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, (i) Controls or is Controlled by or is under common Control with the Person specified or (ii) beneficially owns, is owned by or is under common ownership with respect to securities or other ownership interests of such Person having 10% or more of the combined voting power of the then outstanding securities or other ownership interests of such Person ordinarily (and apart from rights accruing under special circumstances) having the right to vote in the election of directors or other governing body of such Person.

“Agent Parties” has the meaning given to such term in Section 10.4(c).

“Aggregate Revolving Credit Exposure” means, at any time, the sum of (i) the aggregate principal amount of Revolving Loans outstanding at such time and (ii) the aggregate principal amount of Swingline Loans outstanding at such time (or, in the event the Swingline Loans are administered in accordance with a cash management product offered by Fifth Third, the entire Swingline Commitment at such time).

“Agreement” means this Credit Agreement.

“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to the Parent, the Borrower or any of their Subsidiaries from time to time concerning or relating to bribery or corruption, including the United States Foreign Corrupt Practices Act of 1977.

“Applicable Percentage” means, with respect to any Revolving Lender, the percentage of the total Revolving Commitments represented by such Revolving Lender’s Revolving Commitment. If the Revolving Commitments have terminated or expired, the Applicable Percentages shall be determined based upon the Revolving Commitments most recently in effect, giving effect to any assignments.

“Approval Request” means a written request from the Borrower to the Administrative Agent seeking to designate a Project as a Borrowing Base Project having a proposed Project Value, as set forth in Section 2.19.

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“Approved Fund” means any Fund that is administered or managed by (i) a Lender, (ii) an Affiliate of a Lender, or (iii) a Person (or an Affiliate of a Person) that administers or manages a Lender.

“Arranger” means Fifth Third.

“Asset Disposition” means any sale, assignment, lease, conveyance, transfer or other disposition by any Restricted Party (whether in one or a series of transactions) of all or any of its assets, business or other properties (including Capital Stock of Subsidiaries), other than pursuant to a Casualty Event.

“Assignment and Assumption” means an Assignment and Assumption entered into by a Lender and an Eligible Assignee (with the consent of each Person whose consent is required by Section 10.6(b)), and accepted by the Administrative Agent, in substantially the form of Exhibit D or any other form approved by the Administrative Agent.

“Authorized Officer” means, with respect to any action specified herein to be taken by or on behalf of a Credit Party, any officer of such Credit Party duly authorized by resolution of its board of directors or other governing body to take such action on its behalf, and whose signature and incumbency shall have been certified to the Administrative Agent by the secretary or an assistant secretary of such Credit Party.

“Average Net Asset Value” means, for any fiscal quarter for any Person, the average of the Net Asset Value of such Person as of the end of each of the three months during such fiscal quarter.

“Bankruptcy Code” means 11 U.S.C. §§ 101 et seq., as amended from time to time, and any successor statute, and all regulations from time to time promulgated thereunder.

“Bankruptcy Event” means the occurrence of an Event of Default pursuant to Section 8.1(f) or 8.1(g).

“Base Rate” means the highest of (i) the per annum interest rate publicly announced from time to time by the Administrative Agent to be its prime rate (which may not necessarily be its lowest or best lending rate), as adjusted to conform to changes as of the opening of business on the date of any such change in such prime rate, (ii) the Federal Funds Rate plus 0.5% per annum, as adjusted to conform to changes as of the opening of business on the date of any such change in the Federal Funds Rate, and (iii) the LIBOR Rate plus 1.0% per annum, as adjusted to conform to changes as of the opening of business on the date of any such change of such LIBOR Rate. Notwithstanding the foregoing, at no time shall the Base Rate be less than 0%.

“Base Rate Loan” means, at any time, any Loan that bears interest at such time at the Adjusted Base Rate.

“Beneficial Owner” means, with respect to any U.S. Federal Income Tax, the Person who is treated as the taxpayer under Section 871(a) or 881(a) of the Code, as applicable, or any successor provision, if such Person is not the Recipient.

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“Borrower” has the meaning given to such term in the introductory paragraph hereof.

“Borrowing” means the incurrence by the Borrower on a single date of a group of Loans of a single Class and Type (or a Swingline Loan made by the Swingline Lender).

“Borrowing Base” means, at any time, an amount equal to the aggregate amount of the Project Values for all Borrowing Base Projects at such time.

“Borrowing Base Project” means each Project that (i) is identified as a Borrowing Base Project on Schedule 1.1(b) as of the Closing Date or (ii) has been approved as a Borrowing Base Project and assigned a Project Value in accordance with Section 2.19.

“Borrowing Date” means, with respect to any Borrowing, the date upon which such Borrowing is made.

“Business Day” means (i) any day other than a Saturday or Sunday, a legal holiday or a day on which commercial banks in Cincinnati, Ohio, or New York, New York are authorized or required by law to be closed and (ii) in respect of any determination relevant to a LIBOR Loan, any such day that is also a day on which trading in Dollar deposits is conducted by banks in London, England in the London interbank Eurodollar market.

“Capital Contribution” means, with respect to any Person, the receipt by such Person after the Closing Date of any capital contribution (whether or not evidenced by any Capital Stock issued by the recipient of such contribution).

“Capital Expenditures” means, for any period, the aggregate amount (whether paid in cash or accrued as a liability) that would, in accordance with GAAP, be included on the consolidated statement of cash flows of the Restricted Parties for such period as additions to equipment, fixed assets, real property or improvements or other capital assets (including Capital Lease Obligations); provided, however, that Capital Expenditures shall not include any such expenditures for replacements, repairs or acquisitions of capital assets, to the extent made with the proceeds of insurance or Asset Dispositions in accordance with Section 2.6(f) or 2.6(g).

“Capital Lease” means, with respect to any Person, any lease of property (whether real, personal or mixed) by such Person as lessee that is or is required to be, in accordance with GAAP, recorded as a capital lease on such Person’s balance sheet.

“Capital Lease Obligations” means, with respect to any Person, the obligations of such Person to pay rent or other amounts under any Capital Leases, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

“Capital Stock” means (i) with respect to any Person that is a corporation, any and all shares, interests or equivalents in capital stock (whether voting or nonvoting, and whether common or preferred) of such corporation, and (ii) with respect to any Person that is not a corporation, any and all partnership, membership, limited liability company or other equity interests of such Person; and in each case, any and all warrants, rights or options to purchase any of the foregoing.

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“Cash Equivalents” means (i) securities issued or unconditionally guaranteed or insured by the United States of America or any agency or instrumentality thereof, backed by the full faith and credit of the United States of America and maturing within one year from the date of acquisition, (ii) commercial paper issued by any Person organized under the laws of the United States of America, maturing within 180 days from the date of acquisition and, at the time of acquisition, having a rating of at least A-1 or the equivalent thereof by Standard & Poor’s Ratings Services or at least P-1 or the equivalent thereof by Moody’s Investors Service, Inc., (iii) time deposits and certificates of deposit maturing within 180 days from the date of issuance and issued by a bank or trust company organized under the laws of the United States of America or any state thereof (y) that has combined capital and surplus of at least $500,000,000 or (z) that has (or is a subsidiary of a bank holding company that has) a long-term unsecured debt rating of at least A or the equivalent thereof by Standard & Poor’s Ratings Services or at least A2 or the equivalent thereof by Moody’s Investors Service, Inc., (iv) repurchase obligations with a term not exceeding 30 days with respect to underlying securities of the types described in clause (i) above entered into with any bank or trust company meeting the qualifications specified in clause (iii) above, and (v) money market funds at least 95% of the assets of which are continuously invested in securities of the foregoing types.

“Cash Management Agreement” means any agreement to provide cash management services, including treasury, depository, overdraft, credit, debit or procurement card, electronic funds transfer and other cash management arrangements.

“Cash Management Bank” means any Person that (i) at the time it enters into a Cash Management Agreement, is a Lender, an Affiliate of a Lender, the Administrative Agent or an Affiliate of the Administrative Agent, in its capacity as a party to such Cash Management Agreement with any Credit Party, and (ii) as of the Closing Date, is a Lender or an Affiliate of an a Lender and is party to a Cash Management Agreement, in its capacity as party to such Cash Management Agreement with any Credit Party.

“Casualty Event” means, with respect to any property (including any interest in property) of any Restricted Party, any loss of, damage to, or condemnation or other taking of, such property for which such Restricted Party receives insurance proceeds, proceeds of a condemnation award or other compensation.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (i) the adoption or taking effect of any law, rule, regulation or treaty, (ii) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (iii) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that, notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a Change in Law, regardless of the date enacted, adopted or issued.

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“Change of Control” means the occurrence of any of the following: (A) (w) prior to the consummation of the Parent Roll Up, the Parent shall cease to own directly 100% of the issued and outstanding Capital Stock of Intermediate Holdco or Intermediate Holdco shall cease to own directly 100% of the issued and outstanding Capital Stock of the Borrower, (x) after the consummation of the Parent Roll Up, the Surviving Parent shall cease to own directly 100% of the issued and outstanding Capital Stock of the Borrower, (y) the Borrower shall cease to own directly 100% of the issued and outstanding Capital of each Project Holding Company or (z) the Project Holding Companies shall cease to Control the Project Subsidiaries, (B) (x) the Advisor (or any successor thereto (I) engaged by Intermediate Holdco and the Borrower within 30 days after the cessation of services from the Advisor and (II) reasonably acceptable to the Administrative Agent) shall cease to provide substantially the same services (in size and scope) to Intermediate Holdco and the Borrower as are provided by the Advisor on the Closing Date or (y) any of Richard Butt, Charles Wheeler or David Sher (or any successor thereto (I) retained by the Advisor within 30 days after such individual’s resignation or other departure from the management of the Advisor and (II) reasonably acceptable to the Administrative Agent) shall cease to be involved in the day-to-day operations of the Advisor in substantially the same capacity as on the Closing Date, (C) the Advisor (or any successor thereto (I) engaged by Intermediate Holdco and the Borrower within 30 days after the cessation of services from the Advisor and (II) reasonably acceptable to the Administrative Agent) shall cease to Control the Parent, Intermediate Holdco or the Borrower, (D) any Person or group of Persons acting in concert as a partnership or other group shall have become, as a result of a tender or exchange offer, open market purchases, privately negotiated purchases or otherwise, the beneficial owner of outstanding Capital Stock of the Parent having 35% or more of the Total Voting Power of the Parent, or (E) during any period of up to twelve consecutive months, individuals on the board of directors of the Parent (together with any new managers whose election by such board of directors or whose nomination for election was approved by either (1) a vote of a majority of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved or (2) the Advisor) shall cease to consist of a majority of the individuals who constituted the board of directors at the beginning of such period.

“Class” has the meaning given to such term in Section 2.2(a).

“Closing Date” means the date upon which the initial extensions of credit are made pursuant to this Agreement, which shall be the date upon which each of the conditions set forth in Sections 3.1 and 3.2 shall have been satisfied or waived in accordance with the terms of this Agreement.

“Code” means the Internal Revenue Code of 1986.

“Collateral” means all the assets, property and interests in property that shall from time to time be pledged or be purported to be pledged as direct or indirect security for the Obligations pursuant to any one or more of the Security Documents.

“Commercial Operation” means that point achieved when a Project begins generating electricity pursuant to the applicable Power Purchase Agreement.

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“Commitment” means, with respect to any Lender, such Lender’s Facility 1 Term Loan Commitment and/or Revolving Commitment, as applicable.

“Company Parties” means, subject to Section 10.15, the Parent, Intermediate Holdco and the Subsidiaries of Intermediate Holdco.

“Compliance Certificate” means a fully completed and duly executed certificate in the form of Exhibit C, together with a Covenant Compliance Worksheet.

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consolidated EBITDA” means, for any Reference Period for any Person or Persons (such Person or Persons, the “subject Person”), the aggregate of (i) Consolidated Net Income for such period for the subject Person, plus (ii) the sum of (A) interest expense, (B) foreign, federal, state, local and other income taxes, (C) depreciation and amortization, (D) extraordinary losses, (E) nonrecurring cash fees, costs and expenses incurred in connection with the Transactions (including fees and expenses paid pursuant to this Agreement) not to exceed $1,000,000 and (F) non-cash expenses relating to equity-based compensation, all to the extent taken into account in the calculation of Consolidated Net Income for such Reference Period for the subject Person and all calculated in accordance with GAAP, minus (iii) the sum of (A) extraordinary gains or income and (B) non-cash credits increasing income for such period, all to the extent taken into account in the calculation of Consolidated Net Income for such period for the subject Person, minus (iv) cash payments during such period on account of noncash expenses or charges expensed in any prior period and added back under clause (ii) above for purposes of determining Consolidated EBITDA for such prior period for the subject Person (or that would have been added back for such purposes if this Agreement had been in effect for such prior period).

“Consolidated Fixed Charges” means, for any Reference Period for any Person or Persons (such Person or Persons, the “subject Person”), the aggregate (without duplication) of the following, all determined on a consolidated basis for such Person or Persons in accordance with GAAP: (i) Consolidated Interest Expense for the subject Person and its Subsidiaries to the extent paid (or required to be paid) in cash during such Reference Period and (ii) the aggregate (without duplication) of all scheduled payments of principal on Funded Debt (with respect to the Term Loans, as set forth in Sections 2.6(a)) required to have been made by the subject Person and its Subsidiaries during such Reference Period (whether or not such payments are actually made), including scheduled principal payments with respect to any Subordinated Indebtedness.

“Consolidated Interest Expense” means, for any Reference Period for any Person or Persons (such Person or Persons, the “subject Person”), the sum (without duplication) of (i) total interest expense of the subject Person and its Subsidiaries for such Reference Period (including all such interest expense accrued or capitalized during such Reference Period, whether or not actually paid during such Reference Period), determined on a consolidated basis in accordance with GAAP, (ii) all net amounts payable under or in respect of interest rate Rate Management Agreements, to the extent paid or accrued by the subject Person and its Subsidiaries during such Reference Period, and (iii) all recurring unused commitment fees and other ongoing fees in respect of Funded Debt (including the unused fees and letter of credit fees provided for under Section 2.9) paid, accrued or capitalized by the subject Person and its Subsidiaries during such Reference Period.

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“Consolidated Net Income” means, for any Reference Period for any Person or Persons (such Person or Persons, the “subject Person”), net income (or loss) for the subject Person and its Subsidiaries for such Reference Period, determined on a consolidated basis in accordance with GAAP (after deduction for minority interests); provided that, in making such determination, there shall be excluded (i) the net income of any other Person that is not a Subsidiary of the subject Person (or is accounted for by the subject Person by the equity method of accounting) except to the extent of actual payment of cash dividends or distributions by such Person to the subject Person or any Subsidiary of the subject Person during such Reference Period, (ii) the net income (or loss) of any other Person acquired by, or merged with, the subject Person or any of its Subsidiaries for any period prior to the date of such acquisition or merger, and (iii) the net income of any Subsidiary of the subject Person to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary of such net income is not at the time permitted by operation of the terms of its charter, certificate of incorporation or formation or other constituent document or any agreement or instrument (other than a Credit Document) or Requirement of Law applicable to such Subsidiary.

“Consolidated Net Worth” means, as of any date of determination, stockholders’ equity of the Borrower and its Subsidiaries as of such date, determined on a consolidated basis in accordance with GAAP.

“Consolidated Total Funded Debt” means, as of any date of determination, the aggregate (without duplication) of all Funded Debt of the Borrower and its Subsidiaries as of such date, determined on a consolidated basis in accordance with GAAP.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Controlled Investment Affiliate” means, with respect to any Person, any other Person (including any fund or investment vehicle) that (i) directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with such Person and (ii) is organized primarily for the purpose of making equity or debt investments in one or more companies.

“Covenant Compliance Worksheet” means a fully completed worksheet in the form of Attachment A to Exhibit C.

“Credit Documents” means this Agreement, the Notes, the Fee Letter, the Security Agreement, the Pledge Agreement, the Guaranty, any other Security Documents and all other agreements, instruments, documents and certificates now or hereafter executed and delivered to the Administrative Agent or any Lender by or on behalf of any Credit Party with respect to this Agreement, but specifically excluding any Rate Management Agreement to which any Credit Party and any Rate Management Party are parties and any Cash Management Agreement to which any Credit Party and any Cash Management Bank are parties.

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“Credit Exposure” means, with respect to any Lender at any time, the sum of (i) the aggregate principal amount of all Term Loans made by such Lender that are outstanding at such time and (ii) such Lender’s Revolving Credit Exposure at such time.

“Credit Parties” means the Borrower and the Guarantors.

“Debt Issuance” means the issuance, sale or incurrence by any Restricted Party of any debt securities or other Indebtedness, whether in a public offering or otherwise, except for any Indebtedness permitted under Section 7.2.

“Debt to Capitalization Ratio” means, as of any date, the ratio of (i) Consolidated Total Funded Debt as of such date to (ii) Total Capitalization as of such date.

“Debtor Relief Laws” means the Bankruptcy Code, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect.

“Default” means any Event of Default or any event or condition that, with the passage of time or giving of notice, or both, would constitute an Event of Default.

“Defaulting Lender” means, subject to Section 2.18(b), any Lender that (i) has failed to (x) fund all or any portion of its Loans within two Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (y) pay to the Administrative Agent, the Swingline Lender or any other Lender any other amount required to be paid by it hereunder (including in respect of its participation in Swingline Loans) within two Business Days of the date when due, (ii) has notified the Borrower, the Administrative Agent or the Swingline Lender in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (iii) has failed, within three Business Days after written request by the Administrative Agent or the Borrower, to confirm in writing to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (iii) upon receipt of such written confirmation by the Administrative Agent and the Borrower), or (iv) has, or has a direct or indirect parent company that has, (x) become the subject of a proceeding under any Debtor Relief Law, or (y) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (i) through (iv) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.18(b)) upon delivery of written notice of such determination to the Borrower, the Swingline Lender and each Lender.

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“Disqualified Capital Stock” means, with respect to any Person, any Capital Stock of such Person that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event or otherwise, (i) matures or is mandatorily redeemable or subject to any mandatory repurchase requirement, pursuant to a sinking fund obligation or otherwise, (ii) is redeemable or subject to any mandatory repurchase requirement at the sole option of the holder thereof, or (iii) is convertible into or exchangeable for (whether at the option of the issuer or the holder thereof) (y) debt securities or (z) any Capital Stock referred to in clause (i) or (ii) above, in each case under clause (i), (ii) or (iii) above at any time on or prior to the first anniversary of the Term Loan Maturity Date; provided, however, that only the portion of Capital Stock that so matures or is mandatorily redeemable, is so redeemable at the option of the holder thereof, or is so convertible or exchangeable on or prior to such date shall be deemed to be Disqualified Capital Stock.

“Dividend Amount” means, for any fiscal quarter, (i)(A) the dividends and distributions paid by the Parent during such fiscal quarter to its equity holders multiplied by (B) the Dividend Percentage for such fiscal quarter, plus (ii) the Dividend Carryforward Amount for the immediately preceding fiscal quarter.

“Dividend Carryforward Amount” means, for each fiscal quarter ending after the Closing Date, the excess (if any) of (i) the Dividend Amount for such fiscal quarter over (ii) the sum of (A) the actual aggregate amount of dividends and distributions paid by the Borrower during such fiscal quarter, and (B) the amount of any Dividend Overage for the immediately preceding fiscal quarter that is “cured” through clause (y) of the proviso in Section 7.6(a)(iii). For clarity, the Dividend Carryforward Amount shall not be less than $0.

“Dividend Overage” means, for any fiscal quarter ending after the Closing Date, the excess (if any) of (i) the actual aggregate amount of dividends and distributions paid by the Borrower during such fiscal quarter over (ii) the Dividend Amount for such fiscal quarter. For clarity, the Dividend Overage Amount shall not be less than $0.

“Dividend Percentage” means, for any fiscal quarter, (i) the Average Net Asset Value for the Borrower for such fiscal quarter, divided by (ii) the Average Net Asset Value of the Parent for such fiscal quarter.

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“Dollars” or “$” means dollars of the United States of America.

“Domestic Subsidiary” means any Subsidiary that is not a Foreign Subsidiary.

“Eligible Assignee” means any Person that meets the requirements to be an assignee under Sections 10.6(b)(iii), 10.6(b)(v) and 10.6(b)(vi) (subject to such consents, if any, as may be required under Section 10.6(b)(iii)).

“Environmental Claims” means any and all administrative, regulatory or judicial actions, suits, demands, demand letters, claims, liens, allegations, notices of noncompliance or violation, investigations by a Governmental Authority, or proceedings (including administrative, regulatory and judicial proceedings) relating in any way to any Hazardous Substance, any actual or alleged violation of or liability under any Environmental Law or any permit issued, or any approval given, under any Environmental Law (collectively, “Claims”), including (i) any and all Claims by Governmental Authorities for enforcement, cleanup, removal, response, remedial or other actions or damages pursuant to any applicable Environmental Law and (ii) any and all Claims by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from any Hazardous Substance or arising from alleged injury or threat of injury to human health or the environment.

“Environmental Laws” means any and all federal, state and local laws, statutes, ordinances, rules, regulations, permits, licenses, approvals, rules of common law and orders of courts or Governmental Authorities, relating to the protection of human health, occupational safety with respect to exposure to Hazardous Substances, or the environment, now or hereafter in effect, and in each case as amended from time to time, including requirements pertaining to the manufacture, processing, distribution, use, treatment, storage, disposal, transportation, handling, reporting, licensing, permitting, investigation, response or remediation of Hazardous Substances.

“ERISA” means the Employee Retirement Income Security Act of 1974, and all rules and regulations from time to time promulgated thereunder.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with any Restricted Party, is treated as (i) a single employer under Section 414(b), (c), (m) or (o) of the Code or (ii) a member of the same controlled group under Section 4001(a)(14) of ERISA.

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“ERISA Event” means any of the following: (i) a “reportable event” as defined in Section 4043(c) of ERISA with respect to a Plan or, if any Restricted Party or any ERISA Affiliate has received notice, a Multiemployer Plan, for which the requirement to give notice has not been waived by the PBGC (provided, however, that a failure to meet the minimum funding standard of Section 412 of the Code shall be considered a “reportable event” regardless of the issuance of any waiver), (ii) the application by any Restricted Party or any ERISA Affiliate for a funding waiver pursuant to Section 412 of the Code, (iii) the incurrence by any Restricted Party or any ERISA Affiliate of any Withdrawal Liability, or the receipt by any Restricted Party or any ERISA Affiliate of notice from a Multiemployer Plan that it is in reorganization or insolvency pursuant to Section 4241 or 4245 of ERISA or that it intends to terminate or has terminated under Section 4041A of ERISA, (iv) the distribution by any Restricted Party or any ERISA Affiliate under Section 4041 of ERISA of a notice of intent to terminate any Plan or the taking of any action to terminate any Plan, (v) the commencement of proceedings by the PBGC under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan, or the receipt by any Restricted Party or any ERISA Affiliate of a notice from any Multiemployer Plan that such action has been taken by the PBGC with respect to such Multiemployer Plan, (vi) the institution of a proceeding by any fiduciary of any Multiemployer Plan against any Restricted Party or any ERISA Affiliate to enforce Section 515 of ERISA, which proceeding is not dismissed within 30 days, (vii) the imposition upon any Restricted Party or any ERISA Affiliate of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, or the imposition or threatened imposition of any Lien upon any assets of any Restricted Party or any ERISA Affiliate as a result of any alleged failure to comply with the Code or ERISA with respect to any Plan, or (viii) the engaging in or otherwise becoming liable for a Prohibited Transaction by any Restricted Party or any ERISA Affiliate.

“Event of Default” has the meaning given to such term in Section 8.1.

“Exchange Act” means the Securities Exchange Act of 1934.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient: (i) Taxes imposed on or measured by net income (however denominated), franchise Taxes and branch profits Taxes, in each case, (x) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its Lending Office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (y) that are Other Connection Taxes; (ii) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (x) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the Borrower under Section 2.17) or (y) such Lender changes its Lending Office, except in each case to the extent that, pursuant to Section 2.15, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its Lending Office; (iii) Taxes attributable to such Recipient’s failure to comply with Section 2.15(g); and (iv) any U.S. federal withholding Taxes imposed under FATCA.

“Facility 1 Note” means, with respect to any Facility 1 Term Loan Lender requesting the same, the promissory note of the Borrower in favor of such Facility 1 Term Loan Lender evidencing the Facility 1 Term Loan made by such Lender pursuant to Section 2.1(a), in substantially the form of Exhibit A-1, together with any amendments, modifications and supplements thereto, substitutions therefor and restatements thereof.

“Facility 1 Term Loan Commitment” means, with respect to any Lender at any time, the commitment of such Lender to make Facility 1 Term Loans in an aggregate principal amount up to the amount set forth opposite such Lender’s name on Schedule 1.1(a) under the caption “Facility 1 Term Loan Commitment,” as such amount may be reduced at or prior to such time pursuant to the terms hereof.

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“Facility 1 Term Loan Lender” means any Lender having a Facility 1 Term Loan Commitment (or, after the Facility 1 Term Loan Commitments have terminated, any Lender holding outstanding Facility 1 Term Loans).

“Facility 1 Term Loans” has the meaning given to such term in Section 2.1(a).

“Facility 2 Conversion Date” means July 11, 2017, or if such day is not a Business Day, the immediately preceding Business Day.

“Facility 2 Note” means, with respect to any Revolving Lender or Facility 2 Term Loan Lender requesting the same, the promissory note of the Borrower in favor of such Revolving Lender or Facility 2 Term Loan Lender evidencing the Revolving Loans or Facility 2 Term Loans made by such Lender pursuant to Sections 2.1(b) and 2.1(c), in substantially the form of Exhibit A-2, together with any amendments, modifications and supplements thereto, substitutions therefor and restatements thereof.

“Facility 2 Term Loan Lender” means any Lender holding outstanding Facility 2 Term Loans.

“Facility 2 Term Loan Monthly Payment Amount” means an amount equal to (i) the aggregate principal amount of Facility 2 Term Loans outstanding on the Facility 2 Conversion Date (immediately after giving effect to the conversion of Revolving Loans to Facility 2 Term Loans on such date) divided by (ii) the lesser of (A) the Weighted Average PPA Life minus 12 and (B) 168.

“Facility 2 Term Loan” has the meaning given to such term in Section 2.1(c).

“FASB” means the Financial Accounting Standards Board.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreement entered into pursuant to Section 1471(b)(1) of the Code.

“Federal Funds Rate” means, for any period, a fluctuating per annum interest rate (rounded upwards, if necessary, to the nearest 1/100 of one percentage point) equal for each day during such period to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published for such day (or, if such day is not a Business Day, for the immediately preceding Business Day) by the Federal Reserve Bank of New York, or if such rate is not so published for any day that is a Business Day, the average of the quotations for such day on such transactions received by the Administrative Agent from three federal funds brokers of recognized standing selected by the Administrative Agent. Notwithstanding the foregoing, at no time shall the Federal Funds Rate be less than 0%.

“Federal Reserve Board” means the Board of Governors of the Federal Reserve System.

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“Fee Letter” means any letter from the Administrative Agent or the Arranger to the Borrower, dated after the Closing Date, relating to certain fees payable by the Borrower in respect of the transactions contemplated by this Agreement.

“Fifth Third” means Fifth Third Bank, an Ohio banking corporation.

“Financial Condition Certificate” means a fully completed and duly executed certificate, in substantially the form of Exhibit G, together with the attachments thereto.

“Financial Officer” means, with respect to any Person, the chief financial officer, vice president - finance, principal accounting officer or treasurer of such Person.

“fiscal quarter” or “FQ” means a fiscal quarter of the Restricted Parties.

“fiscal year” or “FY” means a fiscal year of the Restricted Parties, which ends on December 31.

“Fixed Charge Coverage Ratio” means as of the last day of any Reference Period ending on the last day of a fiscal quarter, the ratio of (i) (A) Consolidated EBITDA for the Borrower for such Reference Period minus (B) the excess of (x) the aggregate of all amounts paid by the Borrower or any of its Subsidiaries to any other Person during such Reference Period as dividends or distributions in respect of its Capital Stock or to purchase, redeem, retire or otherwise acquire its Capital Stock (other than dividends or distributions made in accordance with Section 7.6(a)(ii)) over (y) the aggregate Net Cash Proceeds of all Capital Contributions received by the Borrower and its Subsidiaries from any other Person (other than (1) any Capital Contribution the Net Cash Proceeds of which are used to repay the Revolving Loans as described in Section 7.4(iii) and (2) any Specified Equity Contribution) minus (C) Capital Expenditures for the Borrower and its Subsidiaries to the extent paid (or required to be paid) in cash during such Reference Period that are not financed by the proceeds of Indebtedness (other than Revolving Loans) minus (D) aggregate tax expense for the Borrower and its Subsidiaries to the extent paid (or required to be paid) in cash during such Reference Period minus (E) any management fees paid in cash by the Borrower and its Subsidiaries in accordance with Section 7.7(iii) during such Reference Period to the extent not already included in the determination of Consolidated EBITDA for the Borrower for such Reference Period to (ii) Consolidated Fixed Charges for the Borrower for such Reference Period. Notwithstanding anything set forth in this Agreement to the contrary, the Reference Period used to determine the Fixed Charge Coverage Ratio as of September 30, 2016 shall be the nine-month period ending on such date.

“Foreign Lender” means a Lender that is organized under the laws of a jurisdiction outside of the United States.

“Foreign Subsidiary” means, with respect to any Person, a Subsidiary of such Person (i) that is a “controlled foreign corporation,” as such term is defined in Section 957 of the Code, or (ii) substantially all of the assets of which is Capital Stock of Persons described in clause (i) above.

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“Fronting Exposure” means, at any time there is a Defaulting Lender, such Defaulting Lender’s Swingline Exposure with respect to outstanding Swingline Loans made by the Swingline Lender other than Swingline Loans as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders in accordance with the terms hereof.

“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities.

“Funded Debt” means, with respect to any Person, all Indebtedness of such Person (other than Indebtedness of the types referred to in clause (ix) or (x) of the definition of Indebtedness) and all Guaranty Obligations with respect to Funded Debt of other Persons.

“GAAP” means generally accepted accounting principles in the United States of America, as set forth in the statements, opinions and pronouncements of the Accounting Principles Board, the American Institute of Certified Public Accountants and FASB, consistently applied and maintained, as in effect from time to time (subject to the provisions of Section 1.2).

“Governmental Authority” means the government of the United States of America or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supranational bodies such as the European Union or the European Central Bank).

“Guarantor” means, subject to Section 10.15, the Parent, Intermediate Holdco and each Subsidiary of the Borrower that is a guarantor of the Obligations under the Guaranty (or under another guaranty agreement in form and substance satisfactory to the Administrative Agent); provided, however, that notwithstanding the foregoing, no Foreign Subsidiary of the Borrower shall be a Guarantor.

“Guaranty” means a guaranty agreement made by the Guarantors in favor of the Administrative Agent and the Lenders, in substantially the form of Exhibit F.

“Guaranty Obligation” means, with respect to any Person, any direct or indirect liability of such Person with respect to any Indebtedness, liability or other obligation (the “primary obligation”) of another Person (the “primary obligor”), whether or not contingent, (i) to purchase, repurchase or otherwise acquire such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or provide funds (x) for the payment or discharge of any such primary obligation or (y) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency or any balance sheet item, level of income or financial condition of the primary obligor (including keep well agreements, maintenance agreements, comfort letters or similar agreements or arrangements), (iii) to lease or purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor in respect thereof to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the owner of any such primary obligation against loss or failure or inability to perform in respect thereof; provided, however, that, with respect to the Company Parties, the term “Guaranty Obligation” shall not include endorsements for collection or deposit in the ordinary course of business. The amount of any Guaranty Obligation of any guaranteeing Person hereunder shall be deemed to be the lower of (a) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guaranty Obligation is made and (b) the maximum amount for which such guaranteeing Person may be liable pursuant to the terms of the instrument embodying such Guaranty Obligation, unless such primary obligation and the maximum amount for which such guaranteeing Person may be liable are not stated or determinable, in which case the amount of such Guaranty Obligation shall be such guaranteeing Person’s maximum reasonably anticipated liability in respect thereof as determined by such guaranteeing Person in good faith.

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“Hazardous Substance” means any substance or material meeting any one or more of the following criteria: (i) it is or contains a substance designated as a solid or hazardous waste, hazardous substance, hazardous material, pollutant, contaminant or toxic substance under any Environmental Law, (ii) its presence could reasonably be expected to require investigation or response under any Environmental Law or (iii) it is or contains, without limiting the foregoing, asbestos, polychlorinated biphenyls, urea formaldehyde foam insulation, petroleum hydrocarbons, petroleum derived substances or wastes, crude oil, nuclear fuel, natural gas or synthetic gas.

“Indebtedness” means, with respect to any Person (without duplication), (i) all obligations of such Person for borrowed money, (ii) all obligations of such Person evidenced by notes, bonds, debentures or similar instruments, or upon which interest payments are customarily made, (iii) the maximum stated or face amount of all surety bonds, letters of credit and bankers’ acceptances issued or created for the account of such Person and, without duplication, all drafts drawn thereunder (to the extent unreimbursed), (iv) all obligations of such Person to pay the deferred purchase price of property or services (excluding any trade payable incurred in the ordinary course of business that is (A) not more than 60 days past due or (B) subject to a good to a good faith dispute), (v) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person, (vi) all Capital Lease Obligations of such Person, (vii) all Disqualified Capital Stock issued by such Person, with the amount of Indebtedness represented by such Disqualified Capital Stock being equal to the greater of its voluntary or involuntary liquidation preference and its maximum fixed repurchase price, (viii) the principal balance outstanding and owing by such Person under any synthetic lease, tax retention operating lease or similar off-balance sheet financing product, (ix) all Guaranty Obligations of such Person with respect to Indebtedness of another Person, (x) the net termination obligations of such Person under any Rate Management Agreements, calculated as of any date as if such agreement or arrangement were terminated as of such date, and (xi) all indebtedness of the types referred to in clauses (i) through (x) above (A) of any partnership or unincorporated joint venture in which such Person is a general partner or joint venturer to the extent such Person is liable therefor or (B) secured by any Lien on any property or asset owned or held by such Person regardless of whether or not the indebtedness secured thereby shall have been incurred or assumed by such Person or is nonrecourse to the credit of such Person, the amount thereof being equal to the lesser of (y) the value of the property or assets subject to such Lien and (z) the amount of such indebtedness.

“Indemnified Taxes” means (i) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Credit Party under any Credit Document and (ii) to the extent not otherwise described in clause (i), Other Taxes.

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“Intellectual Property” means (i) all inventions (whether or not patentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications, and patent disclosures, together with all reissues, continuations, continuations-in-part, divisions, revisions, extensions, and reexaminations thereof, (ii) all trademarks, service marks, trade dress, logos, trade names, and corporate names, together with all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith, (iii) all copyrightable works and all copyrights (registered and unregistered), (iv) all trade secrets and confidential information (including financial, business and marketing plans and customer and supplier lists and related information), (v) all computer software and software systems (including data, databases and related documentation), (vi) all Internet web sites and domain names, (vii) all technology, know-how, processes and other proprietary rights, and (viii) all licenses or other agreements to or from third parties regarding any of the foregoing.

“Interest Period” means, with respect to the initial Interest Period hereunder, the period commencing on the Closing Date and ending on July 31, 2016, and with respect to any subsequent Interest Period hereunder, the period commencing on the last day of each calendar month and ending on the last day of the following calendar month.

“Intermediate Holdco” has the meaning given to such term in the introductory paragraph hereof.

“Investments” has the meaning given to such term in Section 7.5.

“IRS” means the United States Internal Revenue Service.

“Lender” means each Person signatory hereto as a “Lender” and each other Person that becomes a “Lender” hereunder pursuant to Section 10.6. Unless the context clearly indicates otherwise, the term “Lenders” shall include the Swingline Lender.

“Lending Office” means, with respect to any Lender, the office of such Lender designated as such in such Lender’s Administrative Questionnaire or in connection with an Assignment and Assumption, or such other office as may be otherwise designated in writing from time to time by such Lender to the Borrower and the Administrative Agent. A Lender may designate separate Lending Offices as provided in the foregoing sentence for the purposes of making or maintaining different Types of Loans, and, with respect to LIBOR Loans, such office may be a domestic or foreign branch or Affiliate of such Lender.

“LIBOR Loan” means, at any time, any Loan that bears interest at such time at the applicable Adjusted LIBOR Rate.

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“LIBOR Rate” means, as of any date of determination in accordance with this Note, the rate of interest rounded upwards (the “Rounding Adjustment”), if necessary, to the next 1/8 of 1% (and adjusted for reserves if the Administrative Agent is required to maintain reserves with respect to relevant advances) fixed by ICE Benchmark Administration Limited (or any successor thereto, or replacement thereof, approved by the Administrative Agent, each an “Alternate LIBOR Source”) at approximately 11:00 a.m., London, England time (or the relevant time established by ICE Benchmark Administration Limited, an Alternate LIBOR Source, or the Administrative Agent, as applicable), two Business Days prior to such date of determination, relating to quotations for the one month London InterBank Offered Rates on U.S. Dollar deposits, as displayed by Bloomberg LP (or any successor thereto, or replacement thereof, as approved by the Administrative Agent, each an “Approved Bloomberg Successor”), or, if no longer displayed by Bloomberg LP (or any Approved Bloomberg Successor), such rate as shall be determined in good faith by the Administrative Agent from such sources as it shall determine to be comparable to Bloomberg LP (or any Approved Bloomberg Successor), all as determined by the Administrative Agent in accordance with this Agreement and the Administrative Agent’s loan systems and procedures periodically in effect. If the LIBOR Rate shall be less than zero, such rate shall be deemed zero for purposes of this Agreement (the “LIBOR Rate Minimum”); provided that, at any time during which a Rate Management Agreement with the Administrative Agent is then in effect with respect to all or a portion of the Obligations, the LIBOR Rate Minimum shall be disregarded and no longer of any force and effect with respect to such portion of the Obligations subject to such Rate Management Agreement. Each determination by the Administrative Agent of the LIBOR Rate shall be binding and conclusive in the absence of manifest error. Any time during which a Rate Management Agreement is then in effect with respect to this Agreement, the Rounding Adjustment provisions contained in this Agreement which round up the interest rate to the nearest 1/8 shall be disregarded and no longer of any force and effect, notwithstanding anything to the contrary contained in this Agreement.

“Lien” means any mortgage, pledge, hypothecation, assignment, security interest, lien (statutory or otherwise), charge or other encumbrance of any nature, whether voluntary or involuntary, including the interest of any vendor or lessor under any conditional sale agreement, title retention agreement, Capital Lease or any other lease or arrangement having substantially the same effect as any of the foregoing.

“Loans” means any or all of the Term Loans, the Revolving Loans and the Swingline Loans.

“Margin Stock” has the meaning given to such term in Regulation U.

“Material Adverse Effect” means a material adverse effect upon (i) the business, assets, properties, liabilities (actual or contingent), operations, condition (financial or otherwise) or prospects of the Restricted Parties, taken as a whole, (ii) the ability of any Credit Party to perform its obligations under this Agreement or any of the other Credit Documents to which it is a party or (iii) the legality, validity or enforceability of this Agreement or any of the other Credit Documents or the rights and remedies of the Administrative Agent and the Lenders hereunder and thereunder.

“Material Casualty Event” means any Casualty Event affecting (i) all or any portion of any Borrowing Base Project the Net Cash Proceeds of which are equal to or greater than 5% of such Project’s Project Value or (ii) all or any portion of any Project (other than a Borrowing Base Project) of a Restricted Party the Net Cash Proceeds of which are equal to or greater than $500,000.

“Material Contracts” means, collectively, (i) each Power Purchase Agreement for each Borrowing Base Project and (ii) each other agreement to which any Restricted Party is a party, by which any Restricted Party or its properties is bound or to which any Restricted Party is subject, in each instance the default under or termination or cancellation of which could reasonably be expected to result in a Material Adverse Effect.

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“Material Indebtedness” means any Indebtedness (i) of the Parent or Intermediate Holdco having an aggregate principal amount of at least the greater of (x) $5,000,000 or (y) 5% of the net assets of the Parent or Intermediate Holdco, as applicable, or (ii) of any Restricted Party having an aggregate principal amount of at least $1,000,000.

“Multiemployer Plan” means any “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA to which any Restricted Party or any ERISA Affiliate makes, is making or is obligated to make contributions or has made or been obligated to make contributions.

“Net Asset Value” means, at any time for any Person, the “net asset value” of such Person and its Subsidiaries at such time, determined on a consolidated basis in accordance with GAAP, applied in a manner consistent with the financial statements of the Company Parties delivered pursuant to Section 4.11(a).

“Net Cash Proceeds” means, in the case of any Debt Issuance, Capital Contribution, Casualty Event or Asset Disposition, the aggregate cash proceeds received by any Restricted Party in respect thereof (including, in the case of a Casualty Event, insurance proceeds and condemnation awards), minus the sum of (i) reasonable fees and out-of-pocket expenses payable by the Restricted Parties in connection therewith, (ii) taxes paid or payable as a result thereof, and (iii) in the case of a Casualty Event or an Asset Disposition, the amount required to retire Indebtedness to the extent such Indebtedness is secured by Permitted Liens on the subject property; it being understood that the term “Net Cash Proceeds” shall include, as and when received, any cash received upon the sale or other disposition of any non-cash consideration received by any Restricted Party in respect of any of the foregoing events.

“Non-Consenting Lender” means a Lender that does not approve any consent, waiver or amendment to any Credit Document that (i) requires the approval of all Lenders (or all Lenders directly affected thereby) under Section 10.5 and (ii) has been approved by the Required Lenders.

“Non-Defaulting Lender” means, at any time, a Lender that is not a Defaulting Lender at such time.

“Non-U.S. Lender” means a Lender that is not a U.S. Person.

“Notes” means any or all of the Facility 1 Notes, the Facility 2 Notes and the Swingline Note.

“Notice of Borrowing” has the meaning given to such term in Section 2.2(b).

“Notice of Swingline Borrowing” has the meaning given to such term in Section 2.2(d).

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“Obligations” means all principal of and interest (including interest accruing after the filing of a petition or commencement of a case by or with respect to the Borrower seeking relief under any Debtor Relief Law, whether or not the claim for such interest is allowed in such proceeding) on the Loans and all fees, expenses, indemnities and other obligations owing, due or payable at any time by any Credit Party to the Administrative Agent, any Lender, the Swingline Lender or any other Person entitled thereto, under this Agreement or any of the other Credit Documents, and all payment and other obligations owing or payable at any time by any Credit Party to any Rate Management Party under or in connection with any Rate Management Agreement required or permitted by this Agreement, and all payment and other obligations owing or payable at any time by any Credit Party to any Cash Management Bank under or in connection with any Cash Management Agreement, in each case whether direct or indirect, joint or several, absolute or contingent, matured or unmatured, liquidated or unliquidated, secured or unsecured, and whether existing by contract, operation of law or otherwise.

“OFAC” means the U.S. Department of the Treasury’s Office of Foreign Assets Control, and any successor thereto.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Credit Document, or sold or assigned an interest in any Loan or Credit Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Credit Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.17(a)).

“Parent” has, subject to Section 10.15, the meaning given to such term in the introductory paragraph hereof.

“Parent Roll Up” means any consolidation, merger, combination of, or sale or distribution of all assets of, the Parent and/or Intermediate Holdco (i) the effect of which is that, immediately after giving effect thereto, (A) all of the assets owned by the Parent and Intermediate Holdco immediately prior thereto are owned by a single surviving Person (as between the Parent and Intermediate Holdco, the “Surviving Parent”), (B) the Surviving Parent is directly owned by the Persons that owned the Parent immediately prior thereto and (C) the Surviving Parent directly owns 100% of the outstanding Capital Stock of the Borrower and (ii) in respect of which the Borrower shall have delivered to the Administrative Agent (A) at least 10 Business Days prior to the consummation thereof, notice of the date on which the Parent Roll Up will be consummated and a reasonably detailed description of the terms and structure thereof and drafts of the operative documents and (B) on the date of the consummation thereof, any documents and other instruments (including legal opinions of counsel), duly executed and in form and substance reasonably satisfactory to the Administrative Agent, as are reasonably requested by the Administrative Agent to evidence and confirm the fact that, immediately after giving effect to the Parent Roll Up, the Administrative Agent will have a perfected security interest in 100% of the Capital Stock of the Borrower.

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“Participant” has the meaning given to such term in Section 10.6(e).

“Participant Register” has the meaning given to such term in Section 10.6(e)

“PATRIOT Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT Act) of 2001, and any successor statute, and all rules and regulations from time to time promulgated thereunder.

“Payment Instructions” means the account and office of the Administrative Agent designated by the Administrative Agent for such purpose from time to time.

“PBGC” means the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA, and any successor thereto.

“Permitted Liens” has the meaning given to such term in Section 7.3.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any “employee pension benefit plan” within the meaning of Section 3(2) of ERISA that is subject to the provisions of Title IV of ERISA (other than a Multiemployer Plan) and to which any Restricted Party or any ERISA Affiliate may have any liability.

“Platform” has the meaning given to such term in Section 10.4(b).

“Pledge Agreement” means the Pledge Agreement made by Intermediate Holdco in favor of the Administrative Agent, in substantially the form of Exhibit E-2.

“Power Purchase Agreement” means, with respect to any Project, any power purchase agreement, interconnection agreement, solar services agreement, net metering agreement, renewable energy certificate purchase agreement or similar agreement between the applicable Project Subsidiary and any transmitting utility properly authorized in the State in which such Project is located (together with all schedules and exhibits thereto) or other offtaker.

“Pro Forma Balance Sheet” has the meaning given to such term in Section 3.1(n).

“Pro Forma Basis” has the meaning given to such term in Section 1.3(c).

“Proceeds Delivery Date” has the meaning given to such term in Section 2.6(f) or 2.6(g), as applicable.

“Prohibited Transaction” means any transaction described in (i) Section 406 of ERISA that is not exempt by reason of Section 408 of ERISA or by reason of a Department of Labor prohibited transaction individual or class exemption or (ii) Section 4975(c) of the Code that is not exempt by reason of Section 4975(c)(2) or 4975(d) of the Code.

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“Project” means one or more renewable energy generation systems, whether in operation or under construction. For the avoidance of doubt, “Project” includes Tax Credit Projects.

“Project Documents” means, with respect to any Project, the documents set forth on Schedule 2.19.

“Project Holding Companies” means East to West Solar II LLC, a Delaware limited liability company, Magnolia Sun LLC, a Delaware limited liability company, Green Maple II LLC, a Delaware limited liability company, Powerhouse One, LLC, a Tennessee limited liability company, Solaverde, LLC, a Virginia limited liability company and any other Subsidiary of the Borrower that directly any Capital Stock issued by a Project Subsidiary. As of the Closing Date, each Project Holding Company is identified as such on Schedule 1.1(b).

“Project Subsidiary” means any Restricted Party that owns a Borrowing Base Project.

“Project Value” means, at any time with respect to any Borrowing Base Project, the value most recently assigned to such Borrowing Base Project in accordance with Section 2.19 or 2.20.

“Projections” has the meaning given to such term in Section 4.11(c).

“Rate Management Agreement” means any agreement, device or arrangement providing for payments which are related to fluctuations of interest rates, exchange rates, forward rates, or equity prices, including any transaction, device, agreement or arrangement (i) that is or is the functional equivalent of a rate swap transaction, swap option, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap, equity or equity index option, bond option, interest rate option, foreign exchange transaction, cap transaction, floor transaction, collar transaction, currency swap transaction, cross-currency rate swap transaction, currency option, credit protection transaction, credit swap, credit default swap, credit default option, total return swap, credit spread transaction, repurchase transaction, reverse repurchase transaction, buy/sell-back transaction, securities lending transaction, weather index transaction or forward purchase or sale of a security, commodity or other financial instrument or interest (including any option with respect to any of these transactions) or (ii) that is a type of transaction that is similar to any transaction referred to in clause (i) above that is currently, or in the future becomes, recurrently entered into in the financial markets (including terms and conditions incorporated by reference in such agreement) and which is a forward, swap, future, option or other derivative on one or more rates, currencies, commodities, equity securities or other equity instruments, debt securities or other debt instruments, economic indices or measures of economic risk or value, or other benchmarks against which payments or deliveries are to be made, or any combination of these transactions, which transactions may be evidenced by an ISDA Master Agreement between the Borrower and any Lender or any Affiliate thereof, and any schedules, confirmations and documents and other confirming evidence between the parties confirming transactions thereunder, all whether now existing or hereafter arising, and in each case as amended, modified or supplemented from time to time.

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“Rate Management Obligations” means any and all obligations of the Borrower to any Rate Management Party, whether absolute, contingent or otherwise and howsoever and whensoever (whether now or hereafter) created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefore), under or in connection with (i) any and all Rate Management Agreements, and (ii) any and all cancellations, buy backs, reversals, terminations or assignments of any Rate Management Agreement.

“Rate Management Party” means any Lender or any Affiliate of any Lender in its capacity as a counterparty to any Rate Management Agreement with any Credit Party, which Rate Management Agreement is required or permitted under this Agreement to be entered into by such Credit Party, or any former Lender or any Affiliate of any former Lender in its capacity as a counterparty to any such Rate Management Agreement entered into prior to the date such Person or its Affiliate ceased to be a Lender.

“Realty” means all real property and interests in real property now or hereafter acquired or leased by any Restricted Party.

“Recipient” means (i) the Administrative Agent and (ii) any Lender, as applicable.

“Reference Period” (i) with respect to any date of determination during fiscal year 2016, means (except as may be otherwise expressly provided herein) the period beginning on January 1, 2016 and ending on the last day of the calendar month immediately preceding such determination date, and (ii) with respect to any date of determination beginning on January 1, 2017 and thereafter, means (except as may be otherwise expressly provided herein) the period of twelve consecutive fiscal months of the Borrower immediately preceding such date or, if such date is the last day of a fiscal quarter, the period of four consecutive fiscal quarters ending on such date.

“Refunded Swingline Loans” has the meaning given to such term in Section 2.2(e).

“Register” has the meaning given to such term in Section 10.6(d).

“Regulations D, T, U and X” mean Regulations D, T, U and X, respectively, of the Federal Reserve Board, and any successor regulations.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees, administrators, managers, advisors and representatives of such Person and of such Person’s Affiliates.

“Required Lenders” means, at any time, the Lenders holding outstanding Credit Exposure (excluding Swingline Loans) and Unutilized Revolving Commitments (or, after the termination of the Revolving Commitments, outstanding Credit Exposure (excluding Swingline Loans)) representing more than 50% of the aggregate, at such time, of all outstanding Credit Exposure (excluding Swingline Loans) and Unutilized Revolving Commitments (or, after the termination of the Revolving Commitments, the aggregate at such time of all outstanding Credit Exposure (excluding Swingline Loans)); provided that the Commitment of, and the portion of the outstanding Credit Exposure held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.

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“Required Revolving Lenders” means, at any time, the Revolving Lenders holding outstanding Revolving Credit Exposure and Unutilized Revolving Commitments (or, after the termination of the Revolving Commitments, outstanding Revolving Credit Exposure) representing at least a majority of the aggregate, at such time, of all outstanding Revolving Credit Exposure and Unutilized Revolving Commitments (or, after the termination of the Revolving Commitments, the aggregate at such time of all outstanding Revolving Credit Exposure).

“Requirement of Law” means, with respect to any Person, the charter, constitution, articles or certificate of organization or incorporation and bylaws or other organizational or governing documents of such Person, and any statute, law, treaty, rule, regulation, order, decree, writ, injunction or determination of any arbitrator or court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject or otherwise pertaining to any or all of the transactions contemplated by this Agreement and the other Credit Documents.

“Resignation Effective Date” has the meaning given to such term in Section 9.6(a).

“Responsible Officer” means, with respect to any Person, the president, the chief executive officer, the chief financial officer, any executive officer, or any other Financial Officer of such Person, and any other officer or similar official thereof responsible for the administration of the obligations of such Person in respect of this Agreement or any other Credit Document.

“Restricted Parties” means the Borrower and its Subsidiaries.

“Revaluation Notice” has the meaning given to such term in Section 2.20(a).

“Revolving Commitment” means, with respect to any Lender at any time, the commitment of such Lender to make Revolving Loans in an aggregate principal amount at any time outstanding up to the amount set forth opposite such Lender’s name on Schedule 1.1(a) under the caption “Revolving Commitment” or, if such Lender has entered into one or more Assignment and Assumptions, the amount set forth for such Lender at such time in the Register as such Lender’s “Revolving Commitment,” in either case, as such amount may be increased or reduced at or prior to such time pursuant to the terms hereof.

“Revolving Credit Exposure” means, with respect to any Revolving Lender at any time, the sum of (i) the aggregate principal amount of all Revolving Loans made by such Lender that are outstanding at such time, and (ii) such Lender’s Swingline Exposure at such time.

“Revolving Credit Limit” means, at any time, the lesser of (i) the Revolving Commitment at such time and (ii) (A) the Borrowing Base at such time minus (B) the aggregate outstanding principal amount of the Facility 1 Term Loans at such time.

“Revolving Lender” means any Lender having a Revolving Commitment (or, after the Revolving Commitments have terminated, any Lender holding outstanding Revolving Loans).

“Revolving Loans” has the meaning given to such term in Section 2.1(b).

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“Revolving Termination Date” means the Facility 2 Conversion Date or such earlier date of termination of the Revolving Commitments pursuant to Section 2.5 or 8.2.

“Sanctioned Country” means, at any time, a country or territory that is itself the subject or target of any Sanctions (including Cuba, Iran, North Korea, Sudan and Syria).

“Sanctioned Person” means, at any time, (i) any Person listed in any Sanctions-related list of designated Persons maintained by OFAC, the U.S. Department of State, the United Nations Security Council, the European Union, Her Majesty’s Treasury or other relevant sanctions authority, (ii) any Person operating, organized or resident in a Sanctioned Country or (iii) any Person owned or controlled by any such Person or Persons described in clauses (i) and (ii).

“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by the U.S. government (including those administered by OFAC), the European Union, Her Majesty’s Treasury or other relevant sanctions authority.

“Security Agreement” means the Pledge and Security Agreement made by the Borrower and any Subsidiaries of the Borrower party thereto in favor of the Administrative Agent, in substantially the form of Exhibit E-1.

“Security Documents” means the Security Agreement and all other pledge or security agreements, assignments or other similar agreements or instruments executed and delivered by any Credit Party pursuant to Section 5.10 or otherwise in connection with the transactions contemplated hereby.

“Specified Capital Contribution” has the meaning set forth in Section 8.4.

“Specified Residential Portfolio” means the majority of the Capital Stock issued by the Specified Residential Portfolio Company, which indirectly owns the portfolio of residential rooftop Projects identified by the Borrower to the Administrative Agent prior to the Closing Date.

“Specified Residential Portfolio Company” means ORE F4 Sponsor, LLC, a Delaware limited liability company.

“Specified Residential Portfolio Owner” means Greenbacker Residential Solar LLC, a Delaware limited liability company.

“Subordinated Indebtedness” means any unsecured Indebtedness of the Borrower and its Subsidiaries that is expressly subordinated in right of payment and performance to the Obligations.

“Subsidiary” means, with respect to any Person (the “parent”), (i) any other Person of which more than 50% of the outstanding Capital Stock having ordinary voting power to elect a majority of the board of directors, board of managers or other governing body of such Person, is at the time, directly or indirectly, owned or controlled by the parent and one or more of its other Subsidiaries or a combination thereof (irrespective of whether, at the time, securities of any other class or classes of any such Person shall or might have voting power by reason of the happening of any contingency) and (ii) any other Person (other than a Tax Credit Party) the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP. Notwithstanding the foregoing, (i) the Specified Residential Portfolio Owner shall constitute a Subsidiary of the Borrower and (ii) neither the Specified Residential Portfolio Company nor any Subsidiary thereof shall constitute a Subsidiary of the Borrower. When used without reference to a parent entity, the term “Subsidiary” shall be deemed to refer to a Subsidiary of the Borrower.

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“Subsidiary Guarantor” means any Guarantor that is a Subsidiary of the Borrower.

“Surviving Parent” has the meaning given to such term in the definition of “Parent Roll Up.”

“Swingline Commitment” means $0 or, if less, the aggregate Revolving Commitments at the time of determination, as such amount may be reduced at or prior to such time pursuant to the terms hereof.

“Swingline Exposure” means, with respect to any Revolving Lender at any time, such Lender’s Applicable Percentage at such time multiplied by the principal amount of Swingline Loans outstanding at such time.

“Swingline Lender” means Fifth Third in its capacity as maker of Swingline Loans and its successors in such capacity.

“Swingline Loans” has the meaning given to such term in Section 2.1(d).

“Swingline Maturity Date” means the fifth Business Day prior to the Revolving Termination Date.

“Swingline Note” means, if requested by the Swingline Lender, the promissory note of the Borrower in favor of the Swingline Lender evidencing the Swingline Loans made by the Swingline Lender pursuant to Section 2.1(c), in substantially the form of Exhibit A-3, together with any amendments, modifications and supplements thereto, substitutions therefor and restatements thereof.

“Tax Credit” means (i) any investment tax credit under Title 26, Section 48 of the Code or any successor or other similar provision, including any similar provision concerning a refundable tax credit that replaces such investment tax credit program, (ii) any production tax credit under the American Recovery and Reinvestment Act of 2009 and (iii) other tax credits established by the United States Internal Revenue Service or a state of the United States for the purchase, lease or other acquisition of a Project.

“Tax Credit Party” means, with respect to any Tax Credit Project, any Person (i) that owns any portion of such Tax Credit Project, (ii) that is Controlled, directly or indirectly, by the Borrower and (iii) of which not more than 50% of the outstanding Capital Stock having ordinary voting power to elect a majority of the board of directors, board of managers or other governing body of such Person, is at the time, directly or indirectly, owned or controlled by the Borrower and one or more of its other Subsidiaries or a combination thereof (irrespective of whether, at the time, securities of any other class or classes of any such Person shall or might have voting power by reason of the happening of any contingency).

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“Tax Credit Project” means any Project that includes, utilizes or monetizes any Tax Credits. For purposes hereof, a Tax Credit Project is deemed to be owned by each applicable Tax Credit Party and each Restricted Party that owns or operates any portion of such Tax Credit Project.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Loans” means, collectively, the Facility 1 Term Loans and the Facility 2 Term Loans.

“Term Loan Maturity Date” means July 11, 2021, or if such day is not a Business Day, the immediately preceding Business Day.

“Terminating Indebtedness” has the meaning given to such term in Section 3.1(h).

“Total Capitalization” means, at any time, the sum of Consolidated Net Worth plus Consolidated Total Funded Debt.

“Total Voting Power” means, with respect to any Person, the total number of votes which may be cast in the election of directors of such Person at any meeting of stockholders of such Person if all securities entitled to vote in the election of directors of such Person (on a fully diluted basis, assuming the exercise, conversion or exchange of all rights, warrants, options and securities exercisable for, exchangeable for or convertible into, such voting securities) were present and voted at such meeting (other than votes that may be cast only upon the happening of a contingency).

“Transaction Documents” means, collectively, this Agreement and the other Credit Documents and all other agreements, instruments, certificates and documents executed and delivered in connection with the Transactions.

“Transactions” means, collectively, the transactions contemplated by the Transaction Documents, including (i) the initial extensions of credit hereunder on the Closing Date, (ii) the repayment of the Terminating Indebtedness and (iii) the payment of permitted fees and expenses in connection with the foregoing.

“Type” means Base Rate Loans or LIBOR Loans, as applicable.

“Unutilized Revolving Commitment” means, with respect to any Revolving Lender at any time, such Lender’s Revolving Commitment at such time less the sum of (i) the aggregate principal amount of all Revolving Loans made by such Lender that are outstanding at such time and (ii) such Lender’s Swingline Exposure at such time.

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“Unutilized Swingline Commitment” means, with respect to the Swingline Lender at any time, the Swingline Commitment at such time less the aggregate principal amount of all Swingline Loans that are outstanding at such time.

“U.S. Federal Income Taxes” means any U.S. federal Taxes described in Section 871(a) or 881(a) of the Code, or any successor provision (or any withholding with respect to such Taxes).

“U.S. Tax Compliance Certificate” has the meaning assigned to such term in Section 2.15(g).

“Weighted Average PPA Life” means the weighted average (weighted on the basis of generating capacities, expressed in megawatts) of the remaining terms (expressed in months) of the Power Purchase Agreements for the Borrowing Base Projects as of the Facility 2 Conversion Date.

“Wholly Owned” means, with respect to any Subsidiary of any Person, that 100% of the outstanding Capital Stock of such Subsidiary (excluding in the case of a Foreign Subsidiary only, any directors’ qualifying shares and shares required to be held by foreign nationals) is owned, directly or indirectly (unless otherwise indicated), by such Person.

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

“Withholding Agent” means the Borrower or the Administrative Agent.

1.2           Accounting Terms. Unless otherwise specified herein, all accounting terms used herein shall be interpreted, all accounting determinations hereunder shall be made, and all financial statements required to be delivered hereunder shall be prepared in accordance with, GAAP applied on a basis consistent with the audited consolidated financial statements in respect of fiscal year 2016 delivered to the Lenders in accordance with Section 5.1(b) and (other than in respect of any financial statements of the Parent and its Subsidiaries to be prepared on a consolidated basis) without regard to FASB ASC 946; provided that if the Borrower notifies the Administrative Agent that it wishes to amend any financial covenant in Article VI to eliminate the effect of any change in GAAP on the operation of such covenant (or if the Administrative Agent notifies the Borrower that the Required Lenders wish to amend Article VI for such purpose), then the Borrower’s compliance with such covenant shall be determined on the basis of GAAP as in effect immediately before the relevant change in GAAP became effective, until either such notice is withdrawn or such covenant is amended in a manner satisfactory to the Borrower and the Required Lenders. Notwithstanding the foregoing, for purposes of determining compliance with any covenant (including the computation of any financial covenant) contained herein, (i) Indebtedness of the Borrower and its Subsidiaries shall be deemed to be carried at 100% of the outstanding principal amounts thereof, and the effects of FASB ASC 825 and FASB ASC 470-20 on financial liabilities and any other accounting rule to the contrary shall be disregarded, and (ii) any impact on the income of the Borrower and its Subsidiaries due to mark-to-market accounting requirements with respect to Rate Management Agreements shall be disregarded. The parties agree and acknowledge that the financial statements of the Borrower and its Subsidiaries shall be prepared with regard to FASB ASC 946 until the delivery requirement set forth in Section 5.1 for the fiscal quarter ending on September 30, 2016.

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1.3          Other Terms; Construction.

(a)           The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise (i) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (iii) the words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (iv) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement, (v) any reference to any law or regulation herein shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time and (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

(b)          All references herein to the Lenders or any of them shall be deemed to include the Swingline Lender unless specifically provided otherwise or unless the context otherwise requires.

(c)          Notwithstanding the foregoing, calculations of the financial covenants contained in Article VI to determine whether a condition to any transaction has been met, shall be determined in each case on a pro forma basis (a “Pro Forma Basis”) after giving effect to any Acquisition, Asset Disposition, incurrence of Indebtedness or other transaction (each, a “transaction”) occurring during the most recently completed Reference Period (or proposed to be consummated, as the case may be, whether or not during such Reference Period) as if such transaction had occurred as of the first day of such Reference Period, in accordance with the following:

(i)          any Indebtedness incurred or assumed by any Company Party in connection with any transaction (including any Indebtedness of a Person acquired in an Acquisition that is not retired or repaid in connection therewith) shall be deemed to have been incurred or assumed as of the last day of the applicable Reference Period;

(ii)         any Indebtedness retired or repaid in connection with any transaction (including any Indebtedness of a Person acquired in an Acquisition) shall be deemed to have been retired or repaid as of the last day of the applicable Reference Period; and

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(iii)        with respect to any Acquisition, income statement items (whether positive or negative) and balance sheet items attributable to the Person or assets acquired shall (to the extent not otherwise included in the consolidated financial statements of the Borrower and its Subsidiaries in accordance with GAAP or in accordance with other provisions of this Agreement) be included in such calculations to the extent relating to the applicable Reference Period; provided that such income statement and balance sheet items are reflected in financial statements or other financial data reasonably acceptable to the Administrative Agent.

(d)          Calculations of the Fixed Charge Coverage Ratio (and all defined terms used and other calculations made therein) to determine compliance with Section 6.2 in respect of any Reference Period shall include, with respect to each component of such calculation, the actual amount thereof attributable to any Person only for such portion of such Reference Period during which such Person was a member of the group described in the applicable definition.

1.4          Interest Rates. If at any time any interest rate quoted or otherwise made available from time to time under this Agreement is no longer available generally, as determined by the Administrative Agent, then the Administrative Agent (after consultation with the Borrower) may, by written notice to the Lenders and the Borrower, substitute such unavailable interest rate with another published interest rate that adequately reflects the all-in-cost of funds to the Administrative Agent.

ARTICLE II

AMOUNT AND TERMS OF CREDIT

2.1          Commitments.

(a)           Each Facility 1 Term Loan Lender severally agrees, subject to and on the terms and conditions of this Agreement, to make a loan (each, a “Facility 1 Term Loan”) to the Borrower on the Closing Date in a principal amount not to exceed its Facility 1 Term Loan Commitment. No Facility 1 Term Loans shall be made at any time after the Closing Date. To the extent repaid, Facility 1 Term Loans may not be reborrowed.

(b)           Each Revolving Lender severally agrees, subject to and on the terms and conditions of this Agreement, to make loans (the “Revolving Loans”) to the Borrower, from time to time on any Business Day during the period from and including the Closing Date to but not including the Revolving Termination Date, in an aggregate principal amount at any time outstanding not exceeding its Revolving Commitment; provided, however, that no Borrowing of Revolving Loans shall be made if, immediately after giving effect thereto (and to any concurrent repayment of Swingline Loans with proceeds of Revolving Loans made pursuant to such Borrowing), (x) the Revolving Credit Exposure of any Revolving Lender would exceed its Revolving Commitment at such time or (y) the Aggregate Revolving Credit Exposure would exceed the Revolving Credit Limit at such time. Subject to and on the terms and conditions of this Agreement, the Borrower may borrow, repay and reborrow Revolving Loans.

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(c)           Subject to and upon the terms and conditions set forth herein, on the Facility 2 Conversion Date, all Revolving Loans outstanding on the Facility 2 Conversion Date shall automatically convert into term loans (each, a “Facility 2 Term Loan”), without such conversion constituting a repayment or novation of such Revolving Loans. The principal amount of the Facility 2 Term Loan of each Lender outstanding on the Facility 2 Conversion Date shall equal the aggregate principal amount of the Revolving Loans of such Lender outstanding on the Facility 2 Conversion Date immediately prior to such conversion. No Facility 2 Term Loans shall be made at any time after the Facility 2 Conversion Date. To the extent repaid, Facility 2 Term Loans may not be reborrowed.

(d)           The Swingline Lender agrees, subject to and on the terms and conditions of this Agreement, to make loans (the “Swingline Loans”) to the Borrower, from time to time on any Business Day during the period from the Closing Date to but not including the Swingline Maturity Date (or, if earlier, the Revolving Termination Date), in an aggregate principal amount at any time outstanding not exceeding the Swingline Commitment. Swingline Loans may be made even if the aggregate principal amount of Swingline Loans outstanding at any time, when added to the aggregate principal amount of the Revolving Loans made by the Swingline Lender in its capacity as a Revolving Lender outstanding at such time, would exceed the Swingline Lender’s own Revolving Commitment at such time; provided, however, that no Borrowing of Swingline Loans shall be made if, immediately after giving effect thereto, (x) the aggregate principal amount of all Swingline Loans then outstanding would exceed the Swingline Commitment, (y) the Revolving Credit Exposure of any Revolving Lender would exceed its Revolving Commitment at such time or (z) the Aggregate Revolving Credit Exposure would exceed the Revolving Credit Limit at such time; provided further that the Swingline Lender shall not make any Swingline Loan if any Lender is at that time a Defaulting Lender, unless the Swingline Lender has entered into arrangements, including the delivery of cash collateral, satisfactory to the Swingline Lender (in its sole discretion) with the Borrower or such Defaulting Lender to eliminate the Swingline Lender’s actual or potential Fronting Exposure (after giving effect to Section 2.18(a)(iv)) with respect to the Defaulting Lender arising from either the Swingline Loan then proposed to be made or that the Swingline Loan and all other Swingline Loans as to which the Swingline Lender has actual or potential Fronting Exposure, as it may elect in its sole discretion. Subject to and on the terms and conditions of this Agreement, the Borrower may borrow, repay (including by means of a Borrowing of Revolving Loans pursuant to Section 2.2(e)) and reborrow Swingline Loans.

2.2          Types of Loans; Borrowings.

(a)           The Facility 1 Term Loans, the Facility 2 Term Loans and Revolving Loans (each, together with the Swingline Loans, a “Class” of Loan) shall each be LIBOR Loans. All Swingline Loans shall be made and maintained as Base Rate Loans at all times.

(b)           In order to make a Borrowing (other than (x) Borrowings of Swingline Loans, which shall be made pursuant to Section 2.2(d), and (y) Borrowings for the purpose of repaying Refunded Swingline Loans, which shall be made pursuant to Section 2.2(e)), the Borrower will give the Administrative Agent written notice not later than 11:00 a.m., Charlotte time, three Business Days prior to each Borrowing; provided, however, that requests for the Borrowing of any Loans to be made on the Closing Date may, at the discretion of the Administrative Agent, be given with less advance notice than as specified hereinabove. Each such notice (each, a “Notice of Borrowing”) shall be irrevocable, shall be given in the form of Exhibit B-1 and shall specify (1) the aggregate principal amount of the Loans to be made pursuant to such Borrowing, and (2) the requested Borrowing Date, which shall be a Business Day. Upon its receipt of a Notice of Borrowing, the Administrative Agent will promptly notify each applicable Lender of the proposed Borrowing. Notwithstanding anything to the contrary contained herein:

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(i)          the aggregate principal amount of the Borrowing of Facility 1 Term Loans shall be in the amount of the aggregate Facility 1 Term Loan Commitments;

(ii)         the aggregate principal amount of the Borrowing of any Revolving Loans on the Closing Date shall not exceed the lesser of (x) $13,500,000 and (y) the Revolving Credit Limit; and

(iii)        the aggregate principal amount of each Borrowing shall not be less than $4,000,000 or, if greater, an integral multiple of $1,000,000 in excess thereof.

(c)           Not later than 1:00 p.m., Charlotte time, on the requested Borrowing Date (which shall be the Closing Date, in the case of the Facility 1 Term Loans), each applicable Lender will make available to the Administrative Agent in accordance with the Payment Instructions an amount, in Dollars and in immediately available funds, equal to the amount of the Loan or Loans to be made by such Lender. Upon satisfaction of the applicable conditions set forth in Section 3.2 (and, if such Borrowing is made on the Closing Date, Section 3.1) and to the extent such Lenders have made such amounts available to the Administrative Agent as provided hereinabove, the Administrative Agent will make the aggregate of such amounts available to the Borrower in accordance with Section 2.3(a) and in like funds as received by the Administrative Agent.

(d)           In order to make a Borrowing of a Swingline Loan (other than borrowings pursuant to a cash management product offered by Fifth Third, which shall be effected as provided thereunder), the Borrower will give the Administrative Agent (and the Swingline Lender, if the Swingline Lender is not also the Administrative Agent) written notice not later than 11:00 a.m., Charlotte time, on the date of such Borrowing. Each such notice (each, a “Notice of Swingline Borrowing”) shall be given in the form of Exhibit B-2, shall be irrevocable and shall specify (i) the principal amount of the Swingline Loan to be made pursuant to such Borrowing (which shall not be less than $100,000 and, if greater, shall be in an integral multiple of $100,000 in excess thereof (or, if less, in the amount of the Unutilized Swingline Commitment)) and (ii) the requested Borrowing Date, which shall be a Business Day. Not later than 1:00 p.m., Charlotte time, on the requested Borrowing Date, the Swingline Lender will make available to the Administrative Agent in accordance with the Payment Instructions an amount, in Dollars and in immediately available funds, equal to the amount of the requested Swingline Loan. To the extent the Swingline Lender has made such amount available to the Administrative Agent as provided hereinabove, the Administrative Agent will make such amount available to the Borrower in accordance with Section 2.3(a) and in like funds as received by the Administrative Agent.

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(e)           With respect to any outstanding Swingline Loans, the Swingline Lender may at any time (whether or not an Event of Default has occurred and is continuing) in its sole and absolute discretion, and is hereby authorized and empowered by the Borrower to, cause a Borrowing of Revolving Loans to be made for the purpose of repaying such Swingline Loans by delivering to the Administrative Agent (if the Administrative Agent is not also the Swingline Lender) and each other Revolving Lender (on behalf of, and with a copy to, the Borrower), not later than 11:00 a.m., Charlotte time, one Business Day prior to the proposed Borrowing Date therefor, a notice (which shall be deemed to be a Notice of Borrowing given by the Borrower) requesting the Revolving Lenders to make Revolving Loans (which shall be made initially as Base Rate Loans) on such Borrowing Date in an aggregate amount equal to the amount of such Swingline Loans (the “Refunded Swingline Loans”) outstanding on the date such notice is given that the Swingline Lender requests to be repaid. Not later than 1:00 p.m., Charlotte time, on the requested Borrowing Date, each Revolving Lender (other than the Swingline Lender) will make available to the Administrative Agent in accordance with the Payment Instructions an amount, in Dollars and in immediately available funds, equal to the amount of the Revolving Loan to be made by such Lender. To the extent the Revolving Lenders have made such amounts available to the Administrative Agent as provided hereinabove, the Administrative Agent will make the aggregate of such amounts available to the Swingline Lender in like funds as received by the Administrative Agent, which shall apply such amounts in repayment of the Refunded Swingline Loans. Notwithstanding any provision of this Agreement to the contrary, on the relevant Borrowing Date, the Refunded Swingline Loans (including the Swingline Lender’s ratable share thereof, in its capacity as a Revolving Lender) shall be deemed to be repaid with the proceeds of the Revolving Loans made as provided above (including a Revolving Loan deemed to have been made by the Swingline Lender), and such Refunded Swingline Loans deemed to be so repaid shall no longer be outstanding as Swingline Loans but shall be outstanding as Revolving Loans. If any portion of any such amount repaid (or deemed to be repaid) to the Swingline Lender shall be recovered by or on behalf of the Borrower from the Swingline Lender in any bankruptcy, insolvency or similar proceeding or otherwise, the loss of the amount so recovered shall be shared ratably among all the Revolving Lenders in the manner contemplated by Section 2.13(b).

(f)            If, as a result of any bankruptcy, insolvency or similar proceeding with respect to the Borrower, Revolving Loans are not made pursuant to Section 2.2(e) in an amount sufficient to repay any amounts owed to the Swingline Lender in respect of any outstanding Swingline Loans, or if the Swingline Lender is otherwise precluded for any reason from giving a notice on behalf of the Borrower as provided for hereinabove, the Swingline Lender shall be deemed to have sold without recourse, representation or warranty (except for the absence of Liens thereon created, incurred or suffered to exist by, through or under the Swingline Lender), and each Revolving Lender shall be deemed to have purchased and hereby agrees to purchase, a participation in such outstanding Swingline Loans in an amount equal to its Applicable Percentage of the unpaid amount thereof together with accrued interest thereon. Upon one Business Day’s prior notice from the Swingline Lender, each Revolving Lender (other than the Swingline Lender) will make available to the Administrative Agent in accordance with the Payment Instructions an amount, in Dollars and in immediately available funds, equal to its respective participation. To the extent the Revolving Lenders have made such amounts available to the Administrative Agent as provided hereinabove, the Administrative Agent will make the aggregate of such amounts available to the Swingline Lender in like funds as received by the Administrative Agent. In the event any such Revolving Lender fails to make available to the Administrative Agent the amount of such Lender’s participation as provided in this Section 2.2(f), the Swingline Lender shall be entitled to recover such amount on demand from such Lender, together with interest thereon for each day from the date such amount is required to be made available for the account of the Swingline Lender until the date such amount is made available to the Swingline Lender at the Federal Funds Rate for the first three Business Days and thereafter at the Adjusted Base Rate applicable to Revolving Loans. Promptly following its receipt of any payment by or on behalf of the Borrower in respect of a Swingline Loan, the Swingline Lender will pay to each Revolving Lender that has acquired a participation therein such Lender’s ratable share of such payment.

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(g)           Notwithstanding any provision of this Agreement to the contrary, the obligation of each Revolving Lender (other than the Swingline Lender) to make Revolving Loans for the purpose of repaying any Refunded Swingline Loans pursuant to Section 2.2(e) and each such Lender’s obligation to purchase a participation in any unpaid Swingline Loans pursuant to Section 2.2(f) shall be absolute and unconditional and shall not be affected by any circumstance or event whatsoever, including (i) any setoff, counterclaim, recoupment, defense or other right that such Lender may have against the Swingline Lender, the Administrative Agent, the Borrower or any other Person for any reason whatsoever, (ii) the occurrence or continuance of any Default, (iii) the failure of the amount of such Borrowing of Revolving Loans to meet the minimum Borrowing amount specified in Section 2.2(b), or (iv) the failure of any conditions set forth in Section 3.2 or elsewhere herein to be satisfied.

2.3          Disbursements; Funding Reliance; Domicile of Loans.

(a)           The Borrower hereby authorizes the Administrative Agent to disburse the proceeds of each Borrowing in accordance with the terms of any written instructions from any Authorized Officer of the Borrower; provided that the Administrative Agent shall not be obligated under any circumstances to forward amounts to any account not listed in an Account Designation Letter. The Borrower may at any time deliver to the Administrative Agent an Account Designation Letter listing any additional accounts or deleting any accounts listed in a previous Account Designation Letter.

(b)           Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing, that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.2 and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of a payment to be made by such Lender, the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, and (ii) in the case of a payment to be made by the Borrower, the Adjusted LIBOR Rate. If the Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period. If such Lender pays its share of the applicable Borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Loan included in such Borrowing. Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.

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(c)           The obligations of the Lenders hereunder to make Loans, to fund participations in Swingline Loans and to make payments pursuant to Sections 2.15(e) and 10.1(c) are several and not joint. The failure of any Lender to make any Loan, to fund any such participation or to make any such payment on any date shall not relieve any other Lender of its corresponding obligation, if any, hereunder to do so on such date, but no Lender shall be responsible for the failure of any other Lender to so make its Loan, purchase its participation or to make any such payment required hereunder.

(d)           Each Lender may, at its option, make and maintain any Loan at, to or for the account of any of its Lending Offices; provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan to or for the account of such Lender in accordance with the terms of this Agreement.

2.4          Evidence of Debt; Notes.

(a)           Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to the applicable Lending Office of such Lender resulting from each Loan made by such Lending Office of such Lender from time to time, including the amounts of principal and interest payable and paid to such Lending Office of such Lender from time to time under this Agreement.

(b)           The Administrative Agent shall maintain the Register pursuant to Section 10.6(d), and a subaccount for each Lender, in which Register and subaccounts (taken together) shall be recorded (i) the amount, Class and Type of each such Loan, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder in respect of each such Loan and (iii) the amount of any sum received by the Administrative Agent hereunder from the Borrower in respect of each such Loan and each Lender’s share thereof.

(c)           The entries made in the accounts, Register and subaccounts maintained pursuant to Section 2.4(b) (and, if consistent with the entries of the Administrative Agent, Section 2.4(a)) shall, to the extent permitted by applicable law, be prima facie evidence of the existence and amounts of the obligations of the Borrower therein recorded; provided, however, that the failure of any Lender or the Administrative Agent to maintain such account, such Register or such subaccount, as applicable, or any error therein, shall not in any manner affect the obligation of the Borrower to repay (with applicable interest) the Loans made to the Borrower by such Lender in accordance with the terms of this Agreement.

(d)           The Loans of each Class made by each Lender shall, if requested by the applicable Lender (which request shall be made to the Administrative Agent), be evidenced (i) in the case of Facility 1 Term Loans, by a Facility 1 Note appropriately completed in substantially the form of Exhibit A-1, (ii) in the case of Revolving Loans and Facility 2 Term Loans, by a Facility 2 Note appropriately completed in substantially the form of Exhibit A-2, and (iii) in the case of the Swingline Loans, by a Swingline Note appropriately completed in substantially the form of Exhibit A-3, in each case executed by the Borrower and payable to the order of such Lender. Each Note shall be entitled to all of the benefits of this Agreement and the other Credit Documents and shall be subject to the provisions hereof and thereof.

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2.5          Termination and Reduction of Commitments and Swingline Commitment.

(a)           The Facility 1 Term Loan Commitments shall be automatically and permanently terminated concurrently with the making of the Facility 1 Term Loans on the Closing Date. The Revolving Commitments shall be automatically and permanently terminated on the Revolving Termination Date, unless sooner terminated pursuant to any other provision of this Section 2.5 or Section 8.2. The Swingline Commitment shall be automatically and permanently terminated on the Swingline Maturity Date, unless sooner terminated pursuant to any other provision of this Section 2.5 or Section 8.2.

(b)           At any time and from time to time after the date hereof, upon not less than five Business Days’ prior written notice to the Administrative Agent (and in the case of a termination or reduction of the Unutilized Swingline Commitment, the Swingline Lender), the Borrower may terminate in whole or reduce in part the aggregate Unutilized Revolving Commitments or the Unutilized Swingline Commitment; provided that any such partial reduction shall be in an aggregate amount of not less than $5,000,000 ($500,000 in the case of the Unutilized Swingline Commitment) or, if greater, an integral multiple of $1,000,000 in excess thereof ($100,000 in the case of the Unutilized Swingline Commitment). The amount of any termination or reduction made under this Section 2.5(b) may not thereafter be reinstated.

(c)           Each reduction of the Revolving Commitments pursuant to this Section shall be applied ratably among the Revolving Lenders according to their respective Revolving Commitments. Notwithstanding any provision of this Agreement to the contrary, any reduction of the Revolving Commitments pursuant to this Section 2.5 that has the effect of reducing the aggregate Revolving Commitments to an amount less than the amount of the Swingline Commitment at such time shall result in an automatic corresponding reduction of the Swingline Commitment to the amount of the aggregate Revolving Commitments (as so reduced), without any further action on the part of the Borrower, the Swingline Lender or any other Lender.

2.6          Mandatory Payments and Prepayments.

(a)           Except to the extent due or paid sooner pursuant to the provisions of this Agreement, the Borrower will repay the aggregate outstanding principal of the Facility 1 Term Loans in the aggregate amount of $23,888.89 on the last day of each month from and after August 2016.

(b)           Except to the extent due or paid sooner pursuant to the provisions of this Agreement, commencing on the last day of the month in which the Facility 2 Conversion Date occurs and continuing on the last day of each month thereafter until the Term Loan Maturity Date, the Borrower will repay the aggregate outstanding principal of the Facility 2 Term Loans in an aggregate amount equal to the Facility 2 Term Loan Monthly Payment Amount.

(c)           Except to the extent due or paid sooner pursuant to the provisions of this Agreement, (i) the aggregate outstanding principal of the Facility 1 Term Loans and the Facility 2 Term Loans shall be due and payable in full on the Term Loan Maturity Date and (ii) the aggregate outstanding principal of the Swingline Loans shall be due and payable in full on the Swingline Maturity Date.

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(d)           In the event that, at any time, the Aggregate Revolving Credit Exposure (excluding the aggregate amount of any Swingline Loans to be repaid with proceeds of Revolving Loans made on the date of determination) shall exceed the Revolving Credit Limit at such time (after giving effect to any concurrent termination or reduction of the Revolving Commitments), the Borrower will immediately prepay the outstanding principal amount of the Swingline Loans and, to the extent of any excess remaining after prepayment in full of outstanding Swingline Loans, the outstanding principal amount of the Revolving Loans in the amount of such excess.

(e)           Promptly upon (and in any event not later than one Business Day after) receipt thereof by any Restricted Party, the Borrower will prepay the outstanding principal amount of the Loans in an amount equal to 100% of the Net Cash Proceeds from any Debt Issuance, and will deliver to the Administrative Agent, concurrently with such prepayment, a certificate signed by a Financial Officer of the Borrower in form and substance satisfactory to the Administrative Agent and setting forth the calculation of such Net Cash Proceeds.

(f)            Not later than two Business Days after receipt by any Credit Party of any proceeds of insurance, condemnation award or other compensation in respect of any Material Casualty Event occurring on or after the Facility 2 Conversion Date, the Borrower will deliver to the Administrative Agent an amount equal to 100% of the Net Cash Proceeds from such Material Casualty Event and a certificate signed by a Financial Officer of the Borrower in form and substance satisfactory to the Administrative Agent and setting forth the calculation of such Net Cash Proceeds (such delivery date, for purposes of this Section 2.6(f), the “Proceeds Delivery Date”). If, on or after any Proceeds Delivery Date and before the day that is 90 days thereafter, (x) the Required Lenders approve an Approval Request that designates one or more Projects as Borrowing Base Projects or (y) the Borrower repairs or replaces (to the satisfaction of the Administrative Agent) the property subject to such Material Casualty Event, then the Administrative Agent will distribute to the Borrower an amount equal to, as applicable, the aggregate Project Values for such newly designated Borrowing Base Projects from the Net Cash Proceeds delivered on such Proceeds Delivery Date and the cost of such repairs or replacement (but not, in any event, any amount in excess of such Net Cash Proceeds). On the day that is 90 days after each Proceeds Delivery Date (or, if earlier, upon the Borrower’s determination not to submit any Approval Requests with respect to any new Projects or repair or replace the property subject to the applicable Material Casualty Event), such Net Cash Proceeds will be applied to prepay the outstanding principal amount of the Loans in an amount equal to 100% of the Net Cash Proceeds from such Material Casualty Event (less any amounts theretofore distributed to the Borrower in accordance with the immediately preceding sentence); provided, however, that any and all such proceeds received or held by the Administrative Agent or the Borrower or any of its Subsidiaries during the continuance of an Event of Default (regardless of any proposed or actual use thereof for repair, replacement or reinvestment) shall be applied to prepay the outstanding principal amount of the Loans.

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(g)           Not later than two Business Days after receipt by any Credit Party of any proceeds of any Asset Disposition of any Project owned by any Restricted Party occurring on or after the Facility 2 Conversion Date, the Borrower will deliver to the Administrative Agent an amount equal to 100% of the Net Cash Proceeds from such Asset Disposition and a certificate signed by a Financial Officer of the Borrower in form and substance satisfactory to the Administrative Agent and setting forth the calculation of such Net Cash Proceeds (such delivery date, for purposes of this Section 2.6(g), the “Proceeds Delivery Date”). If, on or after any Proceeds Delivery Date and before the day that is 90 days thereafter, the Required Lenders approve an Approval Request that designates one or more Projects as Borrowing Base Projects, then the Administrative Agent will distribute to the Borrower an amount equal to the aggregate Project Values for such newly designated Borrowing Base Projects from the Net Cash Proceeds delivered on such Proceeds Delivery Date (but not any amount in excess of such Net Cash Proceeds). On the day that is 90 days after each Proceeds Delivery Date (or, if earlier, upon the Borrower’s determination not to submit any Approval Requests with respect to any new Projects), such Net Cash Proceeds will be applied to prepay the outstanding principal amount of the Loans in an amount equal to 100% of the Net Cash Proceeds from such Asset Disposition (less any amounts theretofore distributed to the Borrower in accordance with the immediately preceding sentence); provided, however, that any and all such proceeds received or held by the Administrative Agent or the Borrower or any of its Subsidiaries during the continuance of an Event of Default (regardless of any proposed or actual use thereof for repair, replacement or reinvestment) shall be applied to prepay the outstanding principal amount of the Loans.

(h)           Each prepayment of the Loans made pursuant to Sections 2.6(e) through 2.6(g) shall be applied (i) first, to reduce the outstanding principal amount of the Term Loans on a pro rata basis, with such reduction to be applied to the remaining scheduled principal payments in each instance in the inverse order of maturity, (ii) second, to the extent of any excess remaining after application as provided in clause (i) above, to reduce the outstanding principal amount of the Swingline Loans (but without any corresponding permanent reduction of the Swingline Commitment or the Revolving Commitments), and (iii) third, to the extent of any excess remaining after application as provided in clauses (i) and (ii) above, to reduce the outstanding principal amount of the Revolving Loans (but without any corresponding permanent reduction of the Revolving Commitments). Within each Class of Loans, such prepayments shall be applied first to prepay all Base Rate Loans, and then to prepay LIBOR Loans. Each payment or prepayment pursuant to the provisions of this Section 2.6 shall be applied ratably among the Lenders holding the Loans being prepaid, in proportion to the principal amount held by each; provided that if any Lender is a Defaulting Lender at the time of any such prepayment, any mandatory prepayment of the Loans shall, if the Administrative Agent so directs at the time of making such mandatory prepayment, be applied to the Loans of other Lenders as if such Defaulting Lender had no Loans outstanding and the outstanding Loans of such Defaulting Lender were zero. Each payment or prepayment of a LIBOR Loan made pursuant to the provisions of this Section on a day other than the last day of the Interest Period applicable thereto shall be made together with all amounts required under Section 2.16 to be paid as a consequence thereof.

(i)            In the event the Administrative Agent receives a notice of prepayment with respect to Sections 2.6(e) through 2.6(g), the Administrative Agent will give prompt notice thereof to the Lenders; provided that if such notice has also been furnished to the Lenders, the Administrative Agent shall have no obligation to notify the Lenders with respect thereto.

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2.7          Voluntary Prepayments.

(a)           At any time and from time to time, the Borrower shall have the right to prepay the Loans, in whole or in part, without premium or penalty (except as provided in clause (iii) below), upon written notice given to the Administrative Agent not later than 11:00 a.m., Charlotte time, three Business Days prior to each intended prepayment of LIBOR Loans and one Business Day prior to each intended prepayment of Base Rate Loans (other than Revolving Loans and Swingline Loans, which each may be prepaid on a same-day basis); provided that (i) each partial prepayment of LIBOR Loans shall be in an aggregate principal amount of not less than $5,000,000 or, if greater, an integral multiple of $1,000,000 in excess thereof ($500,000 and $500,000, respectively, in the case of Revolving Loans), and each partial prepayment of Base Rate Loans shall be in an aggregate principal amount of not less than $3,000,000 or, if greater, an integral multiple of $1,000,000 in excess thereof ($500,000 and $500,000, respectively, in the case of Revolving Loans or $100,000 and $100,000, respectively, in the case of Swingline Loans), (ii) no partial prepayment of LIBOR Loans made pursuant to any single Borrowing shall reduce the aggregate outstanding principal amount of the remaining LIBOR Loans under such Borrowing to less than $5,000,000 or to any greater amount not an integral multiple of $1,000,000 in excess thereof, and (iii) unless made together with all amounts required under Section 2.16 to be paid as a consequence of such prepayment, a prepayment of a LIBOR Loan may be made only on the last day of the Interest Period applicable thereto. Each such notice shall specify the proposed date of such prepayment and the aggregate principal amount, Class and Type of the Loans to be prepaid, and shall be irrevocable and shall bind the Borrower to make such prepayment on the terms specified therein. Revolving Loans and Swingline Loans (but not Term Loans) prepaid pursuant to this Section 2.7(a) may be reborrowed, subject to the terms and conditions of this Agreement. In the event the Administrative Agent receives a notice of prepayment under this Section 2.7(a), the Administrative Agent will give prompt notice thereof to the Lenders; provided that if such notice has also been furnished to the Lenders, the Administrative Agent shall have no obligation to notify the Lenders with respect thereto.

(b)           Each prepayment of the Term Loans made pursuant to Section 2.7(a) shall be applied to reduce the outstanding principal amount of the Term Loans on a pro rata basis, with such reduction to be applied to the remaining scheduled principal payments in each instance on a pro rata basis. Each prepayment of the Loans made pursuant to Section 2.7(a) shall be applied ratably among the Lenders holding the Loans being prepaid, in proportion to the principal amount held by each; provided that if any Lender is a Defaulting Lender at the time of any such prepayment, any voluntary prepayment of the Loans shall, if the Administrative Agent so directs at the time of making such voluntary prepayment, be applied to the Loans of other Lenders as if such Defaulting Lender had no Loans outstanding and the outstanding Loans of such Defaulting Lender were zero.

2.8          Interest.

(a)           Except as otherwise expressly provided herein, the Borrower will pay interest in respect of the unpaid principal amount of each Loan, from the date of Borrowing thereof until such principal amount shall be paid in full, at the Adjusted LIBOR Rate, as in effect from time to time during such periods.

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(b)           Upon the occurrence and during the continuance of any Event of Default under Section 8.1(a), 8.1(f) or 8.1(g) and (at the election of the Required Lenders) upon the occurrence and during the continuance of any other Event of Default, all outstanding principal amounts of the Loans and, to the greatest extent permitted by law, all interest accrued on the Loans and all other accrued and outstanding fees and other amounts hereunder or under any other Credit Document, shall bear interest at a rate per annum equal to the interest rate applicable from time to time thereafter to such Loans plus 3.0% per annum (or, in the case of interest, fees and other amounts for which no rate is provided hereunder, at the Adjusted Base Rate plus 3.0% per annum), and, in each case, such default interest shall be payable on demand. To the greatest extent permitted by law, interest shall continue to accrue after the filing by or against the Borrower of any petition seeking any relief in bankruptcy or under any law pertaining to insolvency or debtor relief.

(c)           Accrued (and theretofore unpaid) interest shall be payable in respect of any Loan as follows: (i) monthly on the last day of each month, in arrears, commencing with August 2016, and (ii) at maturity (whether pursuant to acceleration or otherwise) and, after maturity, on demand.

(d)           Nothing contained in this Agreement or in any other Credit Document shall be deemed to establish or require the payment of interest to any Lender at a rate in excess of the maximum rate permitted by applicable law. If the amount of interest payable for the account of any Lender on any interest payment date would exceed the maximum amount permitted by applicable law to be charged by such Lender, the amount of interest payable for its account on such interest payment date shall be automatically reduced to such maximum permissible amount. In the event of any such reduction affecting any Lender, if from time to time thereafter the amount of interest payable for the account of such Lender on any interest payment date would be less than the maximum amount permitted by applicable law to be charged by such Lender, then the amount of interest payable for its account on such subsequent interest payment date shall be automatically increased to such maximum permissible amount; provided that at no time shall the aggregate amount by which interest paid for the account of any Lender has been increased pursuant to this sentence exceed the aggregate amount by which interest paid for its account has theretofore been reduced pursuant to the previous sentence.

(e)           The Administrative Agent shall promptly notify the Borrower and the Lenders upon determining the interest rate for each Borrowing of LIBOR Loans after its receipt of the relevant Notice of Borrowing; provided, however, that the failure of the Administrative Agent to provide the Borrower or the Lenders with any such notice shall neither affect any obligations of the Borrower or the Lenders hereunder nor result in any liability on the part of the Administrative Agent to the Borrower or any Lender. Each such determination (including each determination of the Reserve Requirement) shall, absent manifest error, be conclusive and binding on all parties hereto.

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2.9           Fees. The Borrower agrees to pay:

(a)           To Fifth Third, for its own account, on the Closing Date, an upfront fee in an amount equal to 0.95% of its aggregate Commitments as of the Closing Date;

(b)           To the Administrative Agent, for the account of each Revolving Lender, a commitment fee for each calendar month (or portion thereof) for the period from the date of this Agreement to the Revolving Termination Date, at a per annum rate of 0.25% on such Lender’s Applicable Percentage of the average daily aggregate Unutilized Revolving Commitments (excluding clause (iii) of the definition thereof for purposes of this Section 2.9(b) only), payable in arrears (i) on the last day of each calendar month, beginning with August 2016, and (ii) on the Revolving Termination Date; provided, however, that no commitment fee shall accrue on the Unutilized Revolving Commitment of a Defaulting Lender during any period that such Lender shall be a Defaulting Lender;

(c)           To the Administrative Agent, for its own account, the fees described in the Fee Letter, on the terms, in the amount and at the times set forth therein.

2.10         Method of Payments; Computations; Apportionment of Payments.

(a)           All payments by the Borrower hereunder shall be made without setoff, counterclaim or other defense, in Dollars and in immediately available funds to the Administrative Agent, for the account of the Lenders entitled to such payment or the Swingline Lender, as the case may be (except as otherwise expressly provided herein as to payments required to be made directly to the Lenders) in accordance with the Payment Instructions prior to 12:00 noon, Charlotte time, on the date payment is due. Any payment made as required hereinabove, but after 12:00 noon, Charlotte time, shall be deemed to have been made on the next succeeding Business Day. If any payment falls due on a day that is not a Business Day, then such due date shall be extended to the next succeeding Business Day, and such extension of time shall then be included in the computation of payment of interest, fees or other applicable amounts.

(b)           The Administrative Agent will distribute to the Lenders like amounts relating to payments made to the Administrative Agent for the account of the Lenders as follows: (i) if the payment is received by 12:00 noon, Charlotte time, in immediately available funds, the Administrative Agent will make available to each relevant Lender on the same date, by wire transfer of immediately available funds, such Lender’s ratable share of such payment (based on the percentage that the amount of the relevant payment owing to such Lender bears to the total amount of such payment owing to all of the relevant Lenders), and (ii) if such payment is received after 12:00 noon, Charlotte time, or in other than immediately available funds, the Administrative Agent will make available to each such Lender its ratable share of such payment by wire transfer of immediately available funds on the next succeeding Business Day (or in the case of uncollected funds, as soon as practicable after collected). Notwithstanding the foregoing or any contrary provision hereof, if any Lender shall fail to make any payment required to be made by it hereunder to the Administrative Agent or the Swingline Lender, then the Administrative Agent may, in its discretion, apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations to the Administrative Agent or the Swingline Lender, as the case may be, until all such unsatisfied obligations are fully paid. If the Administrative Agent shall not have made a required distribution to the appropriate Lenders as required hereinabove after receiving a payment for the account of such Lenders, the Administrative Agent will pay to each such Lender, on demand, its ratable share of such payment with interest thereon at the Federal Funds Rate for each day from the date such amount was required to be disbursed by the Administrative Agent until the date repaid to such Lender.

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(c)           Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender, with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

(d)           All computations of interest and fees hereunder (including computations of the Reserve Requirement) shall be made on the basis of a year consisting of 360 days; and in each case, with regard to the actual number of days (including the first day, but excluding the last day) elapsed.

(e)           Notwithstanding any other provision of this Agreement or any other Credit Document to the contrary, all amounts collected or received by the Administrative Agent or any Lender after acceleration of the Loans pursuant to Section 8.2 or in respect of any sale of, collection from or other realization upon all or any part of the Collateral pursuant to the exercise by the Administrative Agent of its remedies shall be applied by the Administrative Agent as follows:

(i)          first, to the payment of all reasonable out-of-pocket costs and expenses (including reasonable attorneys’ and consultants’ fees irrespective of whether such fees are allowed as a claim after the occurrence of a Bankruptcy Event) of the Administrative Agent in connection with enforcing the rights of the Lenders under the Credit Documents and any protective advances made by the Administrative Agent with respect to the Collateral under or pursuant to the terms of the Security Documents;

(ii)         second, to the payment of any fees owed to the Administrative Agent hereunder or under any other Credit Document;

(iii)        third, to the payment of all reasonable and documented out-of-pocket costs and expenses (including reasonable attorneys’ and consultants’ fees irrespective of whether such fees are allowed as a claim after the occurrence of a Bankruptcy Event) of each of the Lenders in connection with enforcing its rights under the Credit Documents or otherwise with respect to the Obligations owing to such Lender;

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(iv)        fourth, to the payment of all of the Obligations consisting of accrued fees and interest (including fees incurred and interest accruing at the then applicable rate after the occurrence of a Bankruptcy Event irrespective of whether a claim for such fees incurred and interest accruing is allowed in such proceeding);

(iv)        fifth, to the payment of the outstanding principal amount of the Obligations, and including Obligations under (A) any Rate Management Agreement between any Credit Party and any Rate Management Party (to the extent such Rate Management Agreement is required or permitted hereunder), and (B) any Cash Management Agreement between any Credit Party and any Cash Management Bank;

(v)         sixth, to the payment of all other Obligations and other obligations that shall have become due and payable under the Credit Documents or otherwise and not repaid; and

(vi)        seventh, to the payment of the surplus (if any) to whomever may be lawfully entitled to receive such surplus.

In carrying out the foregoing, (x) amounts received shall be applied in the numerical order provided until exhausted prior to application to the next succeeding category, and (y) all amounts shall be apportioned ratably among the Lenders or Hedge Parties in proportion to the amounts of such principal, interest, fees or other Obligations owed to them respectively pursuant to clauses (iii) through (vii) above.

2.11        Recovery of Payments.

(a)           The Borrower agrees that to the extent the Borrower makes a payment or payments to or for the account of the Administrative Agent, the Swingline Lender or any Lender, which payment or payments or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, receiver or any other party under any Debtor Relief Law, common law or equitable cause (whether as a result of any demand, settlement, litigation or otherwise), then, to the extent of such payment or repayment, the Obligation intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been received.

(b)           If any amounts distributed by the Administrative Agent to any Lender are subsequently returned or repaid by the Administrative Agent to the Borrower, its representative or successor in interest, or any other Person, whether by court order, by settlement approved by the Lender in question, or pursuant to applicable Requirements of Law, such Lender will, promptly upon receipt of notice thereof from the Administrative Agent, pay the Administrative Agent such amount. If any such amounts are recovered by the Administrative Agent from the Borrower, its representative or successor in interest or such other Person, the Administrative Agent will redistribute such amounts to the Lenders on the same basis as such amounts were originally distributed.

2.12         Use of Proceeds. The proceeds of the Loans shall be used (i) to repay the Terminating Indebtedness in full, (ii) to pay or reimburse permitted fees and expenses in connection with the Transactions and (iii) to finance Acquisitions in accordance with the terms and provisions of this Agreement of the Specified Residential Portfolio or of Projects that are or are reasonably expected to become Borrowing Base Projects (provided that the aggregate amount of Loans used to finance the Acquisition of the Specified Residential Portfolio shall not exceed $10,000,000). The Borrower shall not use, and shall ensure that its Subsidiaries and their respective directors, officers, employees and agents shall not use, the proceeds of the Loans (i) in furtherance of any offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (ii) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country or (iii) in any manner that would result in the violation of any Sanctions applicable to any party hereto.

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2.13        Pro Rata Treatment.

(a)           Except in the case of Swingline Loans, all fundings, continuations and conversions of Loans of any Class shall be made by the Lenders pro rata on the basis of their respective Commitments to provide Loans of such Class (in the case of the funding of Loans of such Class pursuant to Section 2.2) or on the basis of their respective outstanding Loans of such Class (in the event the Commitments for Loans of such Class have expired or have been terminated), as the case may be from time to time. All payments on account of principal of or interest on any Loans, fees or any other Obligations owing to or for the account of any one or more Lenders shall be apportioned ratably among such Lenders in proportion to the amounts of such principal, interest, fees or other Obligations owed to them respectively.

(b)           If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or other Obligations hereunder resulting in such Lender receiving payment of a proportion of the aggregate amount of its Loans and accrued interest thereon or other such Obligations greater than its pro rata share thereof as provided herein, then the Lender receiving such greater proportion shall (i) notify the Administrative Agent of such fact and (ii) purchase (for cash at face value) participations in the Loans and such other Obligations of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and other amounts owing them; provided that (A) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (B) the provisions of this Section 2.13(b) shall not be construed to apply to (x) any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender) or (y) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in Swingline Loans to any assignee or Participant, other than to the Borrower or any Subsidiary thereof (as to which the provisions of this Section 2.13(b) shall apply). The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation. If under any applicable Debtor Relief Laws, any Lender receives a secured claim in lieu of a setoff to which this Section 2.13(b) applies, such Lender shall, to the extent practicable, exercise its rights in respect of such secured claim in a manner consistent with the rights of the Lenders entitled under this Section 2.13(b) to share in the benefits of any recovery on such secured claim.

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2.14        Increased Costs; Change in Circumstances; Illegality.

(a)           If any Change in Law shall:

(i)           impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge, liquidity requirement or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except the Reserve Requirement reflected in the LIBOR Rate);

(ii)         subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (ii) through (iv) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii)        impose on any Lender or the London interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or LIBOR Loans made by such Lender or any participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender or such other Recipient of making, continuing or maintaining any LIBOR Loan or of maintaining its obligation to make any such Loan, or to reduce the amount of any sum received or receivable by such Lender or such other Recipient hereunder (whether of principal, interest or any other amount), then, upon request of such Lender or other Recipient, the Borrower will pay to such Lender or other Recipient, as the case may be, such additional amount or amounts as will compensate such Lender or other Recipient, as the case may be, for such additional costs incurred or reduction suffered.

(b)           If any Lender determines that any Change in Law affecting such Lender or any Lending Office of such Lender or such Lender’s holding company, if any, regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by, or participations in Swingline Loans held by, such Lender, to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy and liquidity), then from time to time the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.

(c)           A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, as specified in Section 2.14(a) or 2.14(b) and delivered to the Borrower shall be conclusive absent manifest error. The Borrower shall pay such Lender, as the case may be, the amount shown as due on any such certificate within ten days after receipt thereof.

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(d)           Failure or delay on the part of any Lender to demand compensation pursuant to the foregoing provisions of this Section shall not constitute a waiver of such Lender’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender pursuant to the foregoing provisions of this Section for any increased costs incurred or reductions suffered more than nine months prior to the date that such Lender notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).

(e)           If, on or prior to the first day of any Interest Period, (y) the Administrative Agent shall have determined that adequate and reasonable means do not exist for ascertaining the applicable LIBOR Rate for such Interest Period or (z) the Administrative Agent shall have received written notice from the Required Lenders of their determination that the rate of interest referred to in the definition of “LIBOR Rate” upon the basis of which the Adjusted LIBOR Rate for LIBOR Loans for such Interest Period is to be determined will not adequately and fairly reflect the cost to such Lenders of making or maintaining LIBOR Loans during such Interest Period, the Administrative Agent will forthwith so notify the Borrower and the Lenders. Upon such notice, (i) all then outstanding LIBOR Loans shall automatically, on the expiration date of the respective Interest Periods applicable thereto (unless then repaid in full), be converted into Base Rate Loans, (ii) the obligation of the Lenders to make, to convert Base Rate Loans into, or to continue, LIBOR Loans shall be suspended (including pursuant to the Borrowing to which such Interest Period applies), and (iii) any Notice of Borrowing given at any time thereafter with respect to LIBOR Loans shall be deemed to be a request for Base Rate Loans, in each case until the Administrative Agent or the Required Lenders, as the case may be, shall have determined that the circumstances giving rise to such suspension no longer exist (and the Required Lenders, if making such determination, shall have so notified the Administrative Agent), and the Administrative Agent shall have so notified the Borrower and the Lenders.

(f)            Notwithstanding any other provision in this Agreement, if, at any time after the date hereof and from time to time, any Lender shall have determined in good faith that the introduction of or any change in any applicable law, rule or regulation or in the interpretation or administration thereof by any Governmental Authority charged with the interpretation or administration thereof, or compliance with any guideline or request from any such Governmental Authority (whether or not having the force of law), has or would have the effect of making it unlawful for such Lender to make or to continue to make or maintain LIBOR Loans, such Lender will forthwith so notify the Administrative Agent and the Borrower. Upon such notice, (i) each of such Lender’s then outstanding LIBOR Loans shall automatically, on the expiration date of the respective Interest Period applicable thereto (or, to the extent any such LIBOR Loan may not lawfully be maintained as a LIBOR Loan until such expiration date, upon such notice) and to the extent not sooner prepaid, be converted into a Base Rate Loan, (ii) the obligation of such Lender to make, to convert Base Rate Loans into, or to continue, LIBOR Loans shall be suspended (including pursuant to any Borrowing for which the Administrative Agent has received a Notice of Borrowing but for which the Borrowing Date has not arrived), and (iii) any Notice of Borrowing given at any time thereafter with respect to LIBOR Loans shall, as to such Lender, be deemed to be a request for a Base Rate Loan, in each case until such Lender shall have determined that the circumstances giving rise to such suspension no longer exist and shall have so notified the Administrative Agent, and the Administrative Agent shall have so notified the Borrower.

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2.15        Taxes.

(a)           For purposes of this Section 2.15, the term “applicable law” includes FATCA.

(b)           Any and all payments by or on account of any obligation of any Credit Party under any Credit Document shall be made without deduction or withholding for any Taxes, except as required by applicable law. If any applicable law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by the Borrower shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 2.15) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(c)           The Credit Parties shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.

(d)           The Credit Parties shall jointly and severally indemnify each Recipient, within 10 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 2.15) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(e)           Each Lender shall severally indemnify the Administrative Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that any Credit Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Credit Parties to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 10.6(e) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Credit Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Credit Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this Section 2.15(e).

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(f)            As soon as practicable after any payment of Taxes by any Credit Party to a Governmental Authority pursuant to this Section 2.15, such Credit Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(g)           Status of Lenders.

(i)          Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Credit Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Sections 2.15(g)(ii)(A), 2.15(g)(ii)(B) and 2.15(g)(ii)(D)) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii)         Without limiting the generality of the foregoing:

(A)         any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B)         any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:

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(1)         in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Credit Document, executed copies of IRS Form W-8BEN or W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Credit Document, executed copies of IRS Form W-8BEN or W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2)         executed copies of IRS Form W-8ECI;

(3)         in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit H-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed copies of IRS Form W-8BEN or W-8BEN-E, as applicable; or

(4)         to the extent a Foreign Lender is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN or W-8BEN-E, as applicable, a U.S. Tax Compliance Certificate substantially in the form of Exhibit H-2 or Exhibit H-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit H-4 on behalf of each such direct and indirect partner;

(C)         any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and

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(D)         if a payment made to a Lender under any Credit Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this Section 2.15(g)(ii)(D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

(h)          If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 2.15 (including by the payment of additional amounts pursuant to this Section 2.15), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 2.15 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this Section 2.15(h) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this Section 2.15(h), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this Section 2.15(h) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This Section 2.15(h) shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(i)            Each party’s obligations under this Section 2.15 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Credit Document.

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2.16        Compensation. The Borrower will compensate each Lender upon demand for all losses, expenses and liabilities (including any loss, expense or liability incurred by reason of the liquidation or reemployment of deposits or other funds required by such Lender to fund or maintain LIBOR Loans) that such Lender may incur or sustain (i) if for any reason (other than a default by such Lender) a Borrowing or continuation of a LIBOR Loan does not occur on a date specified therefor in a Notice of Borrowing, (ii) if any repayment, prepayment or conversion of any LIBOR Loan occurs on a date other than the last day of an Interest Period applicable thereto (including as a consequence of any assignment made pursuant to Section 2.17(a) or any acceleration of the maturity of the Loans pursuant to Section 8.2), (iii) if any prepayment of any LIBOR Loan is not made on any date specified in a notice of prepayment given by the Borrower or (iv) as a consequence of any other failure by the Borrower to make any payments with respect to any LIBOR Loan when due hereunder. Calculation of all amounts payable to a Lender under this Section 2.16 shall be made as though such Lender had actually funded its relevant LIBOR Loan through the purchase of a Eurodollar deposit bearing interest at the LIBOR Rate in an amount equal to the amount of such LIBOR Loan, having a maturity comparable to the relevant Interest Period; provided, however, that each Lender may fund its LIBOR Loans in any manner it sees fit and the foregoing assumption shall be utilized only for the calculation of amounts payable under this Section 2.16. A certificate (which shall be in reasonable detail) showing the bases for the determinations set forth in this Section 2.16 by any Lender as to any additional amounts payable pursuant to this Section 2.16 shall be submitted by such Lender to the Borrower either directly or through the Administrative Agent. Determinations set forth in any such certificate made in good faith for purposes of this Section 2.16 of any such losses, expenses or liabilities shall be conclusive absent manifest error.

2.17        Mitigation Obligations; Replacement of Lenders.

(a)           If any Lender requests compensation under Section 2.14, or requires the Borrower to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.15, then such Lender shall (at the request of the Borrower) use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.14 or 2.15, as the case may be, in the future, and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b)           If any Lender requests compensation under Section 2.14, or if the Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant Section 2.15 and, in each case, such Lender has declined or is unable to designate a different Lending Office in accordance with Section 2.17(a), or if any Lender is a Defaulting Lender or a Non-Consenting Lender, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 10.6), all of its interests, rights (other than its existing rights to payments pursuant to Section 2.14 or 2.15) and obligations under this Agreement and the related Credit Documents to an Eligible Assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that:

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(i)          the Borrower shall have paid to the Administrative Agent the assignment fee (if any) specified in Section 10.6(b)(iv);

(ii)         such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and any funded participations in Letters of Credit not refinanced through the Borrowing of Revolving Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Credit Documents (including any amounts under Section 2.16) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);

(iii)        in the case of any such assignment resulting from a request for compensation under Section 2.14 or payments required to be made pursuant to Section 2.15, such assignment will result in a reduction in such compensation or payments thereafter;

(iv)        such assignment does not conflict with applicable Requirements of Law; and

(v)         in the case of any assignment resulting from a Lender becoming a Non- Consenting Lender, the applicable assignee shall have consented to the applicable amendment, waiver or consent.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

2.18        Defaulting Lenders.

(a)           Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by applicable law:

(i)          Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of Required Lenders and in Section 10.5.

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(ii)         Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article VIII or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 8.3 shall be applied at such time or times as may be determined by the Administrative Agent as follows:

(A)         first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder;

(B)         second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to the Swingline Lender hereunder;

(C)         third, as the Borrower may request (so long as no Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent;

(D)         fourth, if so determined by the Administrative Agent and the Borrower, to be held in a non-interest-bearing deposit account and released pro rata in order to  satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement;

(E)         fifth, to the payment of any amounts owing to the Lenders or the Swingline Lender as a result of any judgment of a court of competent jurisdiction obtained by any Lender or the Swingline Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement;

(F)         sixth, so long as no Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and

(G)         seventh, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction;

provided that if (x) such payment is a payment of the principal amount of any Loans in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Loans were made at a time when the conditions set forth in Section 3.2 were satisfied or waived, such payment shall be applied solely to pay the Loans of all non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of such Defaulting Lender. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post cash collateral pursuant to this Section 2.18(a)(ii) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

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(iii)        (A)         No Defaulting Lender shall be entitled to receive any commitment fee pursuant to Section 2.9(b) for any period during which such Lender is a Defaulting Lender (and the Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to such Lender).

(B)         With respect to any commitment fee not required to be paid to any Defaulting Lender pursuant to Section 2.18(a)(iii)(A), the Borrower shall (x) pay to each non-Defaulting Lender that portion of any such fee otherwise payable to such Defaulting Lender with respect to such Defaulting Lender’s Swingline Exposure that has been reallocated to such non-Defaulting Lender pursuant to Section 2.18(a)(iv), (y) pay to the Swingline Lender the amount of any such fee otherwise payable to such Defaulting Lender to the extent allocable to its Fronting Exposure to such Defaulting Lender and (z) not be required to pay the remaining amount of any such fee.

(iv)        All or any part of such Defaulting Lender’s Swingline Exposure shall automatically (effective on the day such Lender becomes a Defaulting Lender) be reallocated among the non-Defaulting Lenders in accordance with their respective Applicable Percentages (calculated without regard to such Defaulting Lender’s Commitment) but only to the extent that such reallocation does not cause the Revolving Credit Exposure of any non-Defaulting Lender to exceed such non-Defaulting Lender’s Revolving Commitment. No reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from such Lender having become a Defaulting Lender, including any claim of a non-Defaulting Lender as a result of such non-Defaulting Lender’s increased exposure following such reallocation.

(v)         If the reallocation described in Section 2.18(a)(iv) cannot, or can only partially, be effected, the Borrower shall, without prejudice to any right or remedy available to it hereunder or under law, prepay Swingline Loans in an amount equal to the Swingline Lender’s Fronting Exposure.

(b)          If the Borrower, the Administrative Agent and the Swingline Lender agree in writing in their sole discretion that a Defaulting Lender should no longer be deemed to be a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any cash collateral), such Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Revolving Loans and funded and unfunded participations in Swingline Loans to be held on a pro rata basis by the Lenders in accordance with their respective Revolving Commitments or Term Commitments, as applicable (without giving effect to Section 2.18(a)(iv)), whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while such Lender was a Defaulting Lender; provided further that, except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from such Lender’s having been a Defaulting Lender.

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(c)          At any time that there shall exist a Defaulting Lender, within one Business Day following the written request of the Administrative Agent, the Borrower shall cash collateralize the Swingline Lender’s Fronting Exposure (determined after giving effect to Section 2.18(a)(iv) and any cash collateral provided by such Defaulting Lender).

(i)          All cash collateral (other than credit support not constituting funds subject to deposit) shall be maintained in blocked, non-interest bearing deposit accounts with the Administrative Agent. The Borrower, and to the extent provided by any Lender, such Lender, hereby grants to (and subjects to the control of) the Administrative Agent, for the benefit of the Administrative Agent and the Lenders (including the Swingline Lender), and agrees to maintain, a first priority security interest in all such cash, deposit accounts and all balances therein, and all other property so provided as collateral pursuant hereto, and in all proceeds of the foregoing, all as security for the obligations to which such cash collateral may be applied pursuant to Section 2.18(c)(ii). If at any time the Administrative Agent determines that cash collateral is subject to any right or claim of any Person other than the Administrative Agent as herein provided, or that the total amount of such cash collateral is less than the applicable Fronting Exposure and other obligations secured thereby, the Borrower or the relevant Defaulting Lender will, promptly upon demand by the Administrative Agent, pay or provide to the Administrative Agent additional cash collateral in an amount sufficient to eliminate such deficiency.

(ii)         Notwithstanding anything to the contrary contained in this Agreement, cash collateral provided under this Section 2.18 in respect of Swingline Loans shall be held and applied to the satisfaction of the specific Swingline Loans, obligations to fund participations therein (including, as to cash collateral provided by a Defaulting Lender, any interest accrued on such obligation) and other obligations for which the cash collateral was so provided, prior to any other application of such property as may be provided for herein.

(iii)        Cash collateral (or the appropriate portion thereof) provided to reduce Fronting Exposure or other obligations shall be released promptly following (i) the elimination of the applicable Fronting Exposure or other obligations giving rise thereto (including by the termination of Defaulting Lender status of the applicable Lender (or, as appropriate, its assignee)) or (ii) the Administrative Agent’s good faith determination that there exists excess cash collateral ; provided, however, that (x) cash collateral furnished by or on behalf of a Credit Party shall not be released during the continuance of a Default (and following application as provided in this Section 2.18 may be otherwise applied in accordance with Section 2.13) and (y) the Person providing cash collateral and the Swingline Lender may agree that cash collateral shall not be released but instead held to support future anticipated Fronting Exposure or other obligations.

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2.19        Approval and Initial Valuation of Borrowing Base Projects.

(a)          The Borrower may from time to time before the Revolving Termination Date, and subject to the limitation set forth in Section 2.19(f), request that the Required Lenders designate any Project as a Borrowing Base Project hereunder and assign a Project Value thereto by delivering to the Administrative Agent a written request (an “Approval Request”) with respect to such Project that:

(i)          attaches all Project Documents for such Project (in either executed or substantially final draft form, if not yet executed);

(ii)         identifies (A) each Person (including each Restricted Party and each Tax Credit Party, if any) that owns or manages any portion of such Project and the ownership of the Capital Stock issued by each such Person and (B) whether such Project is a Tax Credit Project;

(iii)        sets forth the Borrower’s proposed Project Value for such Project, along with documentation and calculations supporting its proposal; and

(iv)        certifies that (A) such Project is a solar power generation system that has achieved Commercial Operation; (B) the Project Documents attached to the Approval Request are true, correct and complete in all material respects and, if executed, binding against each applicable Credit Party and, to the Borrower’s knowledge, binding against the other parties thereto and in full force and effect; and (C) immediately after designating such Project as a Borrowing Base Project with the Borrower’s proposed Project Value, the Borrower will be in compliance with the financial covenants contained in Article VI, such compliance determined with regard to calculations made on a Pro Forma Basis for the Reference Period then most recently ended for which the Administrative Agent has received the financial statements required by Section 5.1 (and a Compliance Certificate).

(b)          The Administrative Agent shall distribute each Approval Request to the Lenders. Each Lender shall review and determine in its sole and absolute discretion whether to approve in its entirety an Approval Request (which such approval indicates an agreement to designate the applicable Project as a Borrowing Base Project with the proposed Project Value), and shall give the Administrative Agent written notice of its decision within 10 Business Days following the date of the Approval Request (except in the case of an amended Approval Request described in Section 2.19(d) to which the expedited two Business Day review period applies). Any Lender that does not deliver a timely approval of an Approval Request or delivers an acceptance thereof that is qualified in any manner (including with respect to the Borrower’s proposed Project Value) shall be deemed to have rejected such Approval Request.

(c)          If the Required Lenders approve any Approval Request in its entirety in accordance with Section 2.19(b), then the Project identified in such Approval Request shall be deemed a Borrowing Base Project having the proposed Project Value set forth therein, effective as of the date that (i) the Administrative Agent notifies the Lenders and the Borrower thereof and (ii) the applicable conditions and requirements of Sections 5.9 and 5.10 are satisfied.

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(d)          If the Required Lenders do not approve any Approval Request in its entirety in accordance with Section 2.19(b), then the Borrower may submit an amendment to such Approval Request that changes the proposed Project Value and makes no other amendments, and thereafter the provisions of Section 2.19(b) shall apply, except the Lender review period shall be reduced from 10 to two Business Days.

(e)          Each Borrowing Base Project as of the Closing Date shall have the Project Value assigned thereto as set forth on Schedule 1.1(b) (or as adjusted thereafter in accordance with Section 2.20). As of the Closing Date, the Lenders anticipate that, subject to and assuming approval in accordance with Sections 2.19(b) and 2.20, each Borrowing Base Project that is a utility-scale solar photovoltaic power generation system located in the contiguous United States that has achieved commercial operation and the production of which is being or will be sold to an investment grade offtaker pursuant to an executed and effective power purchase agreement will receive a Project Value equal to or greater than the amount of debt that could support the maintenance of a minimum debt service coverage ratio of (i) in the case of a Tax Credit Project, 1.30:1.00, or (ii) otherwise, 1.25:1.00, in each case using the projected net income of such Project (on a P50 basis) (and using the aggregate principal and interest payments that would be required to be made during such year if an amount of Loans equal to the Project Value was amortized (on a straight-line basis) over a period equal to the term of the applicable Power Purchase Agreement minus one year (not to exceed 15 years), assuming that the interest payable on such Loans was swapped for a fixed-rate contract on commercially available terms).

(f)           The Borrower may only submit Approval Requests on a single Business Day during each calendar month. For purposes of clarity, the Borrower may submit multiple Approval Requests on a single Business Day in a given calendar month, but it must submit all Approval Requests for each calendar month on the same Business Day. No Project may be identified on more than two Approval Requests (including amended Approval Requests submitted in accordance with Section 2.19(d)).

2.20        Revaluation of Project Values.

(a)          If at any time and from time to time the Administrative Agent shall have received notice from the Required Lenders of their reasonable determination that any material permanent physical change in the structural integrity of any Borrowing Base Project has occurred (including, for example, the decommissioning of a portion thereof or occurrence of a Material Casualty Event affecting a portion thereof), then the Administrative Agent shall forthwith so notify in writing the Borrower and the Lenders (such notice from the Administrative Agent, a “Revaluation Notice”). Each Revaluation Notice shall include, with respect to each Borrowing Base Project identified therein, (i) the proposed revised Project Value for such Borrowing Base Project, if any, set forth in the applicable notice from the Required Lenders or (ii) if the applicable notice from the Required Lenders does not include a proposed revised Project Value, a proposed revised Project Value (as reasonably determined by the Administrative Agent in consultation with the Borrower) for such Borrowing Base Project.

(b)          Each Lender shall review and determine in its sole and absolute discretion whether to approve each revised Project Value set forth in a Revaluation Notice, and shall give the Administrative Agent written notice of its decision within 10 Business Days following the date of the Revaluation Notice. Any Lender that does not deliver a timely response to any Revaluation Notice shall be deemed to have approved such Revaluation Notice (including each Project Value set forth therein) in its entirety.

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(c)          If the Required Lenders approve (or are deemed to have approved) any Project Value set forth in a Revaluation Notice in accordance with Section 2.20(b), then such Project Value shall be assigned to the applicable Borrowing Base Project and the Borrowing Base shall be recalculated, effective as of the date that the Administrative Agent notifies the Lenders and the Borrower thereof.

ARTICLE III

CONDITIONS OF BORROWING

3.1          Conditions of Initial Borrowing. The obligation of each Lender to make Loans in connection with the initial Borrowing hereunder is subject to the satisfaction of the following conditions precedent:

(a)          The Administrative Agent shall have received the following, each dated as of the Closing Date (unless otherwise specified) and in such number of copies as the Administrative Agent shall have requested:

(i)          executed counterparts of this Agreement;

(ii)         to the extent requested by any Lender in accordance with Section 2.4(d), a Note or Notes for such Lender, in each case duly completed in accordance with the provisions of Section 2.4(d) and executed by the Borrower;

(iii)        the Guaranty, duly completed and executed by each Guarantor as of the Closing Date;

(iv)        the Security Agreement, duly completed and executed by each of the Borrower and each Subsidiary of the Borrower, and the Pledge Agreement, duly completed and executed by Intermediate Holdco;

(v)         a control agreement for each deposit account and securities account of any Credit Party that is a party to the Security Agreement (other than deposit accounts maintained with the Administrative Agent and other than deposit accounts and securities accounts the entire balance of which is regularly (and in any event no less frequently than monthly) transferred into deposit accounts and securities accounts, as applicable, over which the Administrative Agent has control), duly executed by the parties thereto and in form and substance reasonably satisfactory to the Administrative Agent; and

(vi)        the favorable opinions of (A) Winstead PC, special counsel to the Credit Parties, and (B) local counsel to the Credit Parties in such jurisdictions as may be reasonably requested by the Administrative Agent, all in form and substance reasonably satisfactory to the Administrative Agent, accompanied in each case by a reliance letter (unless such opinion is addressed to the Administrative Agent and the Lenders or expressly includes a reliance provision) from the counsel rendering such opinion, to the effect that the Administrative Agent and the Lenders are entitled to rely on such opinion as if it were addressed to the Administrative Agent and the Lenders, and addressing such other matters as the Administrative Agent may reasonably request, all in form and substance reasonably satisfactory to the Administrative Agent.

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(b)          The Administrative Agent shall have received a certificate, signed by the president, the chief executive officer or the chief financial officer of the Borrower, dated the Closing Date and in form and substance reasonably satisfactory to the Administrative Agent, certifying that (i) all representations and warranties of the Credit Parties contained in this Agreement and the other Credit Documents are true and correct as of the Closing Date, both immediately before and after giving effect to the consummation of the Transactions, the making of the initial Loans and the application of the proceeds thereof (except to the extent any such representation or warranty is expressly stated to have been made as of a specific date, in which case such representation or warranty shall be true and correct as of such date), (ii) no Default or Event of Default has occurred and is continuing, both immediately before and after giving effect to the consummation of the Transactions, the making of the initial Loans and the application of the proceeds thereof, (iii) both immediately before and after giving effect to the consummation of the Transactions, the making of the initial Loans and the application of the proceeds thereof, no Material Adverse Effect has occurred since December 31, 2015, and there exists no event, condition or state of facts that could reasonably be expected to result in a Material Adverse Effect, and (iv) all conditions to the initial extensions of credit hereunder set forth in this Section 3.1 and in Section 3.2 have been satisfied or waived as required hereunder.

(c)          The Administrative Agent shall have received a certificate of the chief executive officer or the chief financial officer of the Parent with respect to each Credit Party executing any Credit Documents as of the Closing Date, dated the Closing Date and in form and substance reasonably satisfactory to the Administrative Agent, certifying (i) that attached thereto is a true and complete copy of the articles or certificate of incorporation, certificate of formation or other organizational document and all amendments thereto of such Credit Party, certified as of a recent date by the Secretary of State (or comparable Governmental Authority) of its jurisdiction of organization, and that the same has not been amended since the date of such certification, (ii) that attached thereto is a true and complete copy of the bylaws, operating agreement or similar governing document of such Credit Party, as then in effect and as in effect at all times from the date on which the resolutions referred to in clause (iii) below were adopted to and including the date of such certificate, (iii) that attached thereto is a true and complete copy of resolutions adopted by the board of directors (or similar governing body) of such Credit Party (or, with respect to any Credit Party that is a Project Holding Company or a Project Subsidiary, a resolution adopted by its sole member or other Controlling party), authorizing the execution, delivery and performance of this Agreement and the other Credit Documents to which it is a party, and (iv) as to the incumbency and genuineness of the signature of each officer of such Credit Party executing this Agreement or any of such other Credit Documents (or, with respect to any Credit Party that is a Project Holding Company, an officer of the sole member of such Project Holding Company), and attaching all such copies of the documents described above.

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(d)          The Administrative Agent shall have received (i) a certificate as of a recent date of the good standing of each Credit Party executing any Credit Documents as of the Closing Date, under the laws of its jurisdiction of organization, from the Secretary of State (or comparable Governmental Authority) of such jurisdiction, and (ii) a certificate as of a recent date of the qualification of each Credit Party to conduct business as a foreign corporation in such jurisdictions as the Administrative Agent may have reasonably requested, from the Secretary of State (or comparable Governmental Authority) of such jurisdiction.

(e)          The Administrative Agent shall be satisfied with the corporate and capital structure and management of the Parent and its Subsidiaries after giving effect to the Transactions, all legal, tax, accounting, business and other matters relating to the Transactions or to the Parent and its Subsidiaries after giving effect thereto, and all documentation relating to the Transactions, and the Administrative Agent shall have received such copies of the final Transaction Documents as it shall have reasonably requested.

(f)          The Administrative Agent shall have received all Project Documents for each Project designated as a Borrowing Base Project on Schedule 1.1(b).

(g)          All approvals, permits and consents of any Governmental Authorities or other Persons required in connection with the execution and delivery of this Agreement, the other Credit Documents and the other Transaction Documents and the consummation of the Transactions shall have been obtained, without the imposition of conditions that are not acceptable to the Administrative Agent, and all related filings, if any, shall have been made, and all such approvals, permits, consents and filings shall be in full force and effect and the Administrative Agent shall have received such copies thereof as it shall have reasonably requested; all applicable waiting periods shall have expired without any adverse action being taken or threatened by any Governmental Authority having jurisdiction; and no action, proceeding, investigation, regulation or legislation shall have been instituted, threatened or proposed before, and no order, injunction or decree shall have been entered by, any court or other Governmental Authority, in each case to enjoin, restrain or prohibit, to obtain substantial damages in respect of, or to impose materially adverse conditions upon, this Agreement, any of the other Credit Documents or any of the other Transaction Documents, or the consummation of any Transactions or that could reasonably be expected to have a Material Adverse Effect.

(h)          Concurrently with the making of the initial Loans hereunder, (i) all Indebtedness of the Borrower or any of its Subsidiaries (other than Indebtedness described on Schedule 3.1(h)) (collectively, the “Terminating Indebtedness”), shall be repaid and satisfied in full and all guarantees by the Credit Parties relating thereto extinguished, (ii) all commitments to extend credit under the agreements and instruments relating to the Terminating Indebtedness shall be terminated, (iii) any Liens securing the Terminating Indebtedness shall be released and any related filings (including UCC filings, mortgages, and intellectual property filings) terminated of record (or arrangements satisfactory to the Administrative Agent made therefor), and (iv) any letters of credit outstanding under the Terminating Indebtedness for which any Credit Party is obligated shall have been terminated, canceled or replaced; and the Administrative Agent shall have received evidence of the foregoing satisfactory to it, including escrow agreements or payoff letters executed by the applicable creditor in connection with any Terminating Indebtedness.

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(i)           The Administrative Agent shall have received certified reports from an independent search service satisfactory to it listing any judgment or tax lien filing or Uniform Commercial Code financing statement that names the Parent, Intermediate Holdco, the Borrower or any of the Borrower’s Domestic Subsidiaries as debtor in any applicable jurisdiction, and the results thereof shall be reasonably satisfactory to the Administrative Agent.

(j)           The Administrative Agent shall have received evidence in form and substance satisfactory to it that all filings, recordings, registrations and other actions (including the filing of duly completed UCC-1 financing statements in each jurisdiction listed on Annex A to the Security Agreement or the Pledge Agreement) necessary to perfect the Liens created by the Security Documents shall have been completed, or arrangements satisfactory to the Administrative Agent for the completion thereof shall have been made.

(k)          Since December 31, 2015, both immediately before and after giving effect to the consummation of the Transactions, there shall not have occurred (i) a Material Adverse Effect or (ii) any event, condition or state of facts that could reasonably be expected to have a Material Adverse Effect.

(l)           The Borrower shall have paid all fees and reasonable expenses of the Arranger, the Administrative Agent and the Lenders required hereunder or under any other Credit Document to be paid on or prior to the Closing Date (including reasonable fees and expenses of counsel) in connection with this Agreement, the other Credit Documents and the Transactions.

(m)         The Administrative Agent shall have received copies of the financial statements referred to in Section 4.11(a), together with copies of unaudited profit and loss statements for each Borrowing Base Project as of March 31, 2016.

(n)          The Administrative Agent shall have received an executed Financial Condition Certificate, attaching copies of an unaudited consolidated balance sheet of the Restricted Parties as of the last day of the month most recently ended prior to the Closing Date for which financial statements of the Restricted Parties are available and for that portion of the current fiscal year then ended, showing adjustments on a Pro Forma Basis to give effect to the consummation of the Transactions, all as if such events had occurred on such date (the “Pro Forma Balance Sheet”), all of which shall be in form and substance satisfactory to the Administrative Agent.

(o)          The Administrative Agent shall have received evidence in form and substance satisfactory to it that all of the requirements of Section 5.6 have been satisfied, including receipt of certificates of insurance evidencing the insurance coverages described on Schedule 4.18 and naming the Administrative Agent as lender’s loss payable or additional insured, as its interests may appear.

(p)          The Administrative Agent shall have received an Account Designation Letter, together with written instructions from an Authorized Officer of the Borrower, including wire transfer information, directing the payment of the proceeds of the initial Loans to be made hereunder.

(q)          The Administrative Agent shall have received from the Parent and the Borrower all documentation and other information requested by the Administrative Agent that is required to satisfy applicable “know your customer” and anti-money laundering rules and regulations, including the PATRIOT Act.

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(r)           Each of the Administrative Agent and each Lender shall have received such other documents, certificates, opinions and instruments in connection with the transactions contemplated hereby as it shall have reasonably requested.

3.2          Conditions of All Borrowings. The obligation of each Lender to make any Loans hereunder, including the initial Loans (but excluding Revolving Loans made for the purpose of repaying Refunded Swingline Loans pursuant to Section 2.2(e)), is subject to the satisfaction of the following conditions precedent on the relevant Borrowing Date:

(a)          The Administrative Agent shall have received a Notice of Borrowing in accordance with Section 2.2(b) or (together with the Swingline Lender) a Notice of Swingline Borrowing in accordance with Section 2.2(d), as applicable;

(b)          Each of the representations and warranties contained in Article IV and in the other Credit Documents shall be true and correct on and as of such Borrowing Date (including the Closing Date, in the case of the initial Loans made hereunder) with the same effect as if made on and as of such date, both immediately before and after giving effect to the Loans to be made on such date (except to the extent any such representation or warranty is expressly stated to have been made as of a specific date, in which case such representation or warranty shall be true and correct as of such date); and

(c)          No Default or Event of Default shall have occurred and be continuing on such date, both immediately before and after giving effect to the Loans to be made on such date.

Each giving of a Notice of Borrowing or a Notice of Swingline Borrowing, and the consummation of each Borrowing, shall be deemed to constitute a representation by the Borrower that the statements contained in Sections 3.2(b) and 3.2(c) are true, both as of the date of such notice or request and as of the relevant Borrowing Date.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

To induce the Administrative Agent and the Lenders to enter into this Agreement and to induce the Lenders to extend the credit contemplated hereby, the Borrower represents and warrants to the Administrative Agent and the Lenders as follows:

4.1          Corporate Organization and Power. Each Credit Party (i) is a corporation or a limited liability company duly organized or formed, validly existing and in good standing under the laws of the jurisdiction of its incorporation or formation, as the case may be (which jurisdictions, as of the Closing Date, are set forth on Schedule 4.1), (ii) has the full corporate or limited liability company power and authority to execute, deliver and perform the Credit Documents to which it is or will be a party, to own and hold its property and to engage in its business as presently conducted, and (iii) is duly qualified to do business as a foreign corporation or limited liability company and is in good standing in each jurisdiction where the nature of its business or the ownership of its properties requires it to be so qualified, except where the failure to be so qualified, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

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4.2          Authorization; Enforceability. Each Credit Party has taken, or on the Closing Date will have taken, all necessary corporate or limited liability company action, as applicable, to execute, deliver and perform each of the Credit Documents to which it is or will be a party, and has, or on the Closing Date (or any later date of execution and delivery) will have, validly executed and delivered each of the Credit Documents to which it is or will be a party. This Agreement constitutes, and each of the other Credit Documents upon execution and delivery will constitute, the legal, valid and binding obligation of each Credit Party that is a party hereto or thereto, enforceable against it in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally, by general equitable principles or by principles of good faith and fair dealing (regardless of whether enforcement is sought in equity or at law).

4.3          No Violation. The execution, delivery and performance by each Credit Party of each of the Credit Documents to which it is or will be a party, and compliance by it with the terms hereof and thereof, do not and will not (i) violate any provision of its articles or certificate of incorporation or formation, its bylaws or operating agreement, or other applicable formation or organizational documents, (ii) contravene any other Requirement of Law applicable to it, (iii) conflict with, result in a breach of or constitute (with notice, lapse of time or both) a default under any indenture, mortgage, lease, agreement, contract or other instrument to which it is a party, by which it or any of its properties is bound or to which it is subject, or (iv) except for the Liens granted in favor of the Administrative Agent pursuant to the Security Documents, result in or require the creation or imposition of any Lien upon any of its properties, revenues or assets; except, in the case of clauses (ii) and (iii) above, where such violations, conflicts, breaches or defaults, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

4.4          Governmental and Third-Party Authorization; Permits. No consent, approval, authorization or other action by, notice to, or registration or filing with, any Governmental Authority or other Person is or will be required as a condition to or otherwise in connection with the due execution, delivery and performance by each Credit Party of this Agreement or any of the other Credit Documents to which it is or will be a party or the legality, validity or enforceability hereof or thereof, other than (i) filings of Uniform Commercial Code financing statements and other instruments and actions necessary to perfect the Liens created by the Security Documents, (ii) consents, authorizations and filings that have been (or on or prior to the Closing Date will have been) made or obtained and that are (or on the Closing Date will be) in full force and effect and (iii) consents and filings the failure to obtain or make which, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect. Each Restricted Party has, and is in good standing with respect to, all governmental approvals, licenses, permits and authorizations necessary to conduct its business as presently conducted and to own or lease and operate its properties, except for those the failure to obtain which, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

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4.5          Litigation. There are no actions, investigations, suits or proceedings pending or, to the knowledge of the Borrower, threatened, at law, in equity or in arbitration, before any court, other Governmental Authority, arbitrator or other Person, (i) against or affecting any of the Restricted Parties or any of their respective properties that, if adversely determined, could reasonably be expected to have a Material Adverse Effect, or (ii) with respect to this Agreement, any of the other Credit Documents, any of the other Transaction Documents or any of the transactions contemplated hereby or thereby.

4.6          Taxes. Each Restricted Party has timely filed all federal, state, local and foreign tax returns and reports required to be filed by it and has paid, prior to the date on which penalties would attach thereto or a Lien would attach to any of the properties of a Restricted Party if unpaid, all taxes, assessments, fees and other charges levied upon it or upon its properties that are shown thereon as due and payable, other than those that are not yet delinquent or that are being contested in good faith and by proper proceedings and for which adequate reserves have been established in accordance with GAAP. Such returns accurately reflect in all material respects all liability for taxes of the Restricted Parties for the periods covered thereby. As of the Closing Date, there is no ongoing audit or examination or, to the knowledge of the Borrower, other investigation by any Governmental Authority of the tax liability of any of the Restricted Parties, and there is no material unresolved claim by any Governmental Authority concerning the tax liability of any Restricted Party for any period for which tax returns have been or were required to have been filed, other than unsecured claims for which adequate reserves have been established in accordance with GAAP. As of the Closing Date, no Restricted Party has waived or extended or has been requested to waive or extend the statute of limitations relating to the payment of any taxes.

4.7          Subsidiaries. Schedule 4.7 sets forth, as of the Closing Date and after giving effect to the Transactions, (i) all of the Subsidiaries of the Borrower and (ii) as to each Credit Party, (x) the number of shares, units or other interests of each class of Capital Stock outstanding, and the number and effect, if exercised, of all outstanding options, warrants, rights of conversion or purchase and similar rights and (y) the direct holders of all such Capital Stock and the number of shares, units, interests, options, warrants or other purchase rights held by each. All outstanding shares of Capital Stock of the Parent and each of its Subsidiaries are duly and validly issued, fully paid and nonassessable. Except for the shares of Capital Stock and the other equity arrangements expressly indicated on Schedule 4.7, as of the Closing Date there are no shares of Capital Stock, warrants, rights, options or other equity securities, or other Capital Stock of any Credit Party (other than the Parent) outstanding or reserved for any purpose.

4.8          Full Disclosure. All factual information heretofore, contemporaneously or hereafter furnished in writing to the Administrative Agent, the Arranger or any Lender (including all Project Documents delivered thereto) by or on behalf of any Credit Party for purposes of or in connection with this Agreement, the other Credit Documents and the Transactions is or will be true and accurate in all material respects on the date as of which such information is dated or certified (or, if such information has been updated, amended or supplemented, on the date as of which any such update, amendment or supplement is dated or certified) and not made incomplete by omitting to state a material fact necessary to make the statements contained herein and therein, in light of the circumstances under which such information was provided, not misleading; provided that, with respect to projections, budgets and other estimates, except as specifically represented in Section 4.11(c), the Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time. As of the Closing Date, there is no fact known to any Credit Party that has, or could reasonably be expected to have, a Material Adverse Effect, which fact has not been set forth herein, in the financial statements of the Parent, the Borrower and their respective Subsidiaries furnished to the Administrative Agent and/or the Lenders, or in any certificate, opinion or other written statement made or furnished by the Borrower to the Administrative Agent and/or the Lenders.

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4.9          Margin Regulations. No Credit Party is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying Margin Stock. No proceeds of the Loans will be used, directly or indirectly, to purchase or carry any Margin Stock, to extend credit for such purpose or for any other purpose, in each case that would violate or be inconsistent with Regulations T, U or X or any provision of the Exchange Act.

4.10        No Material Adverse Effect. There has been no Material Adverse Effect since December 31, 2015, and there exists no event, condition or state of facts that could reasonably be expected to result in a Material Adverse Effect.

4.11        Financial Matters.

(a)          The Borrower has heretofore furnished to the Administrative Agent copies of (i) the audited consolidated balance sheets of the Company Parties as of December 31, 2015, and the related statements of income, cash flows and stockholders’ equity for the fiscal years then ended, prepared in accordance with FASB ASC 946, together with the opinion of KPMG LLP thereon, and (ii) the unaudited consolidated balance sheet of the Company Parties as of March 31, 2016, and the related statements of income, cash flows and stockholders’ equity for the three-month period then ended. Such financial statements have been prepared in accordance with GAAP (subject, with respect to the unaudited financial statements, to the absence of notes required by GAAP and to normal year-end adjustments) and present fairly in all material respects the financial condition of the Company Parties on a consolidated basis as of the respective dates thereof and the results of operations of the Company Parties on a consolidated basis for the respective periods then ended. Except as fully reflected in the most recent financial statements referred to above and the notes thereto, there are no material liabilities or obligations with respect to the Company Parties of any nature whatsoever (whether absolute, contingent or otherwise and whether or not due) that are required in accordance with GAAP to be reflected in such financial statements and that are not so reflected.

(b)          The Pro Forma Balance Sheet reflects adjustments made on a Pro Forma Basis to give effect to the consummation of the Transactions, all as if such events had occurred on the date as of which the Pro Forma Balance Sheet is prepared. The Pro Forma Balance Sheet has been prepared based on stated assumptions made in good faith and having a reasonable basis set forth therein, presents fairly in all material respects the consolidated financial condition of the Restricted Parties on an unaudited Pro Forma Basis as of the date set forth therein after giving effect to the consummation of the transactions described above.

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(c)          The Borrower has prepared, and has heretofore furnished to the Administrative Agent a copy of, a projected consolidated balance sheet and a projected statement of income of the Restricted Parties as of, and for the fiscal year ending on, December 31, 2016, giving effect to the consummation of the Transactions (the “Projections”). In the good faith opinion of management of the Borrower, the assumptions used in the preparation of the Projections were fair, complete and reasonable when made and continue to be fair, complete and reasonable as of the date hereof. The Projections have been prepared in good faith by the executive and financial personnel of the Borrower, are complete and represent a reasonable estimate of the future performance and financial condition of the Restricted Parties, subject to the uncertainties and approximations inherent in any projections.

(d)          After giving effect to the consummation of the Transactions, the Credit Parties, taken as a whole, (i) have capital sufficient to carry on their businesses as conducted and as proposed to be conducted, (ii) have assets with a fair saleable value, determined on a going concern basis, which are (y) not less than the amount required to pay the probable liability on their existing debts as they become absolute and matured and (z) greater than the total amount of their liabilities (including identified contingent liabilities, valued at the amount that can reasonably be expected to become absolute and matured in their ordinary course), and (iii) do not intend to, and do not believe that they will, incur debts or liabilities beyond their ability to pay such debts and liabilities as they mature in their ordinary course.

(e)          Since December 31, 2015, there has not been an occurrence of a “material weakness” (as defined in statement on Auditing Standards No. 60) in, or fraud that involves management or other employees who have a significant role in, the Parent’s or the Borrower’s internal controls over financial reporting, in each case as described in Section 404 of the Sarbanes-Oxley Act of 2002 and all rules and regulations promulgated thereunder and the accounting and auditing principles, rules, standards and practices promulgated or approved with respect thereto.

(f)           Neither (i) the board of directors of any Company Party, a committee thereof or an authorized officer of any Company Party has concluded that any financial statement previously furnished to the Administrative Agent should no longer be relied upon because of an error, nor (ii) has any Company Party been advised by its auditors that a previously issued audit report or interim review cannot be relied on.

4.12        Ownership of Properties; Access; Utilities. Each Restricted Party (i) has good and indefeasible title to all real property owned by it, (ii) holds interests as lessee under valid leases in full force and effect with respect to all material leased real and personal property used in connection with its business, and (iii) has good title to all of its other material properties and assets reflected in the most recent financial statements referred to in Section 4.11(a) (except as sold or otherwise disposed of since the date thereof in the ordinary course of business), in each case free and clear of all Liens other than Permitted Liens. Schedule 4.12 lists, as of the Closing Date and after giving effect to the Transactions, all Realty of the Restricted Parties, indicating in each case the identity of the owner, the address of the property, the nature of use of the premises, and whether such interest is a leasehold or fee ownership interest.

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4.13        ERISA. No Restricted Party sponsors, maintains or participates in, nor, to the knowledge of the Borrower, has at any time sponsored, maintained or participated in, any Plan.

4.14        Environmental Matters.

(a)          Except as set forth on Schedule 4.14(a) or disclosed in writing to the Administrative Agent in connection with any Acquisition of any Project by a Restricted Party, no Hazardous Substances are or have been generated, used, located, released, treated, transported, disposed of or stored, currently or in the past, (A) by any Restricted Party or (B) to the knowledge of the Borrower, by any other Person (including any predecessor in interest) or otherwise, in either case in, on, about or to or from any portion of any real property, leased, owned or operated by any Restricted Party, except in compliance with all applicable Environmental Laws; no portion of any such real property or, to the knowledge of the Borrower, any other real property at any time leased, owned or operated by any Restricted Party is contaminated by any Hazardous Substance; and no portion of any real property leased, owned or operated by any Restricted Party is presently or, to the knowledge of the Borrower, has ever been, the subject of an environmental audit, assessment or remedial action.

(b)          Except as set forth on Schedule 4.14(b) or disclosed in writing to the Administrative Agent in connection with any Acquisition of any Project by a Restricted Party, no portion of any real property leased, owned or operated by any Restricted Party has been used by any Restricted Party or, to the knowledge of the Borrower, by any other Person, as or for a mine, landfill, dump or other disposal facility, gasoline service station or bulk petroleum products storage facility; and no portion of such real property or any other real property currently or at any time in the past leased, owned or operated by any Restricted Party has, pursuant to any Environmental Law, been placed on the “National Priorities List” or “Superfunds Enterprise Management System” (which replaces the CERCLIS List) (or any similar federal, state or local list) of sites subject to possible environmental problems.

(c)          Except as set forth on Schedule 4.14(c) or disclosed in writing to the Administrative Agent in connection with any Acquisition of any Project by a Restricted Party, all activities and operations of the Restricted Parties are in material compliance with the requirements of all applicable Environmental Laws; each Restricted Party has obtained all material licenses and permits under Environmental Laws necessary to its respective operations, all such material licenses and permits are being maintained in good standing, and each Restricted Party is in material compliance with all terms and conditions of such licenses and permits; and no Restricted Party is involved in any suit, action or proceeding, or has received any notice, complaint or other request for information from any Governmental Authority or other Person, with respect to any actual or alleged Environmental Claims, and to the knowledge of the Borrower, there are no threatened Environmental Claims, nor any basis therefor.

(d)          Notwithstanding any representation or warranty of the Borrower to the contrary, no Restricted Party has any material liability for any Hazardous Substance arising under or in connection with any Environmental Law or pursuant to any agreement, contract or lease.

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4.15        Compliance with Laws. Each Credit Party has timely filed all material reports, documents and other materials required to be filed by it under all applicable Requirements of Law with any Governmental Authority, has retained all material records and documents required to be retained by it under all applicable Requirements of Law, and is otherwise in compliance with all applicable Requirements of Law in respect of the conduct of its business and the ownership and operation of its properties, except in each case to the extent that the failure to comply therewith, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect. There are no facts or circumstances that reasonably could be expected to materially increase the cost to any Credit Party of compliance with any applicable Requirements of Law.

4.16        Intellectual Property. Each Restricted Party owns, or has the legal right to use, all Intellectual Property necessary for it to conduct its business as currently conducted. Schedule 4.16 lists, as of the Closing Date and after giving effect to the Transactions, all registered Intellectual Property owned by any Restricted Party. No claim has been asserted or is pending by any Person challenging or questioning the use of any such Intellectual Property or the validity or effectiveness of any such Intellectual Property, nor does the Borrower know of any such claim, and to the knowledge of the Borrower, the use of such Intellectual Property by any Restricted Party does not infringe on the known rights of any Person, except for such claims and infringements that, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

4.17        Investment Company Act. No Credit Party is an “investment company,” a company “controlled” by an “investment company,” or an “investment advisor,” within the meaning of the Investment Company Act of 1940.

4.18        Insurance. Schedule 4.18 sets forth, as of the Closing Date and after giving effect to the Transactions, an accurate and complete list and a brief description (including the insurer, policy number, type of insurance, coverage limits, deductibles, expiration dates and any special cancellation conditions) of all policies of property and casualty, liability (including, but not limited to, product liability), business interruption, workers’ compensation, and other forms of insurance owned or held by the Restricted Parties or pursuant to which any of their respective assets are insured. The assets, properties and business of the Restricted Parties are insured against such hazards and liabilities, under such coverages and in such amounts, as are customarily maintained by prudent companies similarly situated and under policies issued by insurers of recognized responsibility.

4.19        Material Contracts. Schedule 4.19 lists, as of the Closing Date and after giving effect to the Transactions, the Material Contracts and indicates the parties thereto. As of the Closing Date and after giving effect to the Transactions, (i) each Material Contract is in full force and effect and is enforceable by each Restricted Party that is a party thereto in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally, by general or equitable principles or by principles of good faith and fair dealing, and (ii) no Restricted Party or, to the knowledge of the Borrower, any other party thereto is in breach of or default under any Material Contract in any material respect or has given notice of termination or cancellation of any Material Contract. There are no Material Contracts directly affecting or relating to the construction, management or operation of a Borrowing Base Project except the Project Documents made available by the Borrower to the Administrative Agent.

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4.20        Security Documents. The provisions of each of the Security Documents (whether executed and delivered prior to or on the Closing Date or thereafter) are and will be effective to create in favor of the Administrative Agent, for its benefit and the benefit of the Lenders, a valid and enforceable security interest in and Lien upon all right, title and interest of each Credit Party that is a party thereto in and to the Collateral purported to be pledged by it thereunder and described therein, and upon (i) the initial extension of credit hereunder, (ii) the filing of appropriately completed Uniform Commercial Code financing statements and continuations thereof in the jurisdictions specified therein, (iii) the filing of appropriately completed short-form assignments in the U.S. Patent and Trademark Office and the U.S. Copyright Office, as applicable, and (iv) the possession by the Administrative Agent of any certificates (if any) evidencing the securities pledged thereby, duly endorsed or accompanied by duly executed stock powers, such security interest and Lien shall constitute a fully perfected and first priority security interest in and Lien upon such right, title and interest of the applicable Credit Party in and to such Collateral, to the extent that such security interest and Lien can be perfected by such filings, actions and possession, subject only to Permitted Liens.

4.21        Labor Relations. No Restricted Party is engaged in any unfair labor practice within the meaning of the National Labor Relations Act of 1947, as amended. As of the Closing Date, there is (i) no unfair labor practice complaint before the National Labor Relations Board, or grievance or arbitration proceeding arising out of or under any collective bargaining agreement, pending or, to the knowledge of the Borrower, threatened, against any Restricted Party, (ii) no strike, lock-out, slowdown, stoppage, walkout or other labor dispute pending or, to the knowledge of the Borrower, threatened, against any Restricted Party, and (iii) to the knowledge of the Borrower, no petition for certification or union election or union organizing activities taking place with respect to any Restricted Party. As of the Closing Date, there are no collective bargaining agreements or Multiemployer Plans covering the employees of the Restricted Parties.

4.22        Project Documents. Except as otherwise agreed by the Administrative Agent in respect of Borrowing Base Projects set forth on Schedule 1.1(b), the Borrower has heretofore furnished to the Administrative Agent true and complete copies of the Project Documents for each Borrowing Base Project, in each case together with all schedules and exhibits referred to therein or delivered pursuant thereto and all amendments, modifications and waivers relating thereto. No Project Document has been amended, modified or supplemented since being furnished to the Administrative Agent, nor any condition or provision thereof waived since being furnished to the Administrative Agent, in any material respect other than as approved by the Administrative Agent or the Required Lenders. Each Project Document described in paragraphs 3 (except in respect of Borrowing Base Projects set forth on Schedule 1.1(b)) and 4 of Schedule 2.19 is in full force and effect and no Restricted Party (nor, to the knowledge of the Borrower, any other party thereto) is in material default thereunder or in material breach thereof.

4.23        No Burdensome Restrictions. No Restricted Party is a party to any written agreement or instrument or subject to any other obligations or any charter or corporate restriction or any provision of any applicable Requirement of Law that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

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4.24        Sanctions; Anti-Corruption Laws; Anti-Terrorism Laws.

(a)          No Credit Party or any Subsidiary thereof or, to the knowledge of the Borrower, any director, officer, employee, agent or Affiliate of any Credit Party or any Subsidiary thereof (i) is, or is owned or controlled by Persons that are, a Sanctioned Person or currently the subject or target of any Sanctions or (ii) has taken any action, directly or indirectly, that would result in a violation by such Person of any Anti-Corruption Laws.

(b)          Neither the making of the Loans hereunder nor the use of the proceeds thereof will violate the PATRIOT Act, the Trading with the Enemy Act, as amended, the Foreign Corrupt Practices Act or any of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) or any enabling legislation or executive order relating thereto. The Credit Parties are in compliance in all material respects with the PATRIOT Act.

ARTICLE V

AFFIRMATIVE COVENANTS

The Borrower covenants and agrees that, until the termination of the Commitments and the payment in full in cash of all principal and interest with respect to the Loans together with all fees, expenses and other amounts then due and owing hereunder:

5.1          Financial Statements. The Borrower will deliver to the Administrative Agent and to each Lender:

(a)          As soon as available and in any event within 60 days after the end of each fiscal quarter of each fiscal year, beginning with the fiscal quarter ending on September 30, 2016, unaudited consolidated and consolidating balance sheets of the Restricted Parties as of the end of such fiscal quarter and unaudited consolidated and consolidating statements of income, cash flows and stockholders’ equity for the Restricted Parties for the fiscal quarter then ended and for that portion of the fiscal year then ended, in each case (beginning with the fiscal quarter ending on June 30, 2017) setting forth comparative consolidated figures as of the end of and for the corresponding period in the preceding fiscal year, all in reasonable detail and prepared in accordance with GAAP (subject to the absence of notes required by GAAP and subject to normal year-end adjustments) applied on a basis consistent with that of the preceding quarter or containing disclosure of the effect on the financial condition or results of operations of any change in the application of accounting principles and practices during such quarter;

(b)          As soon as available and in any event within 120 days after the end of each fiscal year, beginning with fiscal year 2016, an audited consolidated and unaudited consolidating balance sheet of the Restricted Parties as of the end of such fiscal year and the related audited consolidated and unaudited consolidating statements of income, cash flows and stockholders’ equity for the Restricted Parties for the fiscal year then ended, including the notes thereto, in each case (beginning with fiscal year 2017) setting forth comparative consolidated figures as of the end of and for the preceding fiscal year, all in reasonable detail and (with respect to the audited statements) certified by the independent certified public accounting firm regularly retained by the Borrower or another independent certified public accounting firm of recognized national standing reasonably acceptable to the Administrative Agent, together with a report thereon by such accountants that is not qualified as to going concern or scope of audit and to the effect that such financial statements present fairly in all material respects the consolidated financial condition and results of operations of the Restricted Parties as of the dates and for the periods indicated in accordance with GAAP applied on a basis consistent with that of the preceding year or containing disclosure of the effect on the financial condition or results of operations of any change in the application of accounting principles and practices during such year;

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(c)          Concurrently with each delivery of the financial statements described in Sections 5.1(a) and 5.1(b), a report in form and method of analysis similar to the Management’s Discussion and Analysis found in an annual report, Form 10-K or Form 10-Q of a publicly registered company, or in such other form as may be acceptable to the Administrative Agent, regarding such topics as the Borrower’s financial condition and results of operations, the Borrower’s business and corresponding industry and the Borrower’s management; provided, however, that the Borrower shall not be required to deliver to the Administrative Agent or any Lender any such report described in this subsection to the extent materials with substantially the same content with respect to the Parent have been rendered to or filed with respect to such reporting period with the Securities and Exchange Commission, the National Association of Securities Dealers, Inc. or any national securities exchange; and

(d)          As soon as available and in any event within 60 days after the end of each fiscal quarter of each fiscal year, beginning with the first fiscal quarter for which such financial statements were not delivered as of the Closing Date, unaudited consolidated and consolidating balance sheets of the Company Parties as of the end of such fiscal quarter and unaudited consolidated and consolidating statements of income, cash flows and stockholders’ equity for the Company Parties for the fiscal quarter then ended and for that portion of the fiscal year then ended, in each case (beginning with fiscal year 2017) setting forth comparative consolidated figures as of the end of and for the corresponding period in the preceding fiscal year, all in reasonable detail and prepared in accordance with GAAP (subject to the absence of notes required by GAAP and subject to normal year-end adjustments) applied on a basis consistent with that of the preceding quarter or containing disclosure of the effect on the financial condition or results of operations of any change in the application of accounting principles and practices during such quarter.

5.2          Other Business and Financial Information. The Borrower will deliver to the Administrative Agent and each Lender:

(a)          Concurrently with each delivery of the financial statements described in Sections 5.1(a) (including with respect to financial statements as of the end of and for the fourth fiscal quarter of each fiscal year) and 5.1(b), a Compliance Certificate with respect to the period covered by the financial statements being delivered thereunder, executed by a Financial Officer of the Borrower, (i) together with a Covenant Compliance Worksheet reflecting the computation of the financial covenants set forth in Article VI as of the last day of the period covered by such financial statements, and (ii) for the last fiscal quarter covered by the financial statements being delivered thereunder, (A) a calculation (with reasonable supporting detail) of the Dividend Amount, Dividend Overage (if any) and Dividend Carryforward Amount (if any) for such fiscal quarter, (B) a listing of the Net Asset Value for each of the Parent and the Borrower as of the end of each month during the such fiscal quarter and the Average Net Asset Value for each of the Parent and Borrower for such fiscal quarter, (C) a summary of all distributions and dividends paid by the Borrower and by the Parent during such fiscal quarter, and (D) a summary of all Capital Contributions received by the Borrower during such fiscal quarter and whether such Capital Contributions intended to be used to repay Loans in accordance with Section 7.4(iii) or satisfy the obligations related to a Dividend Overage as set forth clause (x) of the proviso in Section 7.6(a)(iii).

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(b)          As soon as available and in any event within 30 days after the end of each fiscal month, a report describing the financial and operational performance of each Borrowing Base Project for such month together with comparative estimated figures for such month;

(c)          As soon as available and in any event within 30 days after the commencement of each fiscal year, beginning with the 2017 fiscal year, a consolidated operating budget for the Restricted Parties for such fiscal year (prepared on a quarterly basis), consisting of a consolidated balance sheet and consolidated statements of income and cash flows, together with a certificate of a Financial Officer of the Borrower to the effect that such budget has been prepared in good faith and is a reasonable estimate of the financial position and results of operations of the Restricted Parties for the period covered thereby; and as soon as available from time to time thereafter, any modifications or revisions to or restatements of such budget;

(d)          Promptly upon receipt thereof, copies of any “management letter” submitted to any Credit Party by its certified public accountants in connection with each annual, interim or special audit, and promptly upon completion thereof, any response reports from such Credit Party in respect thereof;

(e)          Promptly upon the sending, filing or receipt thereof, copies of (i) all financial statements, reports, notices and proxy statements that any Credit Party shall send or make available generally to its shareholders, and (ii) all press releases and other statements made available generally by any Credit Party to the public concerning material developments in the business of the Credit Parties; provided, however, that the Borrower shall not be required to deliver to the Administrative Agent or any Lender any such materials described in the foregoing clauses (i) and (ii) to the extent such materials have been rendered to or filed with the Securities and Exchange Commission, the National Association of Securities Dealers, Inc. or any national securities exchange;

(f)           Promptly upon (and in any event within five Business Days after) any Responsible Officer of any Credit Party obtaining knowledge thereof, written notice of any of the following:

(i)          the occurrence of any Default or Event of Default, together with a written statement of a Responsible Officer of the Borrower specifying the nature of such Default or Event of Default, the period of existence thereof and the action that the Borrower has taken and proposes to take with respect thereto;

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(ii)         the institution or threatened institution of any action, suit, investigation or proceeding against or affecting any Credit Party, including any such investigation or proceeding by any Governmental Authority (other than routine periodic inquiries, investigations or reviews), that, if adversely determined, could reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, and any material development in any litigation or other proceeding previously reported pursuant to Section 4.5 or this Section 5.2(f)(ii);

(iii)        the receipt by any Credit Party from any Governmental Authority of (A) any notice asserting any failure by any Credit Party to be in compliance with applicable Requirements of Law or that threatens the taking of any action against any Credit Party or sets forth circumstances that, if taken or adversely determined, could reasonably be expected to have a Material Adverse Effect, or (B) any notice of any actual or threatened suspension, limitation or revocation of, failure to renew, or imposition of any restraining order, escrow or impoundment of funds in connection with, any license, permit, accreditation or authorization of any Credit Party, where such action could reasonably be expected to have a Material Adverse Effect;

(iv)        the occurrence of any ERISA Event, together with (x) a written statement of a Responsible Officer of the Borrower specifying the details of such ERISA Event and the action that the applicable Credit Party or ERISA Affiliate has taken and proposes to take with respect thereto, (y) a copy of any notice with respect to such ERISA Event that may be required to be filed with the PBGC and (z) a copy of any notice delivered by the PBGC to any Credit Party or an ERISA Affiliate with respect to such ERISA Event;

(v)         the occurrence of any material default under, or any proposed or threatened termination or cancellation of, any Material Contract;

(vi)        the occurrence of any reduction to the amount of management fees or expense reimbursements paid by the Parent or Intermediate Holdco to the Advisor;

(vii)       the occurrence of any of the following: (x) the assertion of any Environmental Claim against or affecting any Credit Party or any real property leased, operated or owned by any Credit Party, or any Credit Party’s discovery of a basis for any such Environmental Claim; (y) the receipt by any Credit Party of notice of any alleged liability under, violation of or noncompliance with any Environmental Laws or release of any Hazardous Substance; or (z) the taking of any investigation, remediation or other responsive action by any Credit Party or any other Person in response to the actual or alleged liability under, violation of or non-compliance with any Environmental Law by any Credit Party or generation, storage, transport, release, disposal or discharge of any Hazardous Substances on, to, upon or from any real property leased, operated or owned by any Credit Party; but in each case under clauses (x), (y) and (z) above, only to the extent the same could reasonably be expected to have a Material Adverse Effect; and

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(viii)      any other matter or event that has, or could reasonably be expected to have, a Material Adverse Effect, together with a written statement of a Responsible Officer of the Borrower setting forth the nature and period of existence thereof and the action that the affected Credit Parties have taken and propose to take with respect thereto; and

(g)          As promptly as reasonably possible, such other information about the business, condition (financial or otherwise), operations or properties of any Credit Party as the Administrative Agent or any Lender may from time to time reasonably request.

5.3          Existence; Franchises; Maintenance of Properties. Each Credit Party will, and the Borrower will cause each of the Borrower’s Subsidiaries to, (i) maintain and preserve in full force and effect its legal existence, except as expressly permitted otherwise by Section 7.1, (ii) obtain, maintain and preserve in full force and effect all other rights, franchises, licenses, permits, certifications, approvals and authorizations required by Governmental Authorities and necessary to the ownership, occupation or use of its properties or the conduct of its business, except to the extent the failure to do so could not reasonably be expected to have a Material Adverse Effect, and (iii) keep all material properties in good working order and condition (normal wear and tear and damage by casualty excepted) and from time to time make all necessary repairs to and renewals and replacements of such properties, except to the extent that any of such properties are obsolete or are being replaced or, in the good faith judgment of the Borrower, are no longer useful or desirable in the conduct of the business of the Credit Parties.

5.4          Compliance with Laws. Each Credit Party will, and the Borrower will cause each of the Borrower’s Subsidiaries to, comply in all respects with all Requirements of Law applicable in respect of the conduct of its business and the ownership and operation of its properties, except to the extent the failure so to comply could not reasonably be expected to have a Material Adverse Effect.

5.5          Payment of Obligations. Each Restricted Party will, and will cause each of its Subsidiaries to, (i) pay, discharge or otherwise satisfy at or before maturity all liabilities and obligations as and when due (subject to any applicable subordination, grace and notice provisions), except to the extent failure to do so could not reasonably be expected to have a Material Adverse Effect, and (ii) pay and discharge all taxes, assessments and governmental charges or levies imposed upon it, upon its income or profits or upon any of its properties, prior to the date on which penalties would attach thereto, and all lawful claims that, if unpaid, would become a Lien (other than a Permitted Lien) upon any of the properties of any Restricted Party; provided, however, that no Restricted Party shall be required to pay any such tax, assessment, charge, levy or claim that is being contested in good faith and by proper proceedings and as to which such Restricted Party is maintaining adequate reserves with respect thereto in accordance with GAAP.

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5.6          Insurance.

(a)          Each Restricted Party will, and will cause each of its Subsidiaries to, (i) maintain with financially sound and reputable insurance companies insurance with respect to its assets, properties and business, against such hazards and liabilities, of such types and in such amounts, as is customarily maintained by companies in the same or similar businesses similarly situated, and (ii) deliver certificates of such insurance to the Administrative Agent with standard loss payable endorsements naming the Administrative Agent as lender’s loss payee (on property and casualty policies) and additional insured (on liability policies) as its interests may appear. Each such policy of insurance shall contain a clause requiring the insurer to give not less than 30 days’ prior written notice to the Administrative Agent before any cancellation of the policies for any reason whatsoever and shall provide that any loss shall be payable in accordance with the terms thereof notwithstanding any act of any Restricted Party that might result in the forfeiture of such insurance.

(b)          Each Restricted Party will, and will cause each of its Subsidiaries to, direct all insurers under policies of property and casualty insurance on the Collateral to pay all proceeds payable thereunder directly to the Administrative Agent. The Administrative Agent shall hold all such proceeds for the account of the Restricted Parties. So long as no Event of Default has occurred and is continuing, and subject Section 2.6(f), the Administrative Agent shall, at the Borrower’s request, disburse such proceeds as payment for the purpose of replacing or repairing destroyed or damaged assets, as and when required to be paid and upon presentation of evidence satisfactory to the Administrative Agent of such required payments and such other documents as the Administrative Agent may reasonably request. As and to the extent required by Section 2.6(f), and in any event upon and during the continuance of an Event of Default, the Administrative Agent shall apply such proceeds as a prepayment of the Loans in the order and manner provided in Section 2.6(h).

5.7          Maintenance of Books and Records; Inspection. Each Credit Party will, and the Borrower will cause each of the Borrower’s Subsidiaries to, (i) maintain adequate books, accounts and records, in which full, true and correct entries shall be made of all financial transactions in relation to its business and properties, and prepare all financial statements required under this Agreement, in each case in accordance with GAAP and in compliance with the requirements of any Governmental Authority having jurisdiction over it, (ii) provide to the Administrative Agent, upon request, a complete and accurate listing of all electronic and other systems by which the Credit Parties maintain any books, accounts and records, and provide all information necessary (including credentials, passwords and authorizations) to permit the Administrative Agent to (A) access, duplicate and disseminate the information contained therein and (B) in connection with an exercise of remedies after the occurrence and during the continuance of an Event of Default, have exclusive control over such books, accounts and records, and (iii) permit employees or agents of the Administrative Agent or any Lender to visit and inspect its properties and examine or audit its books, records, working papers and accounts and make copies and memoranda of them, and to discuss its affairs, finances and accounts with its officers and employees and, upon notice to the Borrower, the independent public accountants of the Credit Parties and their respective Subsidiaries (and by this provision each of the Parent, Intermediate Holdco and the Borrower authorizes such accountants to discuss the finances and affairs of the Credit Parties and their respective Subsidiaries), all at such times and from time to time, upon reasonable notice and during business hours, as may be reasonably requested.

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5.8          Rate Management Agreements. Within 90days after (x) the Closing Date with respect to the Facility 1 Term Loans, or (y) the Facility 2 Conversion Date with respect to the Facility 2 Term Loans, the Borrower shall have entered into or obtained, and the Borrower will thereafter maintain in full force and effect, Rate Management Agreements in form and substance reasonably satisfactory to the Administrative Agent the effect of which shall be to fix or limit interest rates payable by the Borrower as to at least 50% of the principal balance of the Facility 1 Term Loans or Facility 2 Term Loans, as applicable, at such date for a period of not less than three years after such date. The Borrower will deliver to the Administrative Agent, promptly upon receipt thereof, copies of such Rate Management Agreements (and any supplements or amendments thereto), and promptly upon request therefor, any other information reasonably requested by the Administrative Agent to evidence its compliance with the provisions of this Section 5.8.

5.9          Acquisitions. As soon as reasonably practicable after the consummation of any Acquisition in accordance with Section 7.5(i), 7.5(ii) or 7.5(iv), the Borrower will deliver to the Administrative Agent true and correct copies of the fully executed acquisition agreement (including schedules and exhibits thereto) and other material documents and closing papers delivered in connection therewith.

5.10        Subsidiaries and Tax Credit Parties.

(a)          Concurrently with the creation or direct or indirect acquisition by the Borrower of any Subsidiary, each new Subsidiary (such Person, for purposes of this Section 5.10, the “subject Subsidiary”) shall execute and deliver to the Administrative Agent (i) a joinder to the Guaranty, pursuant to which the subject Subsidiary shall become a guarantor thereunder and shall guarantee the payment in full of the Obligations of the Borrower under this Agreement and the other Credit Documents, and (ii) a joinder to the Security Agreement, pursuant to which the subject Subsidiary shall become a party thereto and shall grant to the Administrative Agent a first priority Lien upon and security interest in its accounts receivable, inventory, equipment, general intangibles and other personal property as Collateral for its obligations under the Guaranty, subject only to Permitted Liens, and the Borrower shall, or shall cause the parent Credit Party that owns the Capital Stock of the subject Subsidiary to, execute and deliver to the Administrative Agent an amendment or supplement to the Security Agreement pursuant to which all of the Capital Stock of the subject Subsidiary then held by the Borrower or such parent Credit Party shall be pledged to the Administrative Agent, together, to the extent applicable, with the certificates evidencing such Capital Stock and undated stock powers duly executed in blank.

(b)          Concurrently with the delivery of any document required by Section 5.10(a), the Borrower shall deliver to the Administrative Agent:

(i)          (A) a copy of the certificate of incorporation (or other charter documents) of the subject Subsidiary, certified as of a date that is acceptable to the Administrative Agent by the applicable Governmental Authority of the jurisdiction of incorporation or organization of the subject Subsidiary, (B) a copy of the bylaws or similar organizational document of the subject Subsidiary, certified on behalf of the subject Subsidiary as of a date that is acceptable to the Administrative Agent by the corporate secretary or assistant secretary of the subject Person, (C) a certificate of good standing for the subject Subsidiary issued by the applicable Governmental Authority of the jurisdiction of incorporation or organization of the subject Subsidiary and (D) copies of the resolutions of the board of directors or stockholders or other equity owners, as applicable, of the subject Subsidiary authorizing the execution, delivery and performance of the agreements, documents and instruments executed pursuant to Section 5.10(a), certified on behalf of the subject Subsidiary by an Authorized Officer of the subject Person, all in form and substance reasonably satisfactory to the Administrative Agent;

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(ii)         a report of Uniform Commercial Code financing statement, tax and judgment lien searches performed against such Subsidiary in each jurisdiction in which the subject Subsidiary is incorporated or organized, has a place of business or maintains any assets, which report shall show no Liens on its assets (other than Permitted Liens);

(iii)        a certificate of the secretary or an assistant secretary of the subject Subsidiary as to the incumbency and signature of the officers executing agreements, documents and instruments executed pursuant to Section 5.10(a);

(iv)        a certificate as to the solvency of the subject Subsidiary, addressed to the Administrative Agent and the Lenders, dated as of the date of creation, acquisition or designation of the subject Subsidiary and in form and substance reasonably satisfactory to the Administrative Agent; and

(v)         evidence satisfactory to the Administrative Agent that no Default or Event of Default shall exist immediately before or after the creation or acquisition of the subject Subsidiary or be caused thereby.

(c)          As promptly as reasonably possible, the Borrower and its Subsidiaries will deliver any such other documents, certificates and opinions, in form and substance reasonably satisfactory to the Administrative Agent, as the Administrative Agent or the Required Lenders may reasonably request in connection therewith and will take such other action as the Administrative Agent may reasonably request to create in favor of the Administrative Agent, for the benefit of the Lenders, a perfected security interest in the Collateral being pledged pursuant to the documents described in this Section 5.10.

(d)          Notwithstanding the foregoing provisions of this Section 5.10, with respect to any Foreign Subsidiary, (i) the Capital Stock of such Foreign Subsidiary will not be required to be pledged to the extent (but only to the extent) that (y) such Foreign Subsidiary is a Subsidiary of a Foreign Subsidiary or (z) such pledge exceeds 66% of the voting Capital Stock of such Foreign Subsidiary, unless and to the extent that the pledge of greater than 66% of the voting Capital Stock of such Foreign Subsidiary would not cause any materially adverse tax consequences to the Borrower, and (ii) such Foreign Subsidiary will not be required to become a Subsidiary Guarantor if doing so would cause any materially adverse tax consequences to the Borrower or the Parent, determined by whether the execution of the Guaranty by such Foreign Subsidiary would constitute an investment of earnings in United States property under Section 956 (or any successor statute) of the Code which would trigger an increase in the gross income of the Parent pursuant to Section 951 (or any successor provision) of the Code without corresponding credits or other offsets.

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(e)          Concurrently with the Acquisition by the Borrower or any Subsidiary thereof of any Tax Credit Project, the Borrower will deliver to the Administrative Agent an agreement, duly executed by each Person that owns any Capital Stock issued by any applicable Tax Credit Party, pursuant to which (i) such Tax Credit Party grants to the Administrative Agent certain notice and cure rights with respect to the equipment lease for such Tax Credit Project, (ii) such Tax Credit Party agrees to allow the Administrative Agent (or any designee thereof) to “step-in” to such lease (including by agreeing that any foreclosure on any Capital Stock issued by any Person would not give rise to a termination of such lease, whether automatically, at the election of such Tax Credit Party, or otherwise) and (iii) such Person agrees not to replace or remove the manager of such Tax Credit Party notwithstanding any change of control of such Tax Credit Party (including as a result of any foreclosure on any Capital Stock issued by such Tax Credit Party). Within 30 days after request therefor by the Administrative Agent (which request shall be made in respect of any Tax Credit Project within 10 Business Days after the Borrower shall have delivered to the Administrative Agent notice of the Acquisition of such Tax Credit Project in accordance with Section 7.5(i)), the Borrower will deliver to the Administrative Agent, with respect to each Tax Credit Party that owns or manages any portion of such Tax Credit Project, the documents and other instruments required by this Section 5.10 as if such Tax Credit Party was a “subject Subsidiary” (as defined in Section 5.10(a)). In connection with the foregoing obligations of the Borrower, to the extent reasonably requested by any applicable Tax Credit Party or any equityholder thereof (other than the Borrower or any Affiliate thereof), the Administrative Agent will execute and deliver a forbearance agreement, in form and substance reasonably satisfactory to the Administrative Agent, pursuant to which it will agree, on behalf of the Lenders, to forbear, on commercially reasonable terms, from foreclosing on certain assets of or related to any Tax Credit Project.

5.11        Environmental Laws. The Borrower will, and will cause each of its Subsidiaries to, (i) comply in all material respects with, and use commercially reasonable efforts to ensure compliance in all material respects by all tenants and subtenants, if any, with, all applicable Environmental Laws and obtain and comply in all material respects with and maintain, and use commercially reasonable efforts to ensure that all tenants and subtenants obtain and comply in all material respects with and maintain, any and all licenses, approvals, notifications, registrations or permits required by applicable Environmental Laws, except to the extent that the failure to do so could not reasonably be expected to have a Material Adverse Effect, and (ii) conduct and complete all investigations, studies, sampling and testing, and all remedial, removal and other actions, required under Environmental Laws and promptly comply in all material respects with all lawful orders and directives of all Governmental Authorities regarding Environmental Laws, except to the extent that the same are being contested in good faith by appropriate proceedings or to the extent the failure to conduct or complete any of the foregoing could not reasonably be expected to have a Material Adverse Effect.

5.12        Public/Private Information. Each of the Parent and the Borrower will cooperate with the Administrative Agent in connection with the publication of certain materials and/or information provided by or on behalf of the Credit Parties to the Administrative Agent and Lenders pursuant to this Article V (collectively, the “Information Materials”) and will designate Information Materials (i) that are either available to the public or not material with respect to the Parent and its Subsidiaries for purposes of federal and state securities laws, as “Public Information” and (ii) that are not Public Information, as “Private Information”.

5.13        Compliance with Anti-Corruption Laws; Sanctions; PATRIOT Act. Each of the Parent, Intermediate Holdco and the Borrower will, and will cause each of its Subsidiaries to, (i) maintain in effect and enforce policies and procedures designed to ensure compliance by the Parent, Intermediate Holdco, the Borrower, their respective Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions, and (ii) provide, to the extent commercially reasonable, such information and take such actions as are reasonably requested by the Administrative Agent or any Lender in order to assist the Administrative Agent and the Lenders in maintaining compliance with the PATRIOT Act.

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5.14        Further Assurances. Each Credit Party will, and the Borrower will cause each of the Borrower’s Subsidiaries to, make, execute, endorse, acknowledge and deliver any amendments, modifications or supplements hereto and restatements hereof and any other agreements, instruments or documents, and, to the extent such Person has executed the Security Documents, take any and all such other actions, as may from time to time be reasonably requested by the Administrative Agent or the Required Lenders to perfect and maintain the validity and priority of the Liens granted pursuant to the Security Documents and to effect, confirm or further assure or protect and preserve the interests, rights and remedies of the Administrative Agent and the Lenders under this Agreement and the other Credit Documents. The Administrative Agent, on behalf of the Lenders, shall execute and deliver such releases from the Credit Documents necessary for and in connection with any Asset Disposition consummated in accordance with Section 7.4.

5.15        Project Subsidiaries. The Borrower shall cause (i) each Project Subsidiary to take only such actions that are necessary or incidental to the ownership, construction and operation of one or more Projects and (ii) each Borrowing Base Project to be wholly-owned by one or more Project Subsidiaries or Tax Credit Parties (as set forth on Schedule 1.1(b) or in the applicable Approval Notice submitted and approved in accordance with Section 2.19).

5.16        Project Documents. The Borrower shall, and shall cause each Project Subsidiary to, comply with all Project Documents applicable to any Borrowing Base Project.

5.17        Depository Relationship. The Borrower shall utilize Fifth Third as the principal depository in which substantially all of its funds are deposited and shall cause each Restricted Party to regularly (and in any event no less frequently than monthly) transfer all cash and Cash Equivalents in excess of such reasonable amount necessary to operate each applicable Project with respect to each such Restricted Party (as reasonably determined by the Borrower and as agreed by the Administrative Agent) into deposit accounts and securities accounts, as applicable, over which the Administrative Agent has control.

5.18        Post-Closing Obligations. The Borrower will, and will cause its Subsidiaries to, undertake the following:

(a)          use commercially reasonable efforts to deliver to the Administrative Agent within 30 days after the Closing Date:

(i)          with respect to the MP2 Green Valley ES, LLC Project, evidence of the assignment of the power purchase agreements and site leases from MP2 Capital, LLC to MP2 Green Valley ES, LLC;

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(ii)         with respect to the Bloomfield Solar, LLC Project, evidence of the assignment of the power purchase agreement from MP2 Capital, LLC to Bloomfield Solar, LLC; and

(iii)        with respect to the South Robeson Solar Farm, LLC Project, (i) a copy of a site access agreement pursuant to which the equipment lessee of such Project has rights (as against the equipment lessor and ultimate owner of the real estate) to access the real estate on which such Project is constructed and operated and (ii) a copy of the power purchase agreement “re-direct letter” pursuant to which the equipment lessor and equipment lessee of such Project have notified the offtaker under the applicable Power Purchase Agreement to direct payments thereunder to the equipment lessee.

ARTICLE VI

FINANCIAL COVENANTS

The Borrower covenants and agrees that, until the termination of the Commitments and the payment in full in cash of all principal and interest with respect to the Loans together with all fees, expenses and other amounts then due and owing hereunder:

6.1          Debt to Capitalization Ratio. The Borrower will not permit the Debt to Capitalization Ratio as of the last day of any fiscal quarter to be greater than 0.35:1.00.

6.2          Fixed Charge Coverage Ratio for Restricted Parties. The Borrower will not permit the Fixed Charge Coverage Ratio as of the last day of any fiscal quarter to be less than 1.20:1.00.

ARTICLE VII

NEGATIVE COVENANTS

The Borrower covenants and agrees that, until the termination of the Commitments and the payment in full in cash of all principal and interest with respect to the Loans together with all fees, expenses and other amounts then due and owing hereunder:

7.1          Merger; Consolidation. The Borrower will not, and will not permit or cause any of its Subsidiaries to, liquidate, wind up or dissolve, or enter into any consolidation, merger or other combination, or agree to do any of the foregoing; provided, however, that:

(i)          any Wholly Owned Project Subsidiary may merge or consolidate with, or be liquidated into, any other Project Subsidiary so long as no Default or Event of Default has occurred and is continuing or would result therefrom;

(ii)         the Borrower may merge or consolidate with another Person (other than another Credit Party), so long as (x) the Borrower is the surviving entity, (y) such merger or consolidation constitutes an Acquisition permitted under Section 7.5 and the applicable conditions and requirements of Sections 5.9 and 5.10 are satisfied, and (z) no Default or Event of Default has occurred and is continuing or would result therefrom; and

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(iii)        to the extent not otherwise permitted under the foregoing clauses, any Wholly Owned Subsidiary that has sold, transferred or otherwise disposed of all or substantially all of its assets in connection with an Asset Disposition permitted under this Agreement and no longer conducts any active trade or business may be liquidated, wound up and dissolved, so long as no Default or Event of Default has occurred and is continuing or would result therefrom.

7.2          Indebtedness. The Borrower will not, and will not permit or cause any of its Subsidiaries, the Specified Residential Portfolio Company or any of its Subsidiaries or any Tax Credit Party to, create, incur, assume or suffer to exist any Indebtedness other than (without duplication):

(i)          Indebtedness of the Restricted Parties in favor of the Administrative Agent and the Lenders incurred under this Agreement and the other Credit Documents;

(ii)         purchase money Indebtedness of the Borrower and its Subsidiaries incurred solely to finance the acquisition, construction or improvement of any equipment, real property or other fixed assets in the ordinary course of business (or assumed or acquired by the Borrower and its Subsidiaries in connection with an Acquisition or other transaction permitted under this Agreement), including Capital Lease Obligations, and any renewals, replacements, refinancings or extensions thereof; provided that all such Indebtedness shall not exceed $1,000,000 in aggregate principal amount outstanding at any one time;

(iii)        intercompany Indebtedness permitted under Section 7.5(iii);

(iv)        Indebtedness of the Borrower under Rate Management Agreements required pursuant to, and entered into in accordance with, Section 5.8 or under other Rate Management Agreements entered into in the ordinary course of business to manage existing or anticipated interest rate, foreign currency or commodity risks and not for speculative purposes;

(v)         Indebtedness consisting of Guaranty Obligations of the Borrower or any of its Subsidiaries incurred in the ordinary course of business for the benefit of another Restricted Party; provided that the primary obligation being guaranteed is expressly permitted by this Agreement;

(vi)        Indebtedness that may be deemed to exist pursuant to any performance bond, surety, statutory appeal or similar obligation entered into or incurred by the Borrower or any of its Subsidiaries in the ordinary course of business;

(vii)       Indebtedness of the Borrower and its Subsidiaries arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business; provided that such Indebtedness is extinguished within five Business Days of its incurrence; and

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(viii)      other unsecured Indebtedness of the Restricted Parties not exceeding $50,000 in aggregate principal amount outstanding at any time.

7.3          Liens. The Borrower will not, and will not permit or cause any of its Subsidiaries or any Tax Credit Party to, directly or indirectly, make, create, incur, assume or suffer to exist, any Lien upon or with respect to any part of its property or assets, whether now owned or hereafter acquired, or file or permit the filing of, or permit to remain in effect, any financing statement or other similar notice of any Lien with respect to any such property, asset, income or profits under the Uniform Commercial Code of any state or under any similar recording or notice statute, or agree to do any of the foregoing, other than the following (collectively, “Permitted Liens”):

(i)          Liens in favor of the Administrative Agent and the Lenders created by or otherwise existing under or in connection with this Agreement and the other Credit Documents;

(ii)         Liens imposed by law, such as Liens of carriers, warehousemen, mechanics, materialmen and landlords, incurred in the ordinary course of business for sums not constituting borrowed money that are not overdue for a period of more than 30 days or that are being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP (if so required);

(iii)        Liens (other than any Lien imposed by ERISA the creation or incurrence of which would result in an Event of Default under Section 8.1(j)) incurred in the ordinary course of business in connection with worker’s compensation, unemployment insurance or other forms of governmental insurance or benefits, or to secure the performance of letters of credit, bids, tenders, statutory obligations, surety and appeal bonds, leases, public or statutory obligations, government contracts and other similar obligations (other than obligations for borrowed money) entered into in the ordinary course of business;

(iv)        Liens for taxes, assessments or other governmental charges or statutory obligations that are not delinquent or remain payable without any penalty or that are being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP (if so required);

(v)         any attachment or judgment Lien not constituting an Event of Default under Section 8.1(h);

(vi)        Liens securing the purchase money Indebtedness permitted under Section 7.2(ii); provided that (x) any such Lien shall attach to the property being acquired, constructed or improved with such Indebtedness concurrently with or within 90 days after the acquisition (or completion of construction or improvement) or the refinancing thereof by the Borrower or such Subsidiary, (y) the amount of the Indebtedness secured by such Lien shall not exceed 100% of the cost to the Borrower or such Subsidiary of acquiring, constructing or improving the property and any other assets then being financed solely by the same financing source, and (z) any such Lien shall not encumber any other property of the Borrower or any of its Subsidiaries except assets then being financed solely by the same financing source;

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(vii)       customary rights of set-off, revocation, refund or chargeback under deposit agreements or under the Uniform Commercial Code of banks or other financial institutions where the Parent or any of its Subsidiaries maintains deposits (other than deposits intended as cash collateral) in the ordinary course of business;

(viii)      Liens that arise in favor of banks under Article 4 of the Uniform Commercial Code on items in collection and the documents relating thereto and proceeds thereof;

(ix)         Liens arising from the filing (for notice purposes only) of UCC-1 financing statements (or equivalent filings, registrations or agreements in foreign jurisdictions) in respect of true leases otherwise permitted hereunder;

(x)          with respect to any Realty occupied by the Borrower or any of its Subsidiaries, (x) all easements, rights of way, reservations, licenses, encroachments, variations and similar restrictions, charges and encumbrances on title that do not secure monetary obligations and do not materially impair the use of such property for its intended purposes or the value thereof, and (y) all zoning, subdivision, entitlement, conservation, land use and other environmental restrictions, laws, rules, ordinances and regulations applicable thereto; and

(xi)         any leases, subleases, licenses or sublicenses granted by the Borrower or any of its Subsidiaries to third parties in the ordinary course of business and not interfering in any material respect with the business of the Borrower and its Subsidiaries, and any interest or title of a lessor, sublessor, licensor or sublicensor under any lease or license permitted under this Agreement.

7.4          Asset Dispositions. The Borrower will not, and will not permit or cause any of its Subsidiaries to, directly or indirectly, make or agree to make any Asset Disposition except for:

(i)          the sale or other disposition of inventory and Cash Equivalents in the ordinary course of business, the sale, discount or write-off of past due or impaired accounts receivable for collection purposes (but not for factoring, securitization or other financing purposes), and the termination or unwinding of Rate Management Agreements permitted hereunder;

(ii)         the sale or other disposition by a Project Holding Company of the Capital Stock issued by a Project Subsidiary so long as (A) the Net Cash Proceeds of such sale or disposition equal or exceed the aggregate Project Values of the Borrowing Base Projects owned or operated by such Project Subsidiary and (B) (x) with respect to any such sale or other disposition consummated before the Facility 2 Conversion Date, the Revolving Credit Limit (after giving effect to such sale or other disposition and any prepayment of the Loans in connection therewith) equals or exceeds the Aggregate Revolving Credit Exposure or (y) with respect to any such sale or other disposition consummated on or after the Facility 2 Conversion Date, the Net Cash Proceeds thereof are delivered to the Administrative Agent to be held for distribution or application to the prepayment of the Loans in accordance with the provisions of Section 2.6(g);

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(iii)        the sale or other disposition of the Specified Residential Portfolio, or 100% of the Capital Stock issued by the Specified Residential Portfolio Owner, at any time after either (A) the payment, from the Net Cash Proceeds of a Capital Contribution made by Intermediate Holdco to the Borrower (other than a Specified Equity Contribution or a Capital Contribution made pursuant to clause (x) of the proviso of Section 7.6(a)(iii)), of the Revolving Loans in an amount equal to at least $10,000,000 or (B) the approval after the Closing Date of a Borrowing Base Project, in accordance with Section 2.19, with a Project Value of at least $10,000,000, which Project was acquired by a Restricted Party as a Capital Contribution by Intermediate Holdco;

(iv)        the sale, lease or other disposition of assets by the Borrower or any Project Holding Company to any other Project Holding Company, in each case so long as no Event of Default shall have occurred and be continuing or would result therefrom; and

(v)         the sale, exchange or other disposition in the ordinary course of business of equipment or other capital assets that are obsolete or no longer necessary for the operations of the Borrower and its Subsidiaries.

7.5           Investments. The Borrower will not, and will not permit or cause any of its Subsidiaries to, directly or indirectly, purchase, own, invest in or otherwise acquire any Capital Stock, evidence of indebtedness or other obligation or security or any interest whatsoever in any other Person, or make or permit to exist any loans, advances or extensions of credit to, or any investment in cash or by delivery of property in, any other Person, or purchase or otherwise acquire (whether in one or a series of related transactions) any portion of the assets, business or properties of another Person (including pursuant to an Acquisition), or create or acquire any Subsidiary, or become a partner or joint venturer in any partnership or joint venture (collectively, “Investments”), or make a commitment or otherwise agree to do any of the foregoing, other than:

(i)          any Acquisition by a Restricted Party that is not a current Project Subsidiary of any Project that is a utility-scale solar photovoltaic power generation system located in the contiguous United States that has achieved commercial operation and the production of which is being or will be sold to an investment grade offtaker or other Person reasonably acceptable to the Administrative Agent pursuant to an executed and effective power purchase agreement;

(ii)         any Acquisition by any Project Subsidiary of any Borrowing Base Project;

(iii)        Investments by any Restricted Party in any other Restricted Party;

(iv)        the Acquisition by the Specified Residential Portfolio Owner of the Specified Residential Portfolio;

(v)         Investments consisting of Cash Equivalents;

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(vi)        Investments consisting of the extension of trade credit, the creation of prepaid expenses, the purchase of inventory, supplies, equipment and other assets, and advances to employees, in each case by the Borrower and its Subsidiaries in the ordinary course of business;

(vii)       Investments (including equity securities and debt obligations) by the Borrower and its Subsidiaries received in connection with the bankruptcy or reorganization of suppliers and customers and in good faith settlement of delinquent obligations of, and other disputes with, customers and suppliers arising in the ordinary course of business;

(viii)      Investments existing as of the Closing Date and described in Schedule 7.5;

(ix)         Investments by the Borrower under Rate Management Agreements required pursuant to, and entered into in accordance with, Section 5.8 or under other Rate Management Agreements entered into in the ordinary course of business to manage existing or anticipated interest rate, foreign currency or commodity risks and not for speculative purposes;

(x)          Investments by the Borrower in its Subsidiaries to the extent made prior to the Closing Date; and

(xi)         the acquisition by any Project Holding Company of the Capital Stock issued by any Tax Credit Party for any Tax Credit Project in accordance with the applicable Project Documents.

7.6           Restricted Payments.

(a)           The Borrower will not, and will not permit or cause any of its Subsidiaries to, directly or indirectly, declare or make any dividend payment, or make any other distribution of cash, property or assets, in respect of any of its Capital Stock or any warrants, rights or options to acquire its Capital Stock, or purchase, redeem, retire or otherwise acquire for value any shares of its Capital Stock or any warrants, rights or options to acquire its Capital Stock, or set aside funds for any of the foregoing, except that:

(i)          the Borrower and any of its Subsidiaries may declare and make dividend payments or other distributions payable solely in its Common Stock;

(ii)         each Wholly Owned Subsidiary of the Borrower may declare and make dividend payments or other distributions to the Borrower or to a Subsidiary thereof, in each case to the extent not prohibited under applicable Requirements of Law;

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(iii)        the Borrower may declare and make dividend payments and other distributions to Intermediate Holdco so long as, (A) both immediately before and after giving effect to any such payment (1) no Default or Event of Default has occurred and is continuing or would result therefrom, (2) the Borrower is in compliance with the financial covenants contained in Article VI, such compliance determined with regard to calculations made on a Pro Forma Basis for the Reference Period most recently ended, calculated in accordance with GAAP as if such payment had been made on the last day of such Reference Period, and (B) with respect to any such payment made prior to the Facility 2 Conversion Date, the aggregate amount of such payments during any fiscal quarter (the “measurement quarter”) does not exceed the lesser of (1) 1.75% of the Average Net Asset Value of the Borrower for the measurement quarter and (2) the Dividend Amount for the measurement quarter (provided that the Borrower shall not be in violation of this clause (iii) due solely to the aggregate dividends and distributions paid during the measurement quarter being in excess of the Dividend Amount for such measurement quarter so long as either (x) Intermediate Holdco shall make one or more Capital Contributions to the Borrower that are not Specified Capital Contributions during the immediately succeeding fiscal quarter (the “next quarter”) in an aggregate amount greater than or equal to the Dividend Overage, or (y) the aggregate amount of dividends and distributions paid by the Borrower during the next fiscal quarter does not exceed (I) the lesser of (1) 1.75% of the Average Net Asset Value of the Borrower for the next quarter and (2) the Dividend Amount for the next quarter minus (II) the Dividend Overage for the measurement quarter (for clarity, this proviso shall not apply if the aggregate amount of dividends and distributions paid during the measurement quarter shall exceed 1.75% of the Average Net Asset Value of the Borrower for such fiscal quarter)); and

(iv)        the Borrower and any of its Subsidiaries may distribute to Intermediate Holdco the Capital Stock issued by a Project Subsidiary to the extent such distribution constitutes an Asset Disposition made in accordance with Section 7.4(ii).

(b)           The Borrower will not, and will not permit or cause any of its Subsidiaries to, make (or give any notice in respect of) any payment or prepayment of principal on, or interest, fees or premium (if any) with respect to, any Subordinated Indebtedness, or directly or indirectly make any redemption (including pursuant to any change of control or asset disposition provision), retirement, defeasance or other acquisition for value of any of the any Subordinated Indebtedness, or make any deposit or otherwise set aside funds for any of the foregoing purposes.

7.7           Transactions with Affiliates. The Borrower will not, and will not permit or cause any of its Subsidiaries to, enter into any transaction (including any purchase, sale, lease or exchange of property or the rendering of any service) with any officer, director, stockholder or other Affiliate of the Parent or any of its Subsidiaries (other than the Restricted Parties), except in the ordinary course of its business and upon fair and reasonable terms that are no less favorable to it than it would be obtained in a comparable arm’s length transaction with a Person other than an Affiliate of the Parent or any of its Subsidiaries; provided, however, that nothing contained in this Section 7.7 shall prohibit (i) transactions described on Schedule 7.7 (and any renewals or replacements thereof on terms not materially more disadvantageous to the applicable Credit Party) or otherwise expressly permitted under this Agreement, (ii) the making by any Restricted Party of any rental or other payments or distributions to any Tax Credit Party pursuant to or in accordance with any organizational documents or other Project Documents executed to utilize, monetize or maintain any Tax Credit, or (iii) the payment of a management fee to the Parent or one of its Affiliates during any month in an amount not to exceed 0.25% of the daily average gross consolidated assets of the Borrower and its Subsidiaries during the immediately preceding month, so long as both immediately before and after giving effect to any such payment (A) no Default or Event of Default has occurred and is continuing or would result therefrom, and (B) the Borrower is in compliance with the financial covenants contained in Article VI, such compliance determined with regard to calculations made on a Pro Forma Basis for the Reference Period most recently ended, calculated in accordance with GAAP as if such payment had been made on the last day of such Reference Period. Without limiting the foregoing, the Borrower will not, and will not permit or cause any of its Subsidiaries to, pay any management, consulting, transaction or similar fees to any Affiliate of the Parent or any of its Subsidiaries (other than the Restricted Parties) except as expressly permitted by clause (iii) above.

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7.8           Lines of Business. The Borrower will not, and will not permit or cause any of its Subsidiaries to, engage in any lines of business other than (i) the businesses engaged in by the Borrower and its Subsidiaries on the Closing Date and businesses and activities reasonably related thereto, and (ii) subject to Section 7.5, any line of business permitted under such Person’s investment mandate as set forth in any applicable Form 10-K or prospectus.

7.9           Sale-Leaseback Transactions. The Borrower will not, and will not permit or cause any of its Subsidiaries to, directly or indirectly, become or remain liable as lessee or as guarantor or other surety with respect to any lease, whether an operating lease or a Capital Lease, of any property (whether real, personal or mixed, and whether now owned or hereafter acquired) (i) that any Restricted Party has sold or transferred (or is to sell or transfer) to a Person that is not a Restricted Party or (ii) that any Restricted Party intends to use for substantially the same purpose as any other property that, in connection with such lease, has been sold or transferred (or is to be sold or transferred) by a Restricted Party to another Person that is not a Restricted Party, in each case except for transactions otherwise expressly permitted under this Agreement.

7.10         Certain Amendments. The Borrower will not, and will not permit or cause any of its Subsidiaries to, amend, modify or waive (i) any provision of any Subordinated Indebtedness or (ii) any provision of its articles or certificate of incorporation or formation, bylaws, operating agreement or other applicable formation or organizational documents, as applicable, the terms of any class or series of its Capital Stock, or any agreement among the holders of its Capital Stock or any of them, in each case other than in a manner that could not reasonably be expected to adversely affect the Lenders in any material respect (provided that the Borrower shall give the Administrative Agent and the Lenders notice of any such amendment, modification or change, together with certified copies thereof).

7.11         Limitation on Certain Restrictions. The Borrower will not, and will not permit or cause any of its Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any restriction or encumbrance on (a) the ability of the Credit Parties to perform and comply with their respective obligations under the Credit Documents or (b) the ability of any Subsidiary of the Borrower to make any dividend payment or other distribution in respect of its Capital Stock, to repay Indebtedness owed to the Borrower or any other Subsidiary, to make loans or advances to the Borrower or any other Subsidiary, or to transfer any of its assets or properties to the Borrower or any other Subsidiary, except (in the case of clause (b) above only) for such restrictions or encumbrances existing under or by reason of (i) this Agreement and the other Credit Documents, (ii) applicable Requirements of Law (other than the charter, constitution, articles or certificate of organization or incorporation and bylaws or other organizational or governing documents of such Person), (iii) customary non-assignment provisions in leases and licenses of real or personal property entered into by the Borrower or any Subsidiary as lessee or licensee in the ordinary course of business, restricting the assignment or transfer thereof or of property that is the subject thereof, (iv) customary restrictions and conditions contained in any agreement relating to the sale of assets (including Capital Stock of a Subsidiary) pending such sale (provided that such restrictions and conditions apply only to the assets being sold and such sale is permitted under this Agreement) and (v) the terms of the Project Documents applicable to any Borrowing Base Project.

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7.12         No Other Negative Pledges. The Borrower will not, and will not permit or cause any of its Subsidiaries to, enter into or suffer to exist any agreement or restriction that, directly or indirectly, prohibits or conditions the creation, incurrence or assumption of any Lien upon or with respect to any part of its property or assets, whether now owned or hereafter acquired, or agree to do any of the foregoing, except for such agreements or restrictions existing under or by reason of (i) this Agreement and the other Credit Documents, (ii) applicable Requirements of Law (other than the charter, constitution, articles or certificate of organization or incorporation and bylaws or other organizational or governing documents of such Person), (iii) any agreement or instrument creating a Permitted Lien (but only to the extent such agreement or restriction applies to the assets subject to such Permitted Lien), (iv) customary provisions in leases and licenses of real or personal property entered into by the Borrower or any Subsidiary as lessee or licensee in the ordinary course of business, restricting the granting of Liens therein or in property that is the subject thereof, (v) customary restrictions and conditions contained in any agreement relating to the sale of assets (including Capital Stock of a Subsidiary) pending such sale; provided that such restrictions and conditions apply only to the assets being sold and such sale is permitted under this Agreement, and (vi) the terms of the Project Documents applicable to any Borrowing Base Project.

7.13         Ownership of Subsidiaries. The Borrower will not, and will not permit or cause any of its Subsidiaries to, have any Subsidiaries other than Subsidiaries that are Controlled by the Borrower.

7.14         Fiscal Year. Each of the Parent and the Borrower will not, and will not permit or cause any of its Subsidiaries to, change its fiscal year or its method of determining fiscal quarters.

7.15         Accounting Changes. Other than as permitted pursuant to Section 1.2, each of the Parent and the Borrower will not, and will not permit or cause any of its Subsidiaries to, make or permit any material change in its accounting policies or reporting practices, except as may be required by GAAP (or, in the case of Foreign Subsidiaries, generally accepted accounting principles in the jurisdiction of its organization).

7.16         Sanctions. Each of the Parent and the Borrower will not, directly or indirectly, use the proceeds of the Loans, or lend, contribute or otherwise make available such proceeds to any Subsidiary, joint venture partner or other Person, (i) to fund any activities or business of or with any Person, or in any country or territory, that, at the time of such funding, is, or whose government is, the subject of Sanctions or (ii) in any other manner that would result in a violation of Sanctions by any Person (including any Person participating in the Loans, whether as underwriter, advisor, investor, or otherwise).

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ARTICLE VIII

EVENTS OF DEFAULT

8.1           Events of Default. The occurrence of any one or more of the following events shall constitute an “Event of Default”:

(a)           The Borrower shall fail to pay when due (i) any principal of any Loan, or (ii) any interest on any Loan, any fee payable under this Agreement or any other Credit Document, or (except as provided in clause (i) above) any other Obligation (other than any Obligation under a Rate Management Agreement or Cash Management Agreement), and (in the case of this clause (ii) only) such failure shall continue for a period of three Business Days;

(b)           The Borrower or any other Credit Party shall (i) fail to observe, perform or comply with any condition, covenant or agreement contained in any of Section 2.12, 5.1, 5.2(a), 5.2(f)(i), 6.3(i), 5.8, 5.9 or 5.10 or in Article VI or VII or (ii) fail to observe, perform or comply with any condition, covenant or agreement contained in Section 5.2 (other than Sections 5.2(a) and 5.2(f)(i)) and (in the case of this clause (ii) only) such failure shall continue unremedied for a period of five days after the earlier of (y) the date on which a Responsible Officer of the Borrower acquires knowledge thereof and (z) the date on which written notice thereof is delivered by the Administrative Agent or any Lender to the Borrower;

(c)           The Borrower or any other Credit Party shall fail to observe, perform or comply with any condition, covenant or agreement contained in this Agreement or any of the other Credit Documents other than those enumerated in Sections 8.1(a) and 8.1(b), and such failure (i) by the express terms of such Credit Document, constitutes an Event of Default, or (ii) shall continue unremedied for any grace period specifically applicable thereto or, if no grace period is specifically applicable, for a period of 30 days after the earlier of (y) the date on which a Responsible Officer of the Borrower acquires knowledge thereof and (z) the date on which written notice thereof is delivered by the Administrative Agent or any Lender to the Borrower; or any default or event of default shall occur under any Rate Management Agreement to which the Borrower and any Rate Management Party are parties or any Cash Management Agreement to which the Borrower and any Cash Management Bank are parties;

(d)           Any representation or warranty made or deemed made by or on behalf of the Borrower or any other Credit Party in this Agreement, any of the other Credit Documents or in any certificate, instrument, report or other document furnished at any time in connection herewith or therewith shall prove to have been incorrect, false or misleading in any material respect as of the time made, deemed made or furnished;

(e)           Subject to and after giving effect to any applicable grace or cure periods or notice provisions, the Borrower or any other Credit Party shall (i) fail to pay when due (whether by scheduled maturity, acceleration or otherwise) (y) any principal of or interest on any Material Indebtedness (other than the Indebtedness incurred pursuant to this Agreement or a Rate Management Agreement) or (z) any termination or other payment under any Rate Management Agreement covering a notional amount of Indebtedness of at least $1,000,000 or (ii) fail to observe, perform or comply with any condition, covenant or agreement contained in any agreement or instrument evidencing or relating to any such Indebtedness, or any other event shall occur or condition exist in respect thereof, and the effect of such failure, event or condition is to cause, or permit the holder or holders of such Indebtedness (or a trustee or agent on its or their behalf) to cause (with or without the giving of notice, lapse of time, or both), without regard to any subordination terms with respect thereto, such Indebtedness to become due, or to be prepaid, redeemed, purchased or defeased, in full prior to its stated maturity;

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(f)            The Borrower or any other Credit Party shall (i) file a voluntary petition or commence a voluntary case seeking liquidation, winding-up, reorganization, dissolution, arrangement, readjustment of debts, composition or any other relief under any Debtor Relief Law, (ii) consent to the institution of, or fail to controvert in a timely and appropriate manner, any petition or case of the type described in Section 8.1(g), (iii) apply for or consent to the appointment of or taking possession by a custodian, trustee, receiver, conservator or similar official for or of itself or all or a substantial part of its properties or assets, (iv) fail generally, or admit in writing its inability, to pay its debts generally as they become due, (v) make a general assignment for the benefit of creditors or (vi) take any corporate action to authorize or approve any of the foregoing;

(g)           Any involuntary petition or case shall be filed or commenced against the Borrower or any other Credit Party seeking liquidation, winding-up, reorganization, dissolution, arrangement, readjustment of debts, the appointment of a custodian, trustee, receiver, conservator or similar official for it or all or a substantial part of its properties or any other relief under any Debtor Relief Law, and such petition or case shall continue undismissed and unstayed for a period of 90 days; or an order, judgment or decree approving or ordering any of the foregoing shall be entered in any such proceeding;

(h)           Any one or more money judgments, writs or warrants of attachment, executions or similar processes involving an aggregate amount (to the extent not paid or fully bonded or covered by insurance as to which the surety or insurer, as the case may be, has the financial ability to perform and has acknowledged liability in writing) in excess of $1,000,000 shall be entered or filed against any Restricted Party or any of their respective properties and the same shall not be paid, dismissed, bonded, vacated, stayed or discharged within a period of 30 days or in any event later than five days prior to the date of any proposed sale of such property thereunder;

(i)            Any Security Document to which the Borrower or any other Credit Party is now or hereafter a party shall for any reason cease to be in full force and effect or cease to be effective to give the Administrative Agent a valid and perfected security interest in and Lien upon the Collateral purported to be covered thereby, subject to no Liens other than Permitted Liens, in each case unless any such cessation occurs in accordance with the terms thereof or is due to any act or failure to act on the part of the Administrative Agent or any Lender, or the Borrower or any other Credit Party shall assert any of the foregoing; or the Guaranty shall for any reason cease to be in full force and effect as to any Guarantor, or any Guarantor or any Person duly authorized to act on its behalf shall deny or disaffirm such Guarantor’s obligations thereunder;

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(j)            Any ERISA Event or any other event or condition shall occur or exist with respect to any Plan or Multiemployer Plan that, when taken together with all other ERISA Events and other events or conditions that have occurred or are then existing, has or could reasonably be expected to have a Material Adverse Effect;

(k)           Any one or more licenses, permits, accreditations or authorizations of any Restricted Party shall be suspended, limited or terminated or shall not be renewed, or any other action shall be taken, by any Governmental Authority in response to any alleged failure by any Restricted Party to be in compliance with applicable Requirements of Law, and such action, individually or in the aggregate, has or could reasonably be expected to have a Material Adverse Effect;

(l)            Any one or more Environmental Claims shall have been asserted against any Restricted Party (or a reasonable basis shall exist therefor) or any Restricted Party shall have incurred or could reasonably be expected to incur liability, interruption of operations or other adverse effects as a result thereof; and such Environmental Claims, liability or other effect, individually or in the aggregate, has or could reasonably be expected to have a Material Adverse Effect;

(m)           There shall occur (i) any uninsured damage to, or loss, theft or destruction of, any Collateral or other assets or properties of the Restricted Parties having an aggregate fair market value in excess of $2,500,000 or any Borrowing Base Project having an aggregate fair market value in excess of $2,500,000 or (ii) any labor dispute, act of God or other casualty that has or could reasonably be expected to have a Material Adverse Effect; or

(n)           Any material default (after giving effect to any applicable grace or cure period or notice provisions) occurs under any Material Contract for any Borrowing Base Project; or

(o)           Any Change of Control shall occur.

8.2           Remedies: Termination of Commitments, Acceleration, etc. Upon and at any time after the occurrence and during the continuance of any Event of Default, the Administrative Agent shall at the direction, or may with the consent, of the Required Lenders, take any or all of the following actions at the same or different times:

(a)           Declare the Commitments and the Swingline Commitment to be terminated, whereupon the same shall terminate; provided that, upon the occurrence of a Bankruptcy Event, the Commitments and the Swingline Commitment shall automatically be terminated;

(b)          Declare all or any part of the outstanding principal amount of the Loans to be immediately due and payable, whereupon the principal amount so declared to be immediately due and payable, together with all interest accrued thereon and all other amounts payable under this Agreement and the other Credit Documents (but excluding any amounts owing under any Rate Management Agreement or Cash Management Agreement), shall become immediately due and payable without presentment, demand, protest, notice of intent to accelerate or other notice or legal process of any kind, all of which are hereby knowingly and expressly waived by the Borrower; provided that, upon the occurrence of a Bankruptcy Event, all of the outstanding principal amount of the Loans and all other amounts described in this Section 8.2(b) shall automatically become immediately due and payable without presentment, demand, protest, notice of intent to accelerate or other notice or legal process of any kind, all of which are hereby knowingly and expressly waived by the Borrower;

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(c)           Appoint or direct the appointment of a receiver for the properties and assets of the Restricted Parties, both to operate and to sell such properties and assets, and the Borrower, for itself and on behalf of its Subsidiaries, hereby consents to such right and such appointment and hereby waives any objection the Borrower or any Subsidiary may have thereto or the right to have a bond or other security posted by the Administrative Agent on behalf of the Lenders, in connection therewith; and

(d)           Exercise all rights and remedies available to it under this Agreement, the other Credit Documents and applicable law.

8.3           Remedies: Setoff. Upon and at any time after the occurrence and during the continuance of any Event of Default, each Lender and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held, and other obligations (in whatever currency) at any time owing, by such Lender or any such Affiliate, to or for the credit or the account of the Borrower against any and all of the obligations of the Borrower now or hereafter existing under this Agreement or any other Credit Document to such Lender or its Affiliates, irrespective of whether or not such Lender or such Affiliate shall have made any demand under this Agreement or any other Credit Document and although such obligations of the Borrower may be contingent or unmatured or are owed to a branch, office or Affiliate of such Lender different from the branch, office or Affiliate holding such deposit or obligated on such indebtedness; provided that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.18 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent and the Lenders (including the Swingline Lender), and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the obligations owing to such Defaulting Lender as to which it exercised such right of setoff. The rights of each Lender and their respective Affiliates under this Section 8.3 are in addition to other rights and remedies (including other rights of setoff) that such Lender or its respective Affiliates may have. Each Lender agrees to notify the Borrower and the Administrative Agent promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application.

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8.4           Equity Cure. Notwithstanding anything to the contrary contained in Section 6.1 or 6.2, for purposes of determining whether an Event of Default has occurred under the financial covenants set forth in Section 6.1 or 6.2, any Capital Contribution made to, and actually received by, the Borrower after the last day of any fiscal quarter and on or prior to the day on which financial statements are required to be delivered for such fiscal quarter will, at the request of the Borrower, be included in the calculation of Consolidated EBITDA for the Restricted Parties solely for the purposes of determining compliance with such financial covenants at the end of such fiscal quarter and any subsequent period that includes such fiscal quarter (any such equity contribution, a “Specified Capital Contribution”); provided that (i) no more than two Specified Capital Contributions may be made during any fiscal year and no more than four Specified Capital Contributions may be made during the term of this Agreement, (ii) Specified Capital Contributions may not be made in consecutive fiscal quarters, (iii) the amount of any Specified Capital Contribution shall not exceed the lesser of (A) the amount required to cause the Restricted Parties to be in compliance with such financial covenant for such fiscal quarter and (B) 10% of Consolidated EBITDA (without giving effect to such Specified Capital Contribution) for the Reference Period to which such Specified Capital Contribution relates, (iv) all Specified Capital Contributions will be disregarded for all other purposes under this Agreement and the Credit Documents and shall not be deemed to have decreased Indebtedness for any period in which such contribution increased Consolidated EBITDA, (v) the Net Cash Proceeds of each Specified Capital Contribution shall be applied to prepay the principal balance of the Loans and (vi) upon the Required Lenders’ receipt of a notice from the Borrower that it intends to exercise the cure right set forth in this Section 8.4, which such notice shall be irrevocable (a “Notice of Intent to Cure”), until the on which the financial statements have been or are required to be delivered for the fiscal quarter to which such Notice of Intent to Cure relates, none of the Administrative Agent nor any Lender shall exercise the right to accelerate the Obligations and none of the Administrative Agent nor any Lender shall exercise any right to foreclose on or take possession of any Collateral solely on the basis of an Event of Default having occurred and being continuing under Section 8.1(b) as a result of a breach of the financial covenants set forth in Section 6.1 or 6.2, as applicable.

ARTICLE IX

THE ADMINISTRATIVE AGENT

9.1           Appointment and Authority. Each of the Lenders (for purposes of this Article IX, references to the Lenders shall also mean the Swingline Lender) hereby irrevocably appoints Fifth Third to act on its behalf as the Administrative Agent hereunder and under the other Credit Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. Except as set forth in Section 9.6, the provisions of this Article IX are solely for the benefit of the Administrative Agent and the Lenders, and neither the Borrower nor any other Credit Party shall have rights as a third-party beneficiary of any of such provisions. It is understood and agreed that the use of the term “agent” (or any other similar term) herein or in any other Credit Document with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations under agency doctrine of any applicable law. Instead, such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.

9.2           Rights as a Lender. The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent, and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

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9.3           Exculpatory Provisions.

(a)           The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Credit Documents, and its duties hereunder shall be administrative in nature. Without limiting the generality of the foregoing, the Administrative Agent:

(i)          shall not be subject to any fiduciary or other implied duties, regardless of whether a Default or Event of Default has occurred and is continuing;

(ii)         shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Credit Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Credit Documents); provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Credit Document or applicable law, including, for the avoidance of doubt, any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law; and

(iii)        shall not, except as expressly set forth herein and in the other Credit Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.

(b)           The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 10.5 and 8.2), or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and nonappealable judgment. The Administrative Agent shall be deemed not to have knowledge of any Default or Event of Default unless and until notice describing such Default or Event of Default is given to the Administrative Agent in writing by the Borrower or a Lender.

(c)           The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Credit Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default or Event of Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Credit Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article III or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

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9.4           Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan that by its terms must be fulfilled to the satisfaction of a Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender unless the Administrative Agent shall have received notice to the contrary from such Lender prior to the making of such Loan . The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

9.5           Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Credit Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent. The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agent except to the extent that a court of competent jurisdiction determines in a final and nonappealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub-agent.

9.6           Resignation of Administrative Agent.

(a)           The Administrative Agent may at any time give notice of its resignation to the Lenders and the Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with the Borrower, to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation (or such earlier day as shall be agreed by the Required Lenders) (the “Resignation Effective Date”), then the retiring Administrative Agent may (but shall not be obligated to), on behalf of the Lenders, appoint a successor Administrative Agent meeting the qualifications set forth above. Regardless of whether a successor has been appointed or has accepted such appointment, such resignation shall become effective in accordance with such note on the Resignation Effective Date.

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(b)          With effect from the Resignation Effective Date, (i) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Credit Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders under any of the Credit Documents, the retiring Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (ii) except for any indemnity payments owed to the retiring Administrative Agent, all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender directly, until such time, if any, as the Required Lenders appoint a successor Administrative Agent as provided for in Section 9.6(a). Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Administrative Agent (other than any rights to indemnity payments owed to the retiring Administrative Agent), and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Credit Documents. The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring Administrative Agent’s resignation hereunder and under the other Credit Documents, the provisions of this Article IX and Section 10.1 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.

9.7           Non-Reliance on Administrative Agent and Other Lenders. Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Credit Document or any related agreement or any document furnished hereunder or thereunder.

9.8           No Other Duties, Etc. Anything herein to the contrary notwithstanding, none of the Bookrunners, Arrangers, Syndication Agent, Documentation Agent or other agents listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Credit Documents, except in its capacity, as applicable, as the Administrative Agent or a Lender hereunder.

9.9           Administrative Agent May File Proofs of Claim. In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Credit Party, the Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered (but not obligated) by intervention in such proceeding or otherwise (i) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and their respective agents, sub-agents and counsel and all other amounts due the Lenders and the Administrative Agent under Sections 2.9 and 10.1) allowed in such judicial proceeding and (ii) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same. Any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents, sub-agents and counsel, and any other amounts due the Administrative Agent under Section 2.9 or 10.1.

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9.10         Collateral and Guaranty Matters.

(a)           The Administrative Agent is hereby authorized on behalf of the Lenders, without the necessity of any notice to or further consent from the Lenders, from time to time (but without any obligation) to take any action with respect to the Collateral and the Security Documents that may be deemed by the Administrative Agent in its discretion to be necessary or advisable to perfect and maintain perfected the Liens upon the Collateral granted pursuant to the Security Documents. The Administrative Agent shall not be responsible for or have a duty to ascertain or inquire into any representation or warranty regarding the existence, value or collectability of the Collateral, the existence, priority or perfection of the Administrative Agent’s Lien thereon, or any certificate prepared by any Credit Party in connection therewith, nor shall the Administrative Agent be responsible or liable to the Lenders for any failure to monitor or maintain any portion of the Collateral.

(b)           The Lenders hereby authorize the Administrative Agent, at its option and in its discretion, (i) to release any Lien on any property granted to or held by the Administrative Agent under any Credit Document (A) upon termination of the Commitments and payment in full of all of the Obligations (other than (x) contingent indemnification obligations and (y) Obligations owing to any Rate Management Party under or in connection with any Rate Management Agreement required or permitted by this Agreement), (B) that is sold or otherwise disposed of or to be sold or otherwise disposed of as part of or in connection with any sale or other disposition permitted under the Credit Documents or (C) subject to Section 10.5, if approved, authorized or ratified in writing by the Required Lenders; (ii) to subordinate any Lien on any property granted to or held by the Administrative Agent under any Credit Document to the holder of any Lien on such property that is permitted by Section 7.3(vi); and (iii) to release any Guarantor from its obligations under the Guaranty if such Person ceases to be a Subsidiary as a result of a transaction permitted under the Credit Documents. Upon request by the Administrative Agent at any time, the Lenders will confirm in writing the Administrative Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Guarantor from its obligations under the Guaranty, pursuant to this Section 9.10(b).

9.11         Swingline Lender. The provisions of this Article IX (other than Section 10.2) shall apply to the Swingline Lender mutatis mutandis to the same extent as such provisions apply to the Administrative Agent.

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ARTICLE X

MISCELLANEOUS

10.1         Expenses; Indemnity; Damage Waiver.

(a)           The Borrower shall pay (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent and its Affiliates (including the reasonable fees, charges and disbursements of counsel for the Administrative Agent), in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Credit Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all out-of-pocket expenses incurred by the Administrative Agent or any Lender (including the fees, charges and disbursements of any counsel for the Administrative Agent or any Lender), in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Credit Documents, including its rights under this Section, or (B) in connection with the Loans made hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans, and (iii) any civil penalty or fine assessed by OFAC against, and all reasonable costs and expenses (including counsel fees and disbursements) incurred in connection with defense thereof by, the Administrative Agent or any Lender as a result of conduct of the Borrower that violates a sanction enforced by OFAC.

(b)           The Borrower shall indemnify the Administrative Agent (and any sub-agent thereof), each Lender and each Related Party of any of the foregoing persons (each such person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the fees, charges and disbursements of any counsel for any Indemnitee), incurred by any Indemnitee or asserted against any Indemnitee by any Person (including the Borrower or any other Credit Party) other than such Indemnitee and its Related Parties arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Credit Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, (ii) any Loan or the use or proposed use of the proceeds therefrom, (iii) any actual or alleged presence or release of Hazardous Substances on or from any property owned or operated by any Credit Party, or any Environmental Claim related in any way to any Credit Party, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower or any other Credit Party, and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or (y) result from a claim brought by the Borrower or any other Credit Party against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Credit Document, if the Borrower or such Credit Party has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction. This Section 10.1(b) shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages or related liabilities or expenses arising from any non-Tax claim.

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(c)           To the extent that the Borrower for any reason fails to indefeasibly pay any amount required under Section 10.1(a) or 10.1(b) to be paid by it to the Administrative Agent (or any sub-agent thereof), the Swingline Lender or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent), Swingline Lender or such Related Party, as the case may be, such Lender’s proportion (based on the percentages as used in determining the Required Lenders as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount (including any such unpaid amount in respect of a claim asserted by such Lender); provided that, with respect to such unpaid amounts owed to the Swingline Lender solely in its capacity as such, only the Revolving Lenders shall be required to pay such unpaid amounts, such payment to be made severally among them based on each such Revolving Lender’s proportion (based on the percentages as used in determining the Required Revolving Lenders as of the time that the applicable unreimbursed expense or indemnity payment is sought); provided further that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent), against the Swingline Lender in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent) or the Swingline Lender in connection with such capacity. The obligations of the Lenders under this Section 10.1(c) are subject to the provisions of Section 2.3(c).

(d)           To the fullest extent permitted by applicable law, the Parent, the Borrower, each other Credit Party and each Related Party of any of the foregoing Persons shall not assert, and each hereby waives, any claim against the Parent, the Borrower, each other Credit Party and each Related Party or any Indemnitee, as applicable, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Credit Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or or the use of the proceeds thereof. No Indemnitee referred to in Section 10.1(b) shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems (including the Platform, Intralinks, SyndTrak or similar systems) in connection with this Agreement or the other Credit Documents or the transactions contemplated hereby or thereby.

(e)           All amounts due under this Section 10.1 shall be payable by the Borrower upon five Business Days after demand therefor.

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10.2         Governing Law; Submission to Jurisdiction; Waiver of Venue; Service of Process.

(a)           This Agreement and the other Credit Documents and any claims, controversy, dispute or cause of action (whether in contract or tort or otherwise) based upon, arising out of or relating to this Agreement or any other Credit Document (except, as to any other Credit Document, except as expressly set forth therein) shall be governed by, and construed in accordance with, the law of the State of New York.

(b)           The Borrower irrevocably and unconditionally agrees that it will not commence any action, litigation or proceeding of any kind or description, whether in law or equity, whether in contract or in tort or otherwise, against the Administrative Agent, any Lender or any Related Party of any of the foregoing in any way relating to this Agreement or any other Credit Document or the transactions relating hereto or thereto, in any forum other than the courts of the State of New York sitting in New York County, and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, and each of the parties hereto irrevocably and unconditionally submits to the jurisdiction of such courts and agrees that all claims in respect of any such action, litigation or proceeding may be heard and determined in such state court or, to the fullest extent permitted by applicable law, in such federal court. Each of the parties hereto agrees that a final judgment in any such action, litigation or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or in any other Credit Document shall affect any right that the Administrative Agent or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Credit Document against the Borrower or any other Credit Party or its properties in the courts of any jurisdiction.

(c)           The Borrower irrevocably and unconditionally waives, to the fullest extent permitted by applicable law, any objection that it may now or hereafter have to the laying of venue of any action or proceeding arising out of or relating to this Agreement or any other Credit Document in any court referred to in Section 10.2(b). Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by applicable law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d)           Each party hereto irrevocably consents to service of process in the manner provided for notices in Section 10.4. Nothing in this Agreement will affect the right of any party hereto to serve process in any other manner permitted by applicable law.

10.3         Waiver of Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER CREDIT DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

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10.4         Notices; Effectiveness; Electronic Communication.

(a)           Except in the cases of notices and other communications expressly permitted to be given by telephone (and except as provided in Section 10.4(b)), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile as follows:

(i)          if to the Borrower, the Administrative Agent or the Swingline Lender, to it at the address (or facsimile number) specified for such Person on Schedule 1.1(a); and

(ii)         if to any Lender, to it at its address (or facsimile number) set forth in its Administrative Questionnaire.

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient). Notices delivered through electronic communications, to the extent provided in Section 10.4(b), shall be effective as provided in Section 10.4(b).

(b)           Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communication including e-mail or by posting such notices or communications on internet or intranet websites such as SyndTrak or a substantially similar electronic transmission system (the “Platform”) pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices to any Lender pursuant to Article II if such Lender has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communication pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications. Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), and (ii) notices or other communications posted to an internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii) above, if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient.

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(c)           THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” The Agent Parties do not warrant the adequacy of the platform and expressly disclaim liability for errors or omissions in the communications effected thereby. No warranty of any kind, express, implied or statutory, including any warranty of merchantability, fitness for a particular purpose, non-infringement of third-party rights or freedom from viruses or other code defects, is made by any Agent Party in connection with any such communications or the Platform. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to any Credit Party, any Lender or any other Person or entity for damages of any kind, including direct or indirect, special, incidental or consequential damages, losses or expenses (whether in tort, contract or otherwise), arising out of any Credit Party’s or the Administrative Agent’s transmission of any notices or communications through the Platform, other than for direct or actual damages resulting from the gross negligence or willful misconduct of such Agent Party as determined by a final and nonappealable judgment of a court of competent jurisdiction.

(d)           Any party hereto may change its address or facsimile number for notices and other communications hereunder by notice to the other parties hereto (except that each Lender need not give notice of any such change to the other Lenders in their capacities as such).

10.5         Amendments, Waivers, etc. No amendment, modification, waiver or discharge or termination of, or consent to any departure by any Credit Party from, any provision of this Agreement or any other Credit Document shall be effective unless in a writing signed by the Required Lenders (or by the Administrative Agent at the direction or with the consent of the Required Lenders), and then the same shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such amendment, modification, waiver, discharge, termination or consent shall:

(a)           unless agreed to in writing by each Lender directly affected thereby, (i) reduce or forgive the principal amount of any Loan, reduce the rate of or forgive any interest thereon (provided that only the consent of the Required Lenders shall be required to waive the applicability of any post-default increase in interest rates), or reduce or forgive any fees hereunder (other than fees payable to the Administrative Agent or the Arranger for its own account), (ii) extend the final scheduled maturity date or any other scheduled date for the payment of any principal of or interest on any Loan (including any scheduled date for the mandatory reduction or termination of any Commitments, but excluding any mandatory prepayment of the Loans pursuant to Section 2.6(e) or 2.6(f) or reduction or termination of the Revolving Commitments in connection therewith), or extend the time of payment of any fees hereunder (other than fees payable to the Administrative Agent or the Arranger for its own account), or (iii) increase any Commitment of any such Lender over the amount thereof in effect or extend the maturity thereof (it being understood that a waiver of any condition precedent set forth in Section 3.2 or of any Default or Event of Default or mandatory reduction in the Commitments, if agreed to by the Required Lenders, Required Revolving Lenders or all Lenders (as may be required hereunder with respect to such waiver), shall not constitute such an increase), or (iv) reduce the percentage of the aggregate Commitments or of the aggregate unpaid principal amount of the Loans, or the number or percentage of Lenders, that shall be required for the Lenders or any of them to take or approve, or direct the Administrative Agent to take, any action hereunder or under any other Credit Document (including as set forth in the definition of “Required Lenders”);

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(b)           unless agreed to in writing by all of the Lenders, (i) release all or substantially all of the Collateral (except as may be otherwise specifically provided in this Agreement or in any other Credit Document), (ii) release any Guarantor from its obligations under the Guaranty (other than (A) as may be otherwise specifically provided in this Agreement or in any other Credit Document or (B) in connection with the sale or other disposition of all of the Capital Stock of such Guarantor in a transaction expressly permitted under or pursuant to this Agreement), (iii) change any other provision of this Agreement or any of the other Credit Documents requiring, by its terms, the consent or approval of all the Lenders for such amendment, modification, waiver, discharge, termination or consent, (iv) change or waive any provision of Section 2.13, any other provision of this Agreement or any other Credit Document requiring pro rata treatment of any Lenders in a manner that would alter the pro rata treatment required thereby, or (vi) amend this Section 10.5;

(c)           unless agreed to in writing by all of the Revolving Lenders, reduce the percentage set forth in the definition of “Required Revolving Lenders” (it being understood that no consent of any other Lender or the Administrative Agent is required);

(d)           unless agreed to in writing by the Required Revolving Lenders, amend, modify or waive any condition precedent to any Borrowing of Revolving Loans set forth in Section 3.2 (including in connection with any waiver of an existing Default or Event of Default);

(e)           unless agreed to in writing by the Swingline Lender or the Administrative Agent in addition to the Lenders required as provided hereinabove to take such action, affect the respective rights or obligations of the Swingline Lender or the Administrative Agent, as applicable, hereunder or under any of the other Credit Documents; and

(f)            unless agreed to in writing by each Rate Management Party and Cash Management Bank that would be adversely affected thereby in its capacity as such relative to the Lenders, (i) amend the definition of “Secured Obligations” in any Security Document or the definition of “Guaranteed Obligations” in the Guaranty (or any similar defined term in any other Credit Document benefiting such Rate Management Party), (ii) amend the definition of “Secured Parties” in any Security Document or “Guaranteed Parties” in the Guaranty (or any similar defined term in any other Credit Document benefiting such Rate Management Party), (iii) amend any provision regarding priority of payments in this Agreement or any other Credit Document, (iv) release all or substantially all of the Collateral (except as may be otherwise specifically provided in this Agreement or in any other Credit Document), or (v) release any Guarantor from its obligations under the Guaranty (other than (A) as may be otherwise specifically provided in this Agreement or in any other Credit Document or (B) in connection with the sale or other disposition of all of the Capital Stock of such Guarantor in a transaction expressly permitted under or pursuant to this Agreement);

and provided further that (i) if any amendment, modification, waiver or consent would adversely affect the holders of Loans of a particular Class (the “Affected Class”) relative to holders of Loans of another Class (including by way of reducing the relative proportion of any payments, prepayments or Commitment reductions to be applied for the benefit of holders of Loans of the Affected Class under Section 2.6(e) or 2.6(f)), then such amendment, modification, waiver or consent shall require the written consent of Lenders holding at least a majority of the aggregate outstanding principal amount of all Loans (and unutilized Commitments, if any) of the Affected Class, and (ii) the Fee Letter may only be amended or modified, and any rights thereunder waived, in a writing signed by the parties thereto.

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Notwithstanding the fact that the consent of all Lenders is required in certain circumstances as set forth above, each Lender is entitled to vote as such Lender sees fit on any bankruptcy reorganization plan that affects the Loans, and each Lender acknowledges that the provisions of Section 1126(c) of the Bankruptcy Code supersedes the unanimous consent provisions set forth herein. Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that (x) the Commitment of any Defaulting Lender may not be increased or extended without the consent of such Lender and (y) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms affects any Defaulting Lender more adversely than other affected Lenders shall require the consent of such Defaulting Lender and (ii) if the Administrative Agent and the Borrower shall have jointly identified (each in its sole discretion) an obvious error or omission of a technical or immaterial nature, in each case, in any provision of the Credit Documents, then the Administrative Agent and the applicable Loan Parties shall be permitted to amend such provision and such amendment shall become effective without any further action or consent of any other party to any Credit Document if the same is not objected to in writing by the Required Lenders within five Business Days following the posting of such amendment to the Lenders.

10.6         Successors and Assigns.

(a)           The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that neither the Borrower nor any other Credit Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Eligible Assignee in accordance with the provisions of Section 10.6(b), (ii) by way of participation in accordance with the provisions of Section 10.6(e) or (iii) by way of pledge or assignment of a security interest subject to the restrictions of Section 10.6(f) (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in Section 10.6(e) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)           Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans (including for purposes of this Section 10.6(b), participations in Letters of Credit and in Swingline Loans) at the time owing to it); provided that any such assignment shall be subject to the following conditions:

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(i)          (A) in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and/or the Loans at the time owing to it or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned, or (B) in any case not described in clause (A) above, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the applicable Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date) shall not be less than (x) $5,000,000, in the case of any assignment in respect of a Revolving Commitment (which for this purpose includes Revolving Loans outstanding), (y) the entire Swingline Commitment and the full amount of the outstanding Swingline Loans, in the case of Swingline Loans, or (z) $1,000,000, in the case of any assignment in respect of a Commitment for Term Loans (which for this purpose includes Term Loans outstanding), in any case, treating contemporaneous assignments related Approved Funds under common management as one assignment for purposes of the minimum amounts, unless each of the Administrative Agent and, so long as no Default or Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed);

(ii)         each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loan or the Commitment assigned, except that this Section 10.6(b)(ii) shall not (A) apply to rights in respect of Swingline Loans or (B) prohibit any Lender from assigning all or a portion of its rights and obligations among separate Classes of Loans and/or Commitments on a non-pro rata basis;

(iii)        no consent shall be required for any assignment except to the extent required by clause (B) of Section 10.6(b)(i) and, in addition:

(A)         the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments in respect of (y) a Revolving Commitment if such assignment is to a Person that is not a Revolving Lender, an Affiliate of such Lender or an Approved Fund with respect to such Lender or (z) Term Loans to a Person who is not a Lender, an Affiliate of a Lender or an Approved Fund; and

(B)         the consent of the Swingline Lender (such consent not to be unreasonably withheld or delayed) shall be required for any assignment in respect of a Revolving Commitment;

(iv)        the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500 for each assignment and the assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire; provided that in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no such fee shall be required;

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(v)         no such assignment shall be made to (A) the Parent, the Borrower or any of their respective Affiliates or Subsidiaries or (B) to any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute a Defaulting Lender or Subsidiary thereof; and

(vi)        no such assignment shall be made to a natural Person (or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural Person).

Subject to acceptance and recording thereof by the Administrative Agent pursuant to Section 10.6(c), from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 2.14(a), 2.14(b), 2.15, 2.16 and 10.1 with respect to facts and circumstances occurring prior to the effective date of such assignment; provided that, except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from such Lender’s having been a Defaulting Lender. If requested by or on behalf of the assignee, the Borrower, at its own expense, will execute and deliver to the Administrative Agent a new Note or Notes to the order of the assignee (and, if the assigning Lender has retained any portion of its rights and obligations hereunder, to the order of the assigning Lender), prepared in accordance with the applicable provisions of Section 2.4 as necessary to reflect, after giving effect to the assignment, the Commitments and/or outstanding Loans, as the case may be, of the assignee and (to the extent of any retained interests) the assigning Lender, in substantially the form of Exhibits A-1, A-2, A-3 and/or A-4, as applicable. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 10.6(b) shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 10.6(e).

(c)           In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent or any Lender hereunder (and interest accrued thereon), and (y) acquire (and fund as appropriate) its full pro rata share of all Loans and participations in Letters of Credit and Swingline Loans in accordance with its Credit Exposure. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable Law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

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(d)           The Administrative Agent, acting solely for this purpose as a non-fiduciary agent of the Borrower, shall maintain at its address for notices referred to in Schedule 1.1(a) a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts (and stated interest) of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement. In addition, the Administrative Agent shall maintain on the Register information regarding the designation, revocation of designation, of any Lender as a Defaulting Lender. The Register shall be available for inspection by the Borrower at any reasonable time and from time to time upon reasonable prior notice. In addition, at any time that a request for a consent for a material or substantive change to the Credit Documents is pending, any Lender wishing to consult with other Lenders in connection therewith may request and receive from the Administrative Agent a copy of the Register.

(e)           Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural Person, or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural Person, or the Borrower or any of the Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitments and/or the Loans (including such Lender’s participations in Letters of Credit and Swingline Loans) owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent, the Lenders and the Swingline Lender shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in Section 10.5(a) and clause (i) of Section 10.5(b) that affects such Participant. The Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.14(a), 2.14(b), 2.15 and 2.16 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 10.6(b); provided that such Participant (A) agrees to be subject to the provisions of Section 2.17 as if it were an assignee under Section 10.6(b) and (B) shall not be entitled to receive any greater payment under Section 2.14 or 2.15, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation. Each Lender that sells a participation agrees, at the Borrower’s request and expense, to use reasonable efforts to cooperate with the Borrower to effectuate the provisions of Section 2.17 with respect to any Participant. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 8.3 as though it were a Lender; provided that such Participant agrees to be subject to Section 2.13(b) as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other Obligations under the Credit Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Loans or its other obligations under any Credit Document) to any Person except to the extent that such disclosure is necessary to establish such Commitment, Loan or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

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(f)           Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Notes, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(g)           The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act or any state laws based on the Uniform Electronic Transactions Act.

(h)           Any Lender or participant may, in connection with any assignment, participation, pledge or proposed assignment, participation or pledge pursuant to this Section 10.6, disclose to the assignee, Participant or pledgee or proposed assignee, Participant or pledgee any information relating to the Company Parties furnished to it by or on behalf of any other party hereto; provided that such assignee, Participant or pledgee or proposed assignee, Participant or pledgee agrees in writing to keep such information confidential to the same extent required of the Lenders under Section 10.11.

10.7         No Waiver. The rights and remedies of the Administrative Agent and the Lenders expressly set forth in this Agreement and the other Credit Documents are cumulative and in addition to, and not exclusive of, all other rights and remedies available at law, in equity or otherwise. No failure or delay on the part of the Administrative Agent or any Lender in exercising any right, power or privilege shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or privilege preclude other or further exercise thereof or the exercise of any other right, power or privilege or be construed to be a waiver of any Default or Event of Default. No course of dealing between any Credit Party, the Administrative Agent or the Lenders or their agents or employees shall be effective to amend, modify or discharge any provision of this Agreement or any other Credit Document or to constitute a waiver of any Default or Event of Default. No notice to or demand upon any Credit Party in any case shall entitle any Credit Party to any other or further notice or demand in similar or other circumstances or constitute a waiver of the right of the Administrative Agent or any Lender to exercise any right or remedy or take any other or further action in any circumstances without notice or demand.

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10.8         Survival. All covenants, agreements, representations and warranties made by or on behalf of the Borrower or any other Company Party in this Agreement and in the other Credit Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Credit Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the making of any Loans, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default or Event of Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid and so long as the Commitments have not expired or terminated. In addition, notwithstanding anything herein or under applicable law to the contrary, the provisions of this Agreement and the other Credit Documents relating to indemnification or payment of costs and expenses, including the provisions of Sections 2.14(a), 2.14(b), 2.15, 2.16 and 10.1, shall survive the payment in full of all Loans and Letters of Credit, the termination of the Commitments and all Letters of Credit, and any termination of this Agreement or any of the other Credit Documents.

10.9         Severability. To the extent any provision of this Agreement is prohibited by or invalid under the applicable law of any jurisdiction, such provision shall be ineffective only to the extent of such prohibition or invalidity and only in such jurisdiction, without prohibiting or invalidating such provision in any other jurisdiction or the remaining provisions of this Agreement in any jurisdiction. Without limiting the foregoing provisions of this Section 10.9, if and to the extent that the enforceability of any provisions in this Agreement relating to Defaulting Lenders shall be limited by Debtor Relief Laws, as determined in good faith by the Administrative Agent or the Swingline Lender, as applicable, then such provisions shall be deemed to be in effect only to the extent not so limited.

10.10       Construction. The headings of the various articles, sections and subsections of this Agreement and the table of contents have been inserted for convenience only and shall not in any way affect the meaning or construction of any of the provisions hereof. Except as otherwise expressly provided herein and in the other Credit Documents, in the event of any inconsistency or conflict between any provision of this Agreement and any provision of any of the other Credit Documents, the provision of this Agreement shall control. Any Rate Management Agreement between the Borrower and any Rate Management Party is an independent agreement governed by the writing provisions of such Rate Management Agreement, which shall remain in full force and effect, unaffected by any repayment, prepayment, acceleration, reduction, increase or change in the terms applicable to the Loans under this Agreement, except as otherwise expressly provided in such Rate Management Agreement, and any payoff statement from the Administrative Agent relating to this Agreement shall not apply to such Rate Management Agreement except as expressly provided therein. Any Cash Management Agreement between the Borrower and any Cash Management Bank is an independent agreement governed by the written provisions of such Cash Management Agreement, which shall remain in full force and effect, unaffected by any repayment, prepayment, acceleration, reduction, increase or change in the terms applicable to the Loans under this Agreement, except as otherwise expressly provided in such Cash Management Agreement, and any payoff statement from the Administrative Agent relating to this Agreement shall not apply to such Cash Management Agreement except as expressly provided therein.

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10.11       Confidentiality. Each of the Administrative Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its Related Parties (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential); (b) to the extent required or requested by any regulatory authority purporting to have jurisdiction over such Person or its Related Parties (including any self-regulatory authority, such as the National Association of Insurance Commissioners); (c) to the extent required by applicable Requirements of Law or by any subpoena or similar legal process; (d) to any other party hereto; (e) in connection with the exercise of any remedies hereunder or under any other Credit Document or any Rate Management Agreement or any Cash Management Agreement or any action or proceeding relating to this Agreement or any other Credit Document or any Rate Management Agreement or any Cash Management Agreement or the enforcement of rights hereunder or thereunder; (f) subject to an agreement containing provisions substantially the same as those of this Section 10.11, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights and obligations under this Agreement or (ii) any actual or prospective party (or its Related Parties) to any swap, derivative or other transaction under which payments are to be made by reference to the Borrower and its obligations, this Agreement or payments hereunder, (g) on a confidential basis, to (i) any rating agency in connection with the Borrower or its Subsidiaries or the facilities created hereunder or (ii) the CUSIP Service Bureau or any similar agency in connection with the issuance monitoring of CUSIP numbers with respect to the facilities created hereunder; (i) with the consent of the Borrower; or (j) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section 10.11 or (y) becomes available to the Administrative Agent, any Lender or any of their respective Affiliates on a nonconfidential basis from a source other than the Borrower.

For purposes of this Section 10.11, “Information” means all information received from the Company Parties relating to any Company Party or any of their respective businesses, other than any such information that is available to the Administrative Agent or any Lender on a nonconfidential basis prior to disclosure by any Company Party ; provided that, in the case of information received from any Company Party after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section 10.11 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

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10.12       Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Credit Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof (except for the Fee Letter). Except as provided in Section 3.1, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or in electronic format (e.g., “pdf” or “tif” file format) shall be effective as delivery of a manually executed counterpart of this Agreement.

10.13       Disclosure of Information. The Borrower agrees and consents to the Administrative Agent’s and the Arranger’s disclosure of information relating to this transaction to Gold Sheets and other similar bank trade publications. Such information will consist of deal terms and other information customarily found in such publications.

10.14       USA Patriot Act Notice. Each Lender that is subject to the PATRIOT Act and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the PATRIOT Act, it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender or the Administrative Agent, as applicable, to identify the Borrower in accordance with the PATRIOT Act.

10.15       Termination of Obligations of the Parent or Intermediate Holdco. Notwithstanding any other provisions of this Agreement or any Credit Document, provided that no Event of Default has occurred and is continuing, all obligations of the non-surviving Person in the Parent Roll Up shall automatically terminate and such non-surviving Person shall be released from its obligations under the Guaranty on the date of the Parent Roll Up. From and after such date, (i) the non-surviving Person in any Parent Roll Up shall have no further obligations as Guarantor, Credit Party, Company Party or the Parent or Intermediate Holdco, as the case may be, under this Agreement or any Credit Document, (ii) the Surviving Parent shall be obligated as a Guarantor and shall have granted to the Administrative Agent, for the benefit of the Lenders, a lien on and security interest in 100% of the outstanding Capital Stock of the Borrower and (iii) each reference herein or in any other Credit Document to the “Parent” or “Intermediate Holdco” shall be a reference to the Surviving Parent.

10.16       Closing Date. Each party hereto acknowledges and agrees, on behalf of itself and its Subsidiaries and Affiliates, that (i) this Agreement and each other Credit Document dated as of July 11, 2016, shall not be effective prior to July 12, 2016, and (ii) each reference to “the date hereof” or words of similar import in any such agreement shall refer to the Closing Date.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized officers as of the date first above written.

GREC ENTITY HOLDCO LLC

By:	/s/ Richard Butt
Name:	Richard Butt
Title:	Chief Financial Officer

GREENBACKER RENEWABLE ENERGY CORPORATION

By:	/s/ Richard Butt
Name:	Richard Butt
Title:	Chief Financial Officer

GREENBACKER RENEWABLE ENERGY COMPANY LLC

By:	/s/ Richard Butt
Name:	Richard Butt
Title:	Chief Financial Officer

(signatures continued)

Greenbacker Credit Agreement

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FIFTH THIRD BANK, as Administrative Agent and a Lender

By:	/s/ Eric Cohen
Name:	Eric Cohen
Title:	Assistant Vice President

Greenbacker Credit Agreement

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